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                                                     FILED PURSUANT TO 424(b)(3)
                                                      REGISTRATION NO. 333-67911

PROSPECTUS

                        UNITED WISCONSIN SERVICES, INC.

              DIVIDEND REINVESTMENT AND DIRECT STOCK PURCHASE PLAN
                         800,000 SHARES OF COMMON STOCK

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    The Dividend Reinvestment and Direct Stock Purchase Plan (the "Plan") of
United Wisconsin Services, Inc. (the "Company") provides you with a convenient and economical way of purchasing additional shares of Common Stock of the Company through the automatic reinvestment of cash dividends and/or through optional cash payments. Any record owner or beneficial owner (as those terms are defined in the Plan) of shares of Common Stock is eligible to participate. If you participate in the Plan, you will pay no brokerage commissions or other expenses in connection with the purchase of shares of Common Stock under the Plan.

    You may participate in the following ways:

    - You may reinvest automatically your cash dividends and invest additional amounts by making cash payments of at least $100 per calendar quarter, or

    - You may reinvest automatically a portion of your cash dividends while continuing to receive the remainder and invest limited additional amounts by making cash payments of at least $100 per calendar quarter, or

    - You may invest by making optional cash payments of at least $100 per calendar quarter, or

    - If you are not a record owner or beneficial owner you may become a full participant in the Plan through the Plan's direct stock purchase feature by making a cash payment of at least $100.

    Shares purchased will generally be issued by the Company, either through original issuance or out of treasury shares held by the Company. However, the Company may also purchase shares for the Plan on the open market. The purchase price of shares of Common Stock purchased from the Company will equal the average of the high and low sale prices for the Common Stock on the Reinvestment Date (as defined in the Plan).

    If you do not wish to participate in the Plan, you will receive cash dividends, as declared, in the usual manner.

    The outstanding shares of Common Stock are, and the additional shares offered hereby will be, listed on the New York Stock Exchange under the symbol "UWZ."

    The Company will receive all of the net proceeds from the sale of the Common Stock purchased from the Company and none of the proceeds from the sale of Common Stock purchased in the open market.

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    Neither the Securities and Exchange Commission nor any state securities regulators has determined if this prospectus is adequate or accurate. Any representation to the contrary is a criminal offense.

                            ------------------------

    You should rely only on the information contained in this document or other document to which we have referred you. We have not authorized anyone to provide you with information that is different.

    YOU SHOULD CONSIDER CAREFULLY THE FACTORS UNDER THE CAPTION "RISK FACTORS" PRIOR TO MAKING ANY INVESTMENT IN COMMON STOCK.

                The date of this Prospectus is August 31, 1999.
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                                    GENERAL

    On September 11, 1998, the corporation formerly known as "United Wisconsin Services, Inc." ("Old UWS" or "AMSG") transferred its managed care and specialty products business to the Company which was renamed "United Wisconsin Services, Inc." on that date (the "Distribution"). Simultaneously, Old UWS was renamed "American Medical Security Group, Inc."

                           FORWARD LOOKING STATEMENTS

    This Prospectus contains certain forward looking statements with respect to the financial condition, results of operation and business of the Company. Such forward looking statements are subject to inherent risks and uncertainties that may cause actual results or events to differ materially from those contemplated by such forward looking statements. Forward-looking statements may include, but are not limited to, projections of revenues, income or losses, capital expenditures, plans for future operations, financing needs or plans, compliance with financial covenants in loan agreements, plans relating to products or services of the Company, assessments of materiality, predictions of future events, the ability to obtain additional financing, the Company's ability to meet obligations as they become due, as well as assumptions relating to the foregoing. In addition, when used in this discussion, the words "anticipates," "believes," "estimates," "expects," "intends," "plans" and similar expressions are intended to identify forward-looking statements. Factors that may cause actual results to differ materially from those contemplated by such forward looking statements include, among others, rising health care costs, economic and business conditions and competition in the managed care industry, terms of provider contracts, capital requirements, resolution of Year 2000 issues, administrative costs, retention of key employees, development of claims reserves, developments in health care reform and other regulatory issues.

                                  RISK FACTORS

    You should carefully consider and evaluate all of the following factors, before you decide to purchase shares of Common Stock under the Plan.

OPERATING HISTORY AND FUTURE PROSPECTS

    The Company does not have an operating history as an independent public company, but now owns and conducts the operations of the managed care companies and the management business of Old UWS. On an historical basis, in each of the three years ended December 31, 1998, the Company's businesses were profitable. There can be no assurance, however, that the Company's operations will be profitable in 1999 or future years. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

LIMITED RELEVANCE OF HISTORICAL COMBINED FINANCIAL INFORMATION OF THE COMPANY

    The historical combined financial information may not necessarily reflect the results of operations, financial position and cash flows of the Company in the future or the results of operations, financial position and cash flows had the Company operated as an independent company during the periods presented. The combined financial information included herein does not reflect any changes that may occur in the funding or operations of the Company as a result of the Distribution.

HEALTH CARE COSTS AND HEALTH CARE INDUSTRY

    The Company's profitability will depend in part on accurately predicting health care costs and controlling future health care costs. Changes in factors affecting health care costs may adversely affect the Company's financial condition or results of operations.

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    A large portion of the revenue received by the Company is, in turn, spent by the Company to pay the costs of health care services or supplies delivered to its members. The total health care costs incurred by the Company are affected by the number and scope of individual services rendered and the cost of each service. Much of the Company's premium revenue is agreed to before the actual delivery of services, usually on a prospective annual basis. While the Company attempts to base the premiums it charges at least in part on its estimate of expected health care costs over the fixed premium period, competition, regulations and other circumstances may limit the Company's ability to fully base premiums on estimated costs. In addition, actual health care costs may exceed the estimated costs.

    In addition to the challenge of controlling health care costs, the Company faces competitive pressure to contain premium prices. While managed health plans compete on the basis of many factors, the Company expects that price will continue to be a significant basis of competition. Fiscal concerns regarding the continued viability of programs such as Medicare and Medicaid may cause decreasing reimbursement rates for government-sponsored programs. The Company's financial condition or results of operations would be adversely affected by significant premium decreases by any of its major competitors or by any limitation on the Company's ability to increase or maintain its premium levels.

    The Company, like HMOs and health insurers generally, excludes certain health care services from coverage under its managed care benefit plans. In the ordinary course of business, the Company is subject to the claims of its members from decisions to restrict reimbursement for certain treatments. The loss of even one such claim, if it were to result in a significant punitive damage award, could have a material adverse effect on the Company's financial condition or results of operations.

    The managed care industry is labor intensive, and its profit margin is low. Hence, it is especially sensitive to inflation. Health care industry costs have been rising annually at rates higher than the Consumer Price Index. Increases in medical expenses without corresponding increases in premiums could have a material adverse effect on the Company.

    Competitive price pressures in the group health insurance industry, which generally result from the entry and exit of health care companies in the marketplace, historically have resulted in pricing and profitability cycles. These cyclical patterns could adversely affect the Company in the future.

DEPENDENCE UPON HEALTH CARE PROVIDERS AND EMPLOYER GROUPS

    The Company regularly contracts with physicians, hospitals and other providers to manage health care costs. In any particular market, providers could refuse to contract with the Company, demand higher payments or take other actions which could result in higher health care costs or less desirable products for customers and members.

    In some markets, certain providers, particularly hospitals, physician/hospital organizations or multi-specialty physician groups, have significant market positions or even monopolies. Many of these providers may compete directly with the Company which could affect the Company's profitability.

    The Company's contracts with its health care providers and employer groups are renewable periodically. The Company's profitability and ability to expand will be dependent upon its ability to continue to contract with these parties on favorable terms. Five medical groups and hospitals accounted for approximately 36% of claims and capitation expenses as of December 31, 1998.

    The Company's managed care business is dependent upon its ability to obtain and maintain group benefit agreements with employer groups. The managed care companies had contractual relationships with in excess of 2,800 groups for medical coverage, 10 of which accounted for approximately 45% of the managed care companies' total earned premiums as of December 31, 1998.

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PROVIDER ARRANGEMENTS

    Approximately 34% of the Company's total earned premiums through the six month period ended June 30, 1999, and in 1998 were attributable to the business sold through the Company's wholly owned subsidiaries, Valley Health Plan, Inc. ("Valley") and Unity Health Plans Insurance Corporation ("Unity"). Valley's and Unity's results for the six month period ended June 30, 1999 were a loss of $0.3 million and net income of $0.3 million, respectively. This compares to results for 1998 of $0.7 million and $1.4 million, respectively. The Company's provider arrangement relating to Valley was renewed through January 1, 2000, and can be renewed for up to an additional three-year term, and the Company's provider arrangement relating to Unity terminates on November 1, 2004. The continued success of Valley and Unity will depend to a significant degree on the mutuality of interest between the Company and its provider partners. The termination or a material modification of the Company's current provider relationships or changes in the business of its provider arrangements could adversely affect the Company's profitability.

    One of the Company's providers, Midelfort Clinic, Ltd. ("Midelfort"), has an option to purchase Valley on December 31, 1999 for Valley's net equity plus $400,000. If Midelfort exercises this repurchase option, the Company would thereafter have no ongoing interest in Valley, and would lose all of the earned premiums associated with Valley. One of the Company's providers, Community Health Systems, LLC ("CHS"), has the right to repurchase a portion of the Unity business and the Unity legal entity for its book value on either February 1, 2000 or November 1, 2004. If CHS exercises this repurchase option, the Company will need to transfer the remaining Unity business to one of its other managed care companies. The other major provider partner, University Health Care, Inc. ("UHC"), has the option to repurchase the remainder of the Unity business for its book value plus $500,000 on either February 1, 2000 or November 1, 2004. Any exercise of either or both of these repurchase options relating to Unity would result in the Company losing the premium revenues attributable to that business. In addition, the exercise of any of these repurchase options would be deemed a taxable event to the Company.

PHARMACEUTICAL COSTS

    The costs of pharmaceutical products and services generally are increasing faster than the costs of other medical products and services. Thus, the Company's managed care operations face ever higher pharmaceutical expenses. The Company tries to keep pharmaceutical costs low, but may be unable to do so in the face of rapidly rising prices. Also, statutory and regulatory changes may significantly alter the Company's ability to manage pharmaceutical costs.

GOVERNMENT PROGRAMS AND REGULATION

    The Company's business is subject to extensive federal and state laws and regulations which change frequently. These laws and rules are intended primarily to protect policyholders rather than investors. Although such regulations have not significantly impeded the growth of the Company's business to date, there can be no assurance that the Company will be able to continue to obtain or maintain required governmental approvals or licenses or that regulatory changes will not have a material adverse effect on the Company's business. Delays in obtaining or failure to obtain or maintain such approvals could adversely affect the Company's revenue or the number of its members or could increase costs.

    A portion of the Company's revenues relate to federal, state and local government health care coverage programs, such as the Medicaid program. Such contracts carry certain risks such as higher comparative medical costs, government regulatory and reporting requirements, the possibility of reduced or insufficient government reimbursement in the future, and higher marketing and advertising costs per member as the result of marketing to individuals as opposed to groups. Changes to such government programs in the future may also affect the Company's willingness to participate in such programs.

    Statutory capital and surplus requirements vary based upon the types of risks underwritten and the nature of the provider contracts. The premiums written by HMOs and insurance companies are limited by

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the amount of their statutory capital and surplus requirements. Statutory capital and surplus requirements for workers' compensation coverage are greater than those for the Company's other businesses. In addition, risk-based capital formulas, which are currently in effect or may be adopted, affect the Company's statutory capital and surplus requirements. In order to maintain its recent rate of growth in premium revenue, the Company may have to obtain additional statutory capital or utilize reinsurance agreements to cede a greater percentage of premium revenue.

HEALTH CARE REFORM LAWS

    In recent years, both the Clinton Administration and several members of Congress and various state legislators and state regulators have proposed numerous other health care reform measures. The Company is unable to predict when or whether any of these proposals will be enacted or what impact they could have on the Company.

COMPETITION

    The Company competes with a number of other entities in its geographic and product markets. Certain of the Company's customers may decide to perform themselves functions or services currently provided by the Company, which could decrease the Company's revenues. Certain of the Company's providers could decide to market products and services to the Company customers in competition with the Company. In addition, significant merger and acquisition activity has occurred in the industry in which the Company operates as well as in industries which act as suppliers to the Company. This activity may create stronger competitors and/or result in higher health care costs. To the extent that there is strong competition or that competition intensifies in any market, the Company's ability to retain or increase customers, its revenue growth, its pricing flexibility, its control over medical cost trends and its marketing expenses could be adversely affected.

    The Company faces competition from other regional and national managed health care companies, including Humana, Inc. and United HealthCare Corp. in Southeastern Wisconsin, and Dean Health Plan, Inc. in the Madison, Wisconsin area, many of which have significantly greater financial and other resources than the Company. If competition were to further increase in any of its markets, the Company's financial condition or results of operations could be materially adversely affected.

ADMINISTRATION AND MANAGEMENT

    The level of administrative expenses affects the Company's profitability. While the Company attempts to effectively manage such expenses, increases in administrative expenses may occur from time to time. Expense increases are not clearly predictable and could adversely affect the Company's profitability.

    The future success of the Company is dependent on a number of key management employees. Competition for highly skilled people with extensive experience in the health care industry is intense. The Company will be dependent on the continued services and management experience of its executive officers and other personnel. The Company does not have key man life insurance covering any of its executive officers, nor does it have employment agreements with any of its executive officers.

CONTROL BY CERTAIN SHAREHOLDERS; EFFECTS OF BLUE CROSS & BLUE SHIELD UNITED OF
  WISCONSIN'S INTENDED PURCHASES; DEFENSIVE MEASURES; POTENTIAL CONFLICTS OF INTEREST

    Blue Cross & Blue Shield United of Wisconsin ("BCBSUW") and executive officers and directors of the Company own approximately 46% of the outstanding shares of Common Stock and thus have significant influence over all matters requiring a shareholder vote. This limits the ability of a third party to acquire control of the Company and could adversely affect the market price of the shares of Common Stock.

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    The Company's Articles of Incorporation ("Articles of Incorporation") and
By-Laws ("By-Laws") and certain sections of the Wisconsin Business Corporation Law ("WBCL") may be deemed to have an anti-takeover effect and may discourage takeover attempts not first approved by the Board of Directors (including takeovers which some shareholders may deem to be in their best interests). These provisions could delay or frustrate the removal of incumbent directors or the assumption of control by an acquiror. These provisions also could discourage or make more difficult a merger, tender offer or proxy contest. These provisions include, among other things, a classified Board of Directors serving staggered three-year terms and provisions in the WBCL which may discourage certain types of transactions involving a change in control of the Company.

    The Company and certain of its subsidiaries and BCBSUW have entered into service agreements (the "Service Agreements") that provide for certain services, including sales and marketing, computerized data processing, legal, investment, actuarial and other management services. Under the Service Agreements, the company receiving a service pays the company providing the service an amount which the Company and BCBSUW believe approximates cost. The Company and certain of its subsidiaries also have entered into reinsurance agreements with BCBSUW in the past, and may do so in the future, on terms that are believed to be reasonable at the time. Pursuant to Wisconsin statutory and regulatory requirements, these reinsurance agreements and the Service Agreements are required to be filed with the Wisconsin Office of the Commissioner of Insurance ("OCI") for its review to determine whether the "transactions are fair and reasonable." In addition, BCBSUW's sales force markets and sells some of the Company's products. Also, certain of the Company's products may compete with managed health care products offered by BCBSUW in Wisconsin. Three of the nine directors of the Company also are directors of BCBSUW.

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                                    THE PLAN

    The following questions and answers constitute a summary of the Plan.

PURPOSE

1. WHAT IS THE PURPOSE OF THE PLAN?

    The purpose of the Plan is to provide interested investors, Record Owners and Beneficial Owners with a convenient means of investing in the Company through new investments in Common Stock and through the regular reinvestment of cash dividends paid on Common Stock. Shares of the Common Stock for the Plan may be purchased, in the discretion of the Company, either directly from the Company through the reinvestment agent (the "Reinvestment Agent") and/or in the open market. See question 4 for a definition of "Record Owner" and "Beneficial Owner."

    If shares are purchased from the Company, the proceeds from such purchases will be received by the Company and will be used from time to time for general corporate purposes.

ADVANTAGES

2. WHAT ARE SOME OF THE ADVANTAGES OF THE PLAN?

    Participants in the Plan may elect to have all or a designated portion of cash dividends on their shares of Common Stock automatically reinvested and/or build their ownership in the Company through additional cash investment of not less than $100 per calendar quarter and not more than $100,000 in any calendar year. (See Question 4 for information on who is eligible to participate.)

    Participants in the Plan will pay the Market Price (as defined in Question
15) for shares whether reinvesting all or a designated portion of their cash dividends or purchasing additional shares through the cash investment option available under the Plan.

    All service charges and brokerage commissions, if any, in connection with purchases under the Plan will be paid by the Company.

ADMINISTRATION

3. WHO ADMINISTERS THE PLAN FOR PARTICIPANTS?

    The Reinvestment Agent administers the Plan for Participants. The present Reinvestment Agent is Firstar Bank Milwaukee, N.A. ("Firstar").

    The Reinvestment Agent maintains a continuing record of all Participants' Noncertificated Share Accounts, sends statements of account to each Participant, and performs other duties relating to the Plan. The Reinvestment Agent will hold for safekeeping the certificates for shares purchased for each Participant under the Plan until termination of the shareholder's participation in the Plan, or until a written request is received from the Participant for withdrawal of the shares.

    Should Firstar cease to act as the Reinvestment Agent under the Plan, the Company may perform these administrative duties itself or may designate another agent. In such event, all references herein to Firstar or the Registration Agent shall be deemed to be references to the Company or such other agent as the Company may designate.

    Participants can contact the Reinvestment Agent either by telephone at (800) 637-7549 or by mail addressed to:

                       Firstar Bank Milwaukee, N.A.

                       1555 N. RiverCenter Drive, Suite 301

                       Milwaukee, Wisconsin 53212

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PARTICIPATION

4. WHO IS ELIGIBLE TO PARTICIPATE IN THE PLAN?

    All Record Owners and Beneficial Owners of the Common Stock are eligible to participate in all features of the Plan. A Beneficial Owner is a shareholder who beneficially owns shares of Common Stock that are registered in a name other than his or her own name (e.g., the shares are held in the name of a broker, bank or other nominee). A Record Owner is a shareholder who owns shares of Common Stock registered in his or her own name. Record Owners and Beneficial Owners may make optional cash payments whether or not they also have elected to reinvest dividends on Common Stock registered in their names.

    You must be a Record Owner or Beneficial Owner to participate in the dividend reinvestment feature of the Plan, and only shares of Common Stock of which you are the Record Owner or Beneficial Owner may have their dividends reinvested pursuant to the Plan.

    The Company may refuse participation in the Plan in its entirety, or participation through any particular option under the Plan, to shareholders residing in states whose securities laws do not exempt from registration shares offered pursuant to the Plan, or pursuant to any particular participation option under the Plan.

5. HOW DOES AN ELIGIBLE SHAREHOLDER OR INVESTOR PARTICIPATE?

    In order to participate in the Plan, a Record Owner must properly complete an authorization card furnished by the Reinvestment Agent (the "Authorization Card") and return it to the Reinvestment Agent. An Authorization Card may be obtained at any time by any shareholder by written or oral request to the Reinvestment Agent (see Question 3). Telephone requests or general inquiries may also be made by calling the Reinvestment Agent at (800) 637-7549 (see Question
3).

    Beneficial Owners who wish to participate in the Plan must instruct their broker, bank or other nominee to complete and sign the Authorization Card and return it to the Plan Administrator. See Question 7 for a discussion of the Broker and Nominee Form (the "B&N Form") which is required to be used for optional cash payments of a Beneficial Owner whose broker, bank or other nominee holds the Beneficial Owner's shares in the name of a securities depository. See also Question 12.

    An Authorization Card will be mailed to all new Record Owners of Common Stock by the Reinvestment Agent. Authorization Cards may also be obtained at any time by written request to the Reinvestment Agent.

    Shareholders who do not wish to participate in the Plan will receive cash dividends, as declared, in the usual manner.

    If a shareholder returns a properly executed Authorization Card to the Reinvestment Agent without electing an investment option, such Authorization Card will be deemed to indicate the intention of such shareholder to apply all cash dividends, together with any optional cash payments, toward the purchase of additional shares of Common Stock.

    If a Participant's shares are registered in more than one name or in a representative capacity (i.e., joint tenants, trustees, etc.), all registered holders must sign the Authorization Card exactly as their names appear on the Company's stock transfer records.

    Persons who received shares of Common Stock pursuant to the Distribution are already enrolled in the Plan and are deemed Participants. Unless such a Participant notifies the Reinvestment Agent by returning a properly executed Authorization Card electing an investment option, all cash dividends, together with any optional cash payments, will be applied toward the purchase of additional shares of Common Stock.

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6. WHAT DOES THE AUTHORIZATION CARD PROVIDE?

    The Authorization Card provides for the purchase by any entity, whether or not a record holder of Common Stock, of additional shares of Common Stock through the following investment options offered under the Plan:

    - Full Dividend Reinvestment--Record Owners may reinvest cash dividends on all shares owned by the Participant. Optional cash payments of not less than $100 may also be made quarterly.

    - Partial Dividend Reinvestment--Record Owners may reinvest cash distributions on less than all of the shares owned by the Participant and continue to receive cash dividends on the other shares. Optional cash payments of not less than $100 may also be made quarterly.

    - Optional Payments Only--Record Owners may invest by making optional cash payments of not less than $100 per calendar quarter.

    - Initial Direct Purchase--Investors who are not currently Record Owners may participate in the Plan by making a cash payment of not less than $100 to the Plan.

    Cash dividends on shares credited to the Participant's Noncertificated Share Account under the Plan are automatically reinvested to purchase additional shares. See Questions 18-20 for a discussion of Noncertificated Share Accounts.

7. WHAT DOES THE B & N FORM PROVIDE?

    The B&N Form must be submitted for optional cash payments of a Beneficial Owner whose broker, bank or other nominee holds the Beneficial Owner's shares in the name of a registered security depository. A B&N Form must be delivered to the Plan Administrator each time that such broker, bank or other nominee transmits optional cash payments on behalf of a Beneficial Owner. B&N Forms will be furnished at any time upon request to the Reinvestment Agent (see Question
3).

    Prior to submitting the B&N Form, the broker, bank or other nominee for a Beneficial Owner must have established participation in the Plan by means of a duly completed and executed Authorization card on behalf of the Beneficial Owner (see Questions 5 and 6).

    The Reinvestment Agent will make purchases for the Plan once a month on the first business day of each month (the "Investment Date"). Accordingly, the B&N Form and appropriate instructions must be received by the Reinvestment Agent no later than the 25th day of the preceding month or the optional cash payment will not be invested until the following Investment Date.

8. IS PARTIAL PARTICIPATION POSSIBLE UNDER THE PLAN?

    Yes, a Participant who desires the dividends on only some certificated shares to be reinvested under the Plan may indicate such number of shares on the Authorization Card. Cash dividends will continue to be made on the remaining shares.

9. MAY A PARTICIPANT CHANGE HIS/HER METHOD OF PARTICIPATION IN THE PLAN AFTER ENROLLMENT?

    Yes, by submitting a revised Authorization Card or sending a written request signed by all registered owners to the Reinvestment Agent at the address specified in Question 3. A change in dividend reinvestment will be effective with the next Dividend Payment Date (as defined in Question 10), if the request for change is received at least two weeks before that date.

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10. WHEN MAY A SHAREHOLDER OR INVESTOR JOIN THE PLAN?

    If an Authorization Card specifying a dividend reinvestment feature is properly completed and received by the Reinvestment Agent at least two weeks before the record date established for the payment of a particular dividend, reinvestment of dividends will commence with that dividend payment.

    If an Authorization Card is received from a shareholder after the record date established for a particular dividend, the reinvestment of such dividends will begin on the dividend payment date following the next record date if such shareholder is still a holder of record.

    Dividend payment dates are anticipated to be in December each year (the "Dividend Payment Date").

    Record Owners and Beneficial Owners wishing to make additional optional cash payments through the Plan or investors not owning shares but wishing to make an initial direct purchase through the Plan may do so at any time.

INITIAL DIRECT PURCHASE AND OPTIONAL CASH PAYMENTS

11. WHO IS ELIGIBLE TO MAKE OPTIONAL CASH PAYMENTS?

    Record Owners who have executed an Authorization Card, and Beneficial Owners who have executed an Authorization Card and a B&N Form, are eligible to make optional cash payments of not less than $100 in the aggregate for any quarter (noncumulative from quarter to quarter). The first contribution in any quarter must equal or exceed $100. The maximum aggregate amount of optional cash payments under the Plan may not exceed $100,000 in any calendar year.

12. HOW ARE INITIAL DIRECT PURCHASE AND OPTIONAL CASH PAYMENTS MADE?

    A new Participant may make an initial cash payment when enrolling in the Plan by sending the Reinvestment Agent a check or money order, payable to Firstar Bank Milwaukee, N.A., for not less than $100, with a completed Authorization Card.

    Once a Participant has enrolled in the Plan and the initial investment is made, whether of dividends or through an initial direct purchase through the Plan, a Participant will have the ability to make optional cash payments. Any check or money order for an optional cash payment must be made to Firstar Bank Milwaukee, N.A. and should be accompanied by a properly completed Authorization Card. Checks and cards should be mailed to Firstar Bank Milwaukee, N.A. (see Question 3 for address), Attention: Dividend Reinvestment. Beneficial Owners whose broker, bank or other nominee holds the shares of the Beneficial Owner in a registered securities depository must make their optional cash payments through the use of the B&N Form rather than through the use of an Authorization Card.

    Initial direct purchases and subsequent optional cash payments must be in United States dollars, payable at a United States bank, and may not be less than $100 for initial direct purchases or $100 in the aggregate for any quarterly period between Dividend Payment Dates for optional cash payments (noncumulative from quarter to quarter). The same amount need not be sent each time, and there is no obligation to make an optional cash payment in any quarter. Do not send cash.

    Optional cash payments of Participants can be refunded if a written request is received by the Reinvestment Agent at the above address at least two business days prior to the Investment Date (see Question 16).

    Optional cash payments received by the 25th day of the month prior to each Investment Date will be invested on that Investment Date. No interest will be paid on funds held between receipt and investment. You are therefore strongly encouraged to send your optional cash payments so that they are received by the Reinvestment Agent close to, but not later than the Investment Date (see Question 16).

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COSTS

13. ARE THERE ANY EXPENSES TO PARTICIPANTS IN CONNECTION WITH PURCHASES UNDER THE PLAN?

    No. Participants will incur no brokerage commissions, service or other charges for purchases made under the Plan. Any costs of administration of the Plan will be borne by the Company. However, charges will be incurred by a Participant upon the sale of his or her shares (see Questions 25, 27 and 28), and certain fees may be charged to Participants by brokers when shares are held by brokers. The benefit of any reduced brokerage commission charges to the Company will be passed on, pro rata, to Participants.

PURCHASES

14. HOW MANY SHARES WILL BE PURCHASED FOR PARTICIPANTS?

    The number of shares to be purchased will be determined by the amount of the Participant's dividends and/or optional cash payments or initial direct purchase payments, being reinvested or paid and the Market Price (as defined in Question
15) of the shares. Each Participant's Noncertificated Share Account in the Plan (see Questions 18-20) will be credited with the number of shares, including fractional shares computed to three decimal places, equal to the amount of the dividends and/or optional cash to be reinvested or paid divided by the applicable purchase price of the shares.

15. HOW WILL THE PURCHASE PRICE OF SHARES BE DETERMINED?

    Shares may be purchased from the Company through the Reinvestment Agent or may be purchased, in the discretion of the Company, in the open market by the Reinvestment Agent. For shares purchased from the Company through the Reinvestment Agent, the price per share will be the average of the high and low sale prices of the shares (the "Market Price") on the Reinvestment Date (defined as the date on which dividends are paid and can first be reinvested in the Company by the Reinvestment Agent) on the NYSE as reported by THE WALL STREET JOURNAL. If no shares were traded on the Reinvestment Date, the Market Price will be based on the most recent date immediately prior to the Reinvestment Date that the shares were traded. For shares purchased on the open market, the price per share will be the average price of all shares purchased for the Plan in respect of any Reinvestment Date.

16. WHEN WILL DIVIDENDS AND/OR INITIAL DIRECT PURCHASES OR OPTIONAL CASH PAYMENTS BE INVESTED?

    Dividend reinvestment payments will be invested in additional shares and credited to a Participant's Noncertificated Share Account (see Questions 18-20) within thirty days of each Reinvestment Date. If any dividend reinvestment payments are not reinvested by the Reinvestment Agent within thirty days after a Reinvestment Date, such dividend payments will be returned to the Participant without any interest thereon.

    Record Owners and Beneficial Owners wishing to make additional optional cash payments through the Plan may do so at any time. The Reinvestment Agent will make purchases for the Plan once a month on the first business day of each month (the "Investment Date") to satisfy those investment requests. Accordingly, Participants and interested investors should send cash investments so as to reach the Reinvestment Agent by the 25th day of the preceding month.

17. MUST ALL DIVIDENDS ON SHARES CREDITED TO A PARTICIPANT'S NONCERTIFICATED SHARE ACCOUNT UNDER THE PLAN BE REINVESTED?

    Yes. Regardless of the investment option chosen, all cash dividends on shares held in the Plan for all Participants are automatically reinvested in additional shares of Common Stock.

SHARE CERTIFICATES

18. WILL CERTIFICATES BE ISSUED TO PARTICIPANTS FOR SHARES PURCHASED UNDER THE PLAN?

    Although the Company reserves the right at any time to issue certificates for any number of shares in a Participant's Noncertificated Share Account, certificates for shares will not be issued except as described in Question 19. Shares purchased under the Plan will be credited to a Participant's Noncertificated Share Account and will be shown on a Participant's statement of account. Certificates for the shares purchased pursuant to the Plan will be issued to Participants upon their written request, except that no certificates will be issued for fractional shares. A Participant requesting a certificate for all the shares in the Participant's Noncertificated Share Account will receive cash for a fractional share only if participation in the Plan is terminated. (See Question 19 for how a Participant may obtain certificates.) Cash dividends on all shares held in the Participant's Noncertificated Share Account under the Plan will be automatically reinvested to purchase additional shares which will be reflected in the Participant's Noncertificated Share Account. If a Participant is a Beneficial Owner, such request should be placed through such Participant's broker, banker or other nominee.

19. HOW MAY A PARTICIPANT OBTAIN CERTIFICATES FOR SHARES PURCHASED UNDER THE
  PLAN?

    A Participant who has purchased shares under the Plan may obtain certificates for those shares in the Participant's Noncertificated Share Account at any time by sending a written request to that effect to the Reinvestment Agent. If a Participant is a Beneficial Owner, such request should be placed through such Participant's broker, banker or other nominee. No certificates will be issued for fractional shares, but a Participant requesting termination of participation in the Plan will receive, in cash, the Market Price of any fractional share as well as one certificate, unless otherwise requested by the Participant, for all whole shares held for such terminating Participant in the Noncertificated Share Account. This notice should be mailed to the Reinvestment Agent (see Question 3 for address). The Company, however, reserves the right at any time to issue certificates to Participants for any shares in their Noncertificated Share Accounts. (See Questions 24-27 for information on termination of participation.)

20. MAY COMMON STOCK HELD IN CERTIFICATE FORM BE DEPOSITED IN A PARTICIPANT'S NONCERTIFICATED SHARE ACCOUNT?

    Yes. Common Stock certificates registered in a Participant's name may be surrendered to the Reinvestment Agent for deposit to the Participant's Noncertificated Share Account. This procedure enables Participants to avoid the necessity of safekeeping certificates. The Participant should contact the Reinvestment Agent (see Question 3) for the proper procedure to deposit certificates.

    Common Stock certificates may be deposited in a Participant's
Noncertificated Share Account whether or not the Participant has previously authorized reinvestment of dividends on Common Stock registered in the Participant's name. Such deposits must be accompanied by a completed Authorization Card. However, as with all other shares held in the Participant's Noncertificated Share Account, all dividends on any shares deposited will automatically be reinvested.

PARTICIPANTS' RECORDS AND ACCOUNTS

21. WHAT TYPE OF REPORTS WILL BE SENT TO PARTICIPANTS IN THE PLAN?

    As soon as practicable after each Reinvestment Date (in the case of dividend reinvestment) or Investment Date (in the case of initial direct purchases or optional cash payments) a Participant in the Plan will receive a statement indicating the Market Price, the number of shares purchased and the number of shares in the Participant's Noncertificated Share Account. In addition to the above information, a statement to a Participant in the dividend reinvestment feature of the Plan will also show the total dividend payment and the amount of the dividend payment reinvested. EACH OF THESE STATEMENTS IS A RECORD OF THE COST OF PURCHASES UNDER THE PLAN AND SHOULD BE RETAINED FOR TAX PURPOSES.

    In addition, each Participant will receive copies of the Company's annual report to shareholders, notices of annual and special meetings, proxy statements and income tax information for reporting dividends. Beneficial owners whose shares are registered in names other than their own (for instance, in the name of a broker, bank nominee or other record holder) must arrange to obtain their copies of such reports from the record holder.

22. IN WHOSE NAME WILL ACCOUNTS BE MAINTAINED AND CERTIFICATES REGISTERED WHEN ISSUED?

    A Participant's Noncertificated Share Account will be maintained in the name or names which appear on the Company's shareholder records.

    A certificate for shares, when delivered to a Participant, will be registered in the name or names in which the Noncertificated Share Account is maintained. Upon written request, certificates can be registered and issued in names other than the account name, provided that the request bears the signature of the Participant or Participants and the signature(s) are guaranteed by a commercial bank or a member of the NYSE.

MODIFICATION OR TERMINATION BY A PARTICIPANT

23. HOW DOES A PARTICIPANT MODIFY THE MANNER OF PARTICIPATION IN THE PLAN?

    A Participant may change participation from partial to total dividend reinvestment, from total to partial dividend reinvestment, or may simply change the number of shares that are enrolled in the Plan by executing and delivering a new Authorization Card to the Reinvestment Agent (see Question 3 for address). Beneficial Owners must use the B&N Form to change their participation. Notices to change dividend reinvestments must be received by the Reinvestment Agent at least two weeks before any Dividend Payment Date to be effective as of that date.

24. HOW DOES A PARTICIPANT TERMINATE PARTICIPATION IN THE PLAN?

    A Participant may terminate participation in the Plan by notifying the Reinvestment Agent in writing to that effect. Notices will be effective only upon receipt by the Reinvestment Agent. Notices to discontinue dividend reinvestment received by the Reinvestment Agent at least two weeks before any Dividend Payment Date will be effective as of that date. Notices received less than two weeks prior to the Dividend Payment Date will take effect after the dividend has been posted to the Participant's account. After termination, dividends will be paid to the shareholder in cash unless and until the shareholder rejoins the Plan. In order to re-enter the Plan after termination, a shareholder must complete a new Authorization Card.

25. CAN THE SHARES HELD IN THE PLAN BE SOLD THROUGH THE REINVESTMENT AGENT?

    A Participant can instruct the Reinvestment Agent to sell any or all of the whole shares held in the Plan. The written notification to the Reinvestment Agent should include the number of shares that are to be sold. The Reinvestment Agent will make the sale as soon as practicable after receipt of a Participant's request and will then issue to the Participant a check for the proceeds less brokerage commission and transfer taxes (if any). In its discretion, the Reinvestment Agent also may effect a net share exchange between a selling Participant and another Participant's optional cash purchase or reinvestment of dividends.

    No Participant shall have the authority or power to direct the date or sales price at which shares may be sold. The request must indicate the number of shares which may be sold and not the dollar amount to be obtained. Any such request that does not clearly indicate the number of shares which may be sold may be returned to the Participant with no action taken. A withdrawal/termination form will be provided on the stub of the account statement for this purpose. This notice should be addressed to the Reinvestment Agent (see Question 3 for address).

26. WHAT HAPPENS TO THE SHARES HELD IN THE NONCERTIFICATED SHARE ACCOUNT WHEN A PARTICIPANT TERMINATES PARTICIPATION IN THE PLAN?

    A certificate for the shares held in the Noncertificated Share Account will be issued to the Participant upon the Participant's written request or upon a Participant's termination of participation in the Plan. No fractional shares will be issued. (See Question 18 for information on share certificates and Question 19 for information on the cash payment for fractional shares in the Noncertificated Share Account.)

27. MAY A PARTICIPANT RECEIVE CASH IN LIEU OF FULL SHARE CERTIFICATES UPON TERMINATION OF PARTICIPATION?

    Yes. The Participant may request, in his or her written notification of termination, that the Reinvestment Agent sell all full and fractional shares held in the account under the Plan in which case the Reinvestment Agent will sell the shares and deliver the Market Price of any fractional share and the proceeds from the sale of full shares, less brokerage commissions and any taxes payable in connection with the sale, to the Participant.

28. MAY A PARTICIPANT SELL HIS OR HER RECORD SHARES AND STILL REMAIN IN THE
  PLAN?

    If a Participant should sell or transfer all of his or her record shares of Common Stock, the Reinvestment Agent, at its discretion, may continue to reinvest the dividends on the shares credited to his or her Noncertificated Share Account under the Plan until notified in writing by the Participant to withdraw from the Plan, or may terminate the Participant's participation and sell all of the shares credited to the Participant's Noncertificated Share Account. Upon termination, the Reinvestment Agent will remit to the former Participant the proceeds from any sale, less any related brokerage commissions and applicable taxes, and payment for any fractional shares.

29. WHAT HAPPENS IF A PARTICIPANT SELLS OR TRANSFERS SOME BUT NOT ALL OF THE COMMON STOCK CREDITED TO THE PARTICIPANT'S NONCERTIFICATED SHARE ACCOUNT?

    If a Participant is reinvesting dividends on only a portion of his or her record shares, the Common Stock sold or transferred will be considered to be the shares receiving cash dividends to the extent possible. Dividend reinvestment will only be reduced when the number of shares of Common Stock sold or transferred exceeds the number of shares receiving cash dividends. For example, if a Participant owns 1,000 shares of Common Stock and has authorized dividends on 600 of those shares to be reinvested under the Plan, such Participant could sell up to 400 of his or her record shares without reducing the number of shares which participate in the dividend reinvestment option of the Plan.

30. MAY A PARTICIPANT STOP REINVESTING THE DIVIDENDS FROM HIS OR HER RECORD SHARES AND RECEIVE THEM IN CASH AND STILL REMAIN IN THE PLAN?

    Yes. A Participant who terminates the reinvestment of dividends paid on his or her record shares, may leave shares acquired through the Plan in the Participant's Noncertificated Share Account. Dividends paid on shares left in the Plan will continue to be automatically reinvested.

31. WHEN MAY A SHAREHOLDER RE-ENROLL IN THE PLAN?

    Generally, a shareholder may again become a Participant at any time. However, the Company reserves the right to reject any Authorization Form from a previous Participant on grounds of excessive enrolling and termination. This reservation is intended to minimize administrative expenses and to encourage use of the Plan as a long-term investment service.

OTHER INFORMATION

32. WHAT ARE THE DIVIDEND PAYMENT DATES?

    Dividend Payment Dates are anticipated to be in December of each year.

33. HOW WILL A PARTICIPANT'S SHARES BE VOTED AT ANNUAL MEETINGS OF SHAREHOLDERS?

    The Reinvestment Agent will obtain voting instructions from the Participant for all full and fractional shares which are held by the Reinvestment Agent in the Participant's Noncertificated Share Account on the record date established by the Company for determining shareholders entitled to vote. In the absence of voting instructions from the Participant, shares accumulated under the Plan will not be voted.

34. WHAT HAPPENS IF THE COMPANY ISSUES A STOCK DIVIDEND, DECLARES A STOCK SPLIT OR HAS A RIGHTS OFFERING?

    Any stock dividends or split shares distributed by the Company on shares held by the Reinvestment Agent for the Participant will be credited to the Participant's Noncertificated Share Account on a pro rata basis. In the event that the Company makes available to its common shareholders rights to purchase additional shares, debentures or other securities, the Reinvestment Agent will sell such rights accruing on shares held by the Reinvestment Agent for Participants and invest the proceeds in shares of Common Stock prior to or with the next regular cash dividend. A Participant who wishes to exercise purchase rights must request that a stock certificate be sent to him or her by the Reinvestment Agent prior to the record date for the rights offering.

35. CAN A PARTICIPANT PLEDGE SHARES CREDITED TO HIS OR HER ACCOUNT?

    No. Shares in a Participant's Noncertificated Share Account in the Plan may not be pledged, assigned or otherwise encumbered unless withdrawn from the Noncertificated Share Account.

36. WHAT IS THE RESPONSIBILITY OF THE COMPANY OR THE REINVESTMENT AGENT UNDER THE PLAN?

    In administering the Plan, neither the Company nor the Reinvestment Agent nor any agent of either of them will be liable for any act done in good faith, without negligence, or for any omission to act including, without limitation, any claims for liability arising out of failure to terminate the Participant's Noncertificated Share Account upon his or her death prior to receipt of notice in writing of such death, and with respect to the prices at which shares are purchased or sold for the Participant's Noncertificated Share Account and the times such purchases or sales are made.

    All notices from the Reinvestment Agent to a Participant will be addressed to the Participant's last known address. Beneficial Owners will receive all notices and other mailings through their broker, banker or other nominee. Participant's should notify the Reinvestment Agent promptly in writing of any change in address.

    The risk to Participants is the same as with any other investment in shares of Common Stock. It should be recognized that a Participant loses any advantage otherwise available from being able to select the timing of his or her investment. It should also be recognized that, like any investment, the Company cannot assure the Participant of a profit or protect the Participant against a loss on the shares purchased by the Participant under the Plan, nor can the Company control purchases by the Reinvestment Agent. The Company also cannot guarantee that dividends on shares of Common Stock will not be reduced or eliminated.

37. MAY THE PLAN BE MODIFIED, SUSPENDED OR TERMINATED?

    While the Company hopes to continue the Plan indefinitely, the Company reserves the right to suspend or terminate the Plan at any time. It also reserves the right to make modifications or amendments to the Plan and in particular reserves the right to refuse optional cash payments from any shareholder who, in the sole discretion of the Company, is attempting to circumvent the interest of the Plan by making excessive optional cash payments through multiple Noncertificated Share Accounts. To the extent practicable, notice of any such suspension, termination, modification or amendment will be sent to all Participants at least 30 days prior to the effective date. Any modification will be deemed to be accepted by Participants who do not withdraw prior to the effectiveness of the modification.

    If the Plan is terminated, each Participant will receive (1) a certificate for all whole shares of Common Stock held in the Participant's Noncertificated Share Account and (2) a check representing the value of any fractional share held in the Participant's Noncertificated Share Account and any uninvested optional cash payment held in the account.

FEDERAL INCOME TAX CONSEQUENCES

    Participants should consult their personal tax advisors with specific reference to their own tax situations and potential changes in the applicable laws as to all federal, state, local, foreign and other tax matters in connection with the reinvestment of dividends and purchases of Common Stock under the Plan, the Participant's tax basis and holding period for Common Stock acquired under the Plan and the character, amount and tax treatment of any gain or loss realized on the disposition of shares of Common Stock. The following is only a brief summary of some of the principal federal income tax considerations applicable to the Plan.

38. WHAT IS THE TAX TREATMENT OF DIVIDENDS RECEIVED BY A PARTICIPANT?

    Participants in the Plan who are reinvesting dividends will be treated for federal income tax purposes as having received with respect to each Reinvestment Date a dividend equal to the purchase price of the shares purchased by dividend reinvestment on that date (i.e., the amount that would have been received as a cash dividend) plus the cash dividend actually received (if any). Dividends will be taxed in the following manner: (i) if the dividend is paid by the Company out of its current or accumulated earnings and profits, it will be taxed as ordinary income; (ii) if the Company has no current or accumulated earnings and profits, the dividend will be treated as a return of capital, which results in a reallocation of basis between shares previously owned and shares acquired by dividend reinvestment; and (iii) if all capital has been returned under (ii), the dividend will be treated as capital gain income.

    Participants who acquire shares under the Plan, except those shares acquired as a return of capital, will have a tax basis in the shares so acquired equal to the amount being paid for those shares increased by any brokerage fees treated as a dividend to the Participant. Except for those dividends treated as a return of capital, the holding period for tax purposes for all Participants will begin on the day following the Reinvestment Date on or for which the shares are acquired. A Participant will not realize any taxable income when the Participant receives certificates for whole shares previously credited to the Participant's Noncertificated Share Account, either upon the Participant's request for those shares or upon withdrawal from the Plan.

    A Participant will realize gain or loss when shares are sold or exchanged, or when the Participant receives a cash adjustment for a fraction of a share credited to the Participant's Noncertificated Share Account upon withdrawal from the Plan. The amount of such gain or loss will be the difference between the amount which the Participant receives for the shares, or fraction of a share, and the Participant's tax basis.

39. WHAT IS THE TAX TREATMENT OF SERVICE CHARGES AND BROKERAGE COMMISSIONS, IF ANY, AS WELL AS OTHER ADMINISTRATIVE EXPENSES OF THE PLAN PAID BY THE COMPANY?

    In connection with purchases of shares on the open market, service charges and brokerage commissions paid by the Company on the behalf of Participants will likely be treated as distributions subject to income tax in the same manner as dividends. With respect to administrative expenses, such expenses paid by the Company are not likely to be treated as constructive distributions to Participants and, as a result, are not subject to income tax.

40. WHAT PROVISION IS MADE FOR PARTICIPANTS WHOSE DIVIDENDS ARE SUBJECT TO INCOME TAX BACKUP WITHHOLDING?

    In the case of those Participants whose dividends are subject to United States income tax backup withholding, the Reinvestment Agent will apply the net amount of their dividends, after the deduction for taxes, to the purchase of shares of Common Stock. As a general matter, the Company is currently required to withhold for United States income tax purposes 31% of all dividend payments to a shareholder if (i) the Participant fails to furnish its taxpayer identification number (the "TIN") to the Company as required, (ii) the Internal Revenue Service (the "IRS") notifies the Company that the TIN furnished by the Participant is incorrect, (iii) the IRS notifies the Company that the Participant has failed properly to report certain payments as required or (iv) the Participant fails to certify, when and as required to do so, under penalties of perjury, that it is not subject to backup withholding. Shareholders may be requested by the Company or their broker to submit all information and certifications required in order to exempt them from back-up withholding if such exemption is available to them.

    Information previously provided by a person who is deemed to be a Participant as a result of the Distribution, including such person's TIN and certification regarding back-up withholding, is deemed provided by such person with regard to the dividends on the shares of Common Stock for which the person is the Record Owner or Beneficial Owner, unless and until the person notifies the Company otherwise in writing.

41. WHAT IS THE TAX TREATMENT OF CASH RECEIVED BY A PARTICIPANT UPON THE SALE OF SHARES PURCHASED BY THE PARTICIPANT PURSUANT TO THE PLAN?

    Assuming that the shares are held as capital assets, a Participant who receives a cash payment for any full or fractional shares then held in his or her Plan account will recognize either short-term or long-term capital gain or loss, depending on his or her particular circumstances, the tax basis of his or her shares, and the period of time he or she has held his or her shares. Federal law requires the Company to notify the IRS of all sales of stock made under the Plan during the year. If a Participant sells any shares from the Plan, he or she will be sent a Form 1099B for each sale pursuant to federal income tax regulations.

42. WHAT ARE THE FEDERAL INCOME TAX CONSEQUENCES OF PARTICIPATION IN THE PLAN BY AN IRA, KEOGH PLAN, 401(K) PLAN, SIMPLIFIED PENSION ACCOUNT OR ANY CORPORATE EMPLOYER-SPONSORED RETIREMENT PLAN?

    The tax consequences of participation in the Plan by retirement plans differ from those outlined above for individuals. Since the law and regulations regarding the federal income tax consequences of retirement plan participation are complex and subject to change, those considering such participation should consult with their own retirement plan trustees, custodians or tax advisors for specific information.

                                USE OF PROCEEDS

    The net proceeds from the sale of authorized but unissued stock purchased from the Company will be used for general corporate purposes.

                      SELECTED CONSOLIDATED FINANCIAL DATA

    The following selected financial data present consolidated financial information with respect to the Company. The balance sheet data as of December 31, 1998, 1997, and 1996 and the statement of income data for each of the four years in the period ended December 31, 1998, have been derived from the audited consolidated financial statements and notes thereto of the Company. The balance sheet data as of December 31, 1995, and 1994 and the statement of income data for the year ended December 31, 1994, and for the six months ended June 30, 1999 and 1998 have been derived from unaudited financial statements which, in the opinion of the Company's management, include all adjustments necessary to present the financial position and results of operations at and for the years presented. Operating results for interim periods are not necessarily indicative of the results that may be expected for the full fiscal year. The consolidated financial statements of the Company do not necessarily reflect the results of operations or financial position that would have resulted had the Company been a separate, independent company and are not necessarily indicative of the results to be expected for any other interim period or any future fiscal year. The following data should be read in conjunction with the Company's consolidated financial statements, the related notes thereto, and "Management's Discussion and Analysis of Financial Condition and Results of Operations" which are included elsewhere in this Prospectus.

                                                                                                    AS OF AND FOR THE
                                                                                                     SIX MONTHS ENDED
                                                AS OF AND FOR THE YEARS ENDED DECEMBER 31,               JUNE 30,
                                          -------------------------------------------------------  --------------------
                                            1994(3)     1995(3)     1996       1997       1998       1999       1998
                                          -----------  ---------  ---------  ---------  ---------  ---------  ---------
                                                           (IN THOUSANDS, EXCEPT OPERATING STATISTICS)
                                                                           (UNAUDITED)
STATEMENT OF INCOME DATA:
Revenues:
  Health Services Revenues:
    Premium revenue.....................   $ 355,025   $ 466,929  $ 493,092  $ 560,825  $ 608,917  $ 321,200  $ 298,602
    Other revenue.......................      15,997      24,222     27,632     26,046     29,728     20,265     14,378
  Investment results....................      12,050       9,665     19,040     22,238     18,976      6,487      9,960
                                          -----------  ---------  ---------  ---------  ---------  ---------  ---------
      Total revenues....................     383,072     500,816    539,764    609,109    657,621    347,952    322,940
Expenses:
  Medical and other benefits............     306,056     416,167    425,258    485,198    519,636    291,986    253,708
  Selling, general and administrative
    expenses............................      58,026      72,576     83,839     94,496    103,517     62,784     50,674
  Interest expense......................          --          --         --         --      1,411      2,425         --
  Profit (loss) sharing on provider
    arrangements........................       1,516       2,734      2,868      3,380      2,762       (280)     1,413
  Amortization of goodwill and other
    intangibles.........................         195         678        841        818        450        360        215
                                          -----------  ---------  ---------  ---------  ---------  ---------  ---------
      Total expenses....................     365,793     492,155    512,806    583,892    627,776    357,275    306,010
                                          -----------  ---------  ---------  ---------  ---------  ---------  ---------
  Income (loss) before income taxes.....      17,279       8,661     26,958     25,217     29,845     (9,323)    16,930
  Income tax expense (benefit)..........       5,072       3,277     10,617      9,433     11,767     (4,010)     6,515
                                          -----------  ---------  ---------  ---------  ---------  ---------  ---------
Net income (loss).......................   $  12,207   $   5,384  $  16,341  $  15,784  $  18,078  $  (5,313) $  10,415
                                          -----------  ---------  ---------  ---------  ---------  ---------  ---------
                                          -----------  ---------  ---------  ---------  ---------  ---------  ---------
Pro forma net income (2)................                          $  15,974  $  12,722  $  15,863             $   8,834
                                                                  ---------  ---------  ---------             ---------
                                                                  ---------  ---------  ---------             ---------
OPERATING STATISTICS:
  Medical loss ratio....................        86.2%       89.1%      86.2%      86.5%      85.3%      90.9%      85.0%
  Selling, general and administrative
    expense ratio (1)...................        15.6%       14.8%      16.1%      16.1%      16.2%      18.4%      16.2%

                                               (UNAUDITED)
BALANCE SHEET DATA:
  Cash and investments..................   $ 154,201   $ 178,926  $ 182,431  $ 176,579  $ 192,558  $ 161,275  $ 176,971
  Total assets..........................     216,954     261,523    269,478    266,256    298,208    287,906    267,514
  Note payable to affiliate.............          --          --         --         --     70,000     70,000         --
  Total shareholders' equity............     101,465     120,277    123,882    123,616     64,459     57,671    126,194
  Pro forma note payable to affiliate
    (2).................................                             70,000     70,000                           70,000
  Pro forma total shareholders' equity
    (2).................................                             53,882     53,616                           56,194

------------------------------

(1) Ratios are based on health service revenues and selling, general and administrative expenses.

(2) Reflects pro forma adjustments for interest expense on assumed debt. See note 1 (Pro forma Earnings Per Common Share) in the accompanying Consolidated Financial Statements.

(3) Commencing October 1, 1994, the Company's results of operations include the results of operations of Unity. For the years ended December 31, 1994 and 1995, Unity accounted for $23,994,000 and $100,342,000 of the Company's total premium revenue and $112,000 and $1,062,000 of the Company's net income, respectively.

        MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
                             RESULTS OF OPERATIONS

OVERVIEW

    United Wisconsin Services, Inc. (the "Company") is a leading provider of managed health care services and employee benefit products. The Company's two primary product lines are (i) health maintenance organization ("HMO") products, including Compcare Health Services Insurance Corporation ("Compcare"), Valley Health Plan, Inc. ("Valley"), Unity Health Plans Insurance Corporation ("Unity") and certain point-of-service ("POS") and other related products managed by Compcare, Valley and Unity; and (ii) specialty managed care products and services, including dental, life, disability and workers' compensation products, managed care consulting, electronic claim submission, pharmaceutical management, managed behavioral health services, case management and receivables management, sold throughout the United States. Operating results and statistics for these product groups are presented below for the periods indicated.

    On May 27, 1998, the Board of Directors of American Medical Security Group, Inc. ("AMSG") (formerly United Wisconsin Services, Inc.) approved a formal plan to spin off its managed care companies and specialty business to its shareholders. The new corporation originally was named Newco/UWS, Inc. and was subsequently renamed United Wisconsin Services, Inc. The spin off resulted in the distribution on September 25, 1998 ("Spin off date") of one share of common stock of the Company for each share of AMSG common stock held as of September 11, 1998 (the "Distribution"). AMSG received a private letter ruling from the Internal Revenue Service that the spin off is tax free to AMSG, the Company and their shareholders.

                  SUMMARY OF OPERATING RESULTS AND STATISTICS

                                                            AT DECEMBER 31,                 AT JUNE 30,
                                                   ----------------------------------  ----------------------
                                                      1998        1997        1996        1999        1998
                                                   ----------  ----------  ----------  ----------  ----------
Membership at end of period:
  HMO products:
    Compcare.....................................     175,037     173,241     149,636     174,898     172,825
    Valley.......................................      41,282      37,906      33,434      42,225      40,203
    Unity........................................      87,924      85,117      79,147      87,099      84,880
                                                   ----------  ----------  ----------  ----------  ----------
      Total HMO products membership..............     304,243     296,264     262,217     304,222     297,908
                                                   ----------  ----------  ----------  ----------  ----------
                                                   ----------  ----------  ----------  ----------  ----------

  Specialty managed care products and services:
    Life/AD&D....................................     160,619     129,406     116,390     158,933     152,045
    Dental HMO...................................     169,709     169,823     169,063     175,500     168,044
    Behavioral health............................     992,216     863,538     826,153     978,781     913,479
    Workers' compensation........................      53,025      54,928      53,574      54,115      53,509
    Disability and other.........................     125,357      97,727      81,462     127,392     111,551
                                                   ----------  ----------  ----------  ----------  ----------
      Total specialty managed care products and
        services membership......................   1,500,926   1,315,422   1,246,642   1,494,721   1,398,628
                                                   ----------  ----------  ----------  ----------  ----------
                                                   ----------  ----------  ----------  ----------  ----------

                                                              YEARS ENDED DECEMBER 31,     SIX MONTHS
                                                                                         ENDED JUNE 30,
                                                              ------------------------   ---------------
                                                               1998     1997     1996     1999     1998
                                                              ------   ------   ------   ------   ------
Health Services revenue (as a percentage of the total):
    HMO products............................................    85.2%    85.7%    85.4%    80.5%    81.4%
    Specialty managed care products and services............    15.3%    14.7%    15.0%    21.9%    21.2%
    Intercompany eliminations...............................    (0.5)%   (0.4)%   (0.4)%   (2.4)%   (2.6)%
                                                              ------   ------   ------   ------   ------
      Total.................................................   100.0%   100.0%   100.0%   100.0%   100.0%
                                                              ------   ------   ------   ------   ------
                                                              ------   ------   ------   ------   ------

                                                                                                                SIX MONTHS
                                                                                    YEARS ENDED                   ENDED
                                                                                   DECEMBER 31,                  JUNE 30,
                                                                          -------------------------------  --------------------
                                                                            1998       1997       1996       1999       1998
                                                                          ---------  ---------  ---------  ---------  ---------
Operating Statistics:
  HMO Products:
    Medical loss ratio(1)...............................................       88.8%      90.1%      89.8%      94.1%      88.4%
    Selling, general and administrative expense ratio(2)................        9.6%       9.3%       9.3%      10.4%       9.3%
  Specialty managed care products and services:
    Loss ratio(1).......................................................       70.9%      70.6%      69.8%      75.9%      70.3%
  Consolidated:
    Loss ratio(1).......................................................       85.3%      86.5%      86.2%      90.9%      85.0%
    Net income (loss) margin(3).........................................        2.7%       2.6%       3.0%     (1.5)%       3.2%

------------------------

(1) Medical and other benefits as a percentage of premium revenue.

(2) Selling, general and administrative expenses (associated with premium revenue) as a percentage of premium revenue.

(3) Net income as a percentage of total revenues.

    The Company's revenues are derived primarily from premiums, while medical benefits constitute the majority of expenses. Profitability is directly affected by many factors including, among others, premium rate adequacy, estimates of medical benefits, health care utilization, effective administration of benefit payments, operating efficiency, investment returns and federal and state laws and regulations.

RESULTS OF OPERATIONS

    All financial data in the Results of Operations section are gross numbers and, therefore, are not net of intercompany eliminations. For this reason, some of the financial data does not precisely match the data in the financial tables.

1998 COMPARED WITH 1997 AND 1997 COMPARED WITH 1996

    TOTAL REVENUES

    Total revenues in 1998 increased 8.0% to $657.6 million from $609.1 million in 1997. Total revenues in 1997 increased 12.8% from $539.8 million in 1996. These increases were due primarily to membership and rate increases.

    PREMIUM REVENUE--HMO premium revenue in 1998 increased 8.2% to $518.7 million from $479.2 million in 1997. HMO premium revenue in 1997 increased 13.8% from $421.2 million in 1996. The increases in both years are primarily due to increases in average HMO premium revenue per member and increases in the average number of HMO medical members. Average HMO medical premium per member in 1998 increased 4.3% from 1997 and increased 3.0% in 1997 from 1996, due to premium increases, partially offset by benefit reductions. The average number of HMO medical members in 1998 increased 3.5% to 297,737 from 287,534 in 1997. The average number of HMO medical members in 1997 increased 10.8% from 259,507 in 1996. This increase in 1997 was due in part to the elimination of a key provider from the network of one of Compcare's competitors, resulting in a shift of members to Compcare.

    Premium revenue for specialty managed care products and services in 1998 increased 11.5% to $93.4 million from $83.8 million in 1997. This increase was due primarily to an increase of $8.4 million in the life and disability products and $1.4 million in dental premiums. Premium revenue in 1997 increased 13.6% from $73.8 million in 1996. The increase was due primarily to an increase of $2.7 million in disability premiums, an increase of $2.7 million in dental premiums and an increase of $1.9 million in workers' compensation premiums. The increases in life and disability premiums were driven by membership increases of 24.1% and 11.2% in 1998 and 1997, respectively. The increase in workers' compensation premiums in 1997 was due primarily to a change in the reinsurance agreement related to this business. In 1998 and 1997, the Company ceded 40% of the workers' compensation premiums written by United Heartland to a third-party reinsurer while the percentage ceded to the outside reinsurer was 50% in 1996.

    OTHER REVENUE--Other revenue from specialty managed care products and services in 1998 increased 10.5% to $44.2 million from $40.0 million in 1997. This increase was due primarily to an increase in managed behavioral health and managed care consulting. In addition, the acquisitions of Intercare and Ladd during 1998 provided $0.6 million and $0.4 million of additional revenue, respectively. Other revenue in 1997 increased 1.3% from $39.5 million in 1996. Included in other revenue in 1996 is a $1.5 million gain on the sale of the vision line of business which is non-recurring. After adjusting for the gain on the sale of the vision line of business, other revenue increased by 5.2% from 1996 to 1997. These increases are primarily attributable to growth in managed behavioral health, electronic claim transmission services and managed care consulting services.

    INVESTMENT RESULTS--Investment results include investment income and realized gains on the sale of investments. Investment results in 1998 decreased 14.4% to $19.0 million from $22.2 million in 1997. Investment results in 1997 increased 16.8% from $19.0 million in 1996. Average annual investment yields, excluding net realized gains, were 5.53%, 5.75% and 5.90% for 1998, 1997 and 1996, respectively. Average invested assets in 1998 increased 3.2% to $185.2 million from $179.5 million in 1997. Average invested assets in 1997 decreased 0.1% from $180.7 million in 1996. Changes in levels of average invested assets relate to ongoing operations, including collection of receivables and timing of claim payments. Investment results in 1997 also included $1.8 million of mutual fund distributions which were recorded as investment income in December 1997. Net realized investment gains decreased to $9.1 million in 1998 from $11.9 million in 1997. Net realized investment gains in 1997 increased from $8.4 million in 1996. Investment gains are realized in the normal investment process in response to market opportunities. In addition, a portion of the gains realized during the second half of 1997 were achieved as part of a portfolio restructuring to reduce the overall level of equity investments.

    EXPENSE RATIOS

    LOSS RATIO--The consolidated loss ratio represents the ratio of medical and other benefits to premium revenue for the Company on a consolidated basis, and is therefore a blended ratio for medical, life, dental, disability and other product lines. The consolidated loss ratio was 85.3% in 1998 compared with 86.5% in 1997 and 86.2% in 1996. The consolidated loss ratio is influenced by the component loss ratio for each of the Company's two primary product lines, as discussed below.

    The medical loss ratio for HMO products for 1998 was 88.8%, compared with 90.1% for 1997 and 89.8% for 1996. The decrease in the medical loss ratio in 1998 for HMO products is due primarily to provider recontracting with a continuing shift toward capitation in the southeastern Wisconsin HMO market. For 1998, approximately 54.9% of the medical benefits were provided under capitated arrangements, compared to 47.5% and 48.4% during 1997 and 1996, respectively. The lower loss ratio in 1998 is also attributable to higher premium rate increases and a favorable development in the reserves as of December 31, 1997. The increase in the medical loss ratio in 1997 is attributable to the competitive market conditions in southeastern Wisconsin where pricing pressures, coupled with increased utilization, had an adverse impact on Compcare's loss ratio.

    The loss ratio for the risk products within specialty managed care products and services in 1998 was 70.9%, compared with 70.6% in 1997 and 69.8% in 1996. The loss ratios principally relate to the life, disability, workers' compensation and dental product lines of business. These products represent relatively small blocks of business, and as a result, the loss ratio can exhibit significant volatility due to varying levels of claim frequency and severity. Generally, the anticipated aggregate loss ratio for the four products should range between 70% and 75%. The 1998 and 1997 loss ratios were impacted by a higher level of life and disability claims in comparison to a more favorable level of life and disability claims in 1996.

    SELLING, GENERAL AND ADMINISTRATIVE EXPENSE RATIO-- The Selling, General and Administrative ("SGA") expense ratio includes commissions, administrative expenses, and premium taxes and other assessments. The SGA expense ratio for HMO products in 1998 was 9.6%, compared with 9.3% in 1997 and 9.3% in 1996. During 1998, Compcare incurred higher costs as a result of a major system conversion and related training costs. A new claims administrative system was necessary to replace the previous system for which the service agreement expired, provide improved functionality and resolve the Year 2000 Issue.

    SGA expenses related to specialty managed care products and services increased 9.7% in 1998 to $63.1 million from $57.5 million in 1997. SGA expenses related to specialty managed care products and services increased 10.8% in 1997 from $51.9 million in 1996. Increases in SGA expenses correlate to premium and other revenue increases which were 8.8% in 1998 compared with 1997 and 12.7% in 1997 compared with 1996. In addition, the mix of business shifted over these yearly periods, as a result of greater growth in ancillary lines of business that have higher SGA expense ratios.

    OTHER EXPENSES

    Profit sharing on provider arrangements was $2.8 million in 1998, compared with $3.4 million in 1997 and $2.9 million in 1996, net of intercompany eliminations. Included in this caption is expense related to the Unity and Valley provider arrangements and income from the workers' compensation agreements. Profit sharing expenses related to the Unity and Valley provider arrangements were $3.2 million, $4.0 million and $3.0 million in 1998, 1997 and 1996, respectively. Income from the workers' compensation agreements was $0.4 million, $0.6 million and $0.1 million in 1998, 1997 and 1996, respectively.

    Interest expense of $1.4 million was incurred in 1998 as a result of the assumption of $70 million in debt owed to BCBSUW as of September 11, 1998.

    Amortization of goodwill and other intangibles was $0.5 million for 1998 compared with $0.8 for 1997 and 1996. The reduction in 1998 is due to full amortization of certain intangibles.

    NET INCOME

    Consolidated net income in 1998 increased 14.5% to $18.1 million from $15.8 million in 1997. Consolidated net income in 1997 decreased 3.1% from $16.3 million in 1996.

    The Company's effective tax rate was 39.4% in 1998, compared with 37.4% in 1997 and 39.4% in 1996. The Company's effective tax rate fluctuates based upon the relative profitability of the Company's two product lines and the differing effective tax rates for each of those product lines.

SIX MONTHS ENDED JUNE 30, 1999 COMPARED WITH SIX MONTHS ENDED JUNE 30, 1998.

RESULTS OF OPERATIONS

    TOTAL REVENUES

    For the six months ended June 30, 1999, total revenues increased 7.8% to $348.0 million from $322.9 million for the six months ended June 30, 1998. These increases were due primarily to increased membership in most of the major product lines, general premium and rate increases and acquisitions of specialty businesses since July of 1998.

    HEALTH SERVICES REVENUES--HMO health services revenues for the six months ended June 30, 1999 increased 7.9% to $274.9 million from $254.7 million for the six months ended June 30, 1998. Average insured HMO medical premium per member for the six months ended June 30, 1999 increased 4.8% from the same period in the prior year. The average number of insured HMO medical members for the six months ended June 30, 1999 increased 3.0% to 297,245 from 288,614 for the six months ended June 30, 1998.

    Health services revenues for specialty managed care products and services for the six months ended June 30, 1999 increased 12.7% to $74.6 million from $66.2 million for the six months ended June 30, 1998. These increases were due primarily to an increase in covered lives, premium rate increases on insurance products and additional revenue of $3.6 million for the six months ended June 30, 1999 from recent acquisitions. The Company acquired Intercare Network, Inc. ("Intercare") and Ladd Enterprises, Inc. ("Ladd") during the second half of 1998, and Allegro, Ltd. ("Allegro"), a case management company, and the managed care assets of HCX, Inc. ("HCX") and Comprehensive Collection Services ("CCS") in the second quarter of 1999. The increase for the six month period was partially offset by the Company's exit from the vision business in the first quarter of 1998. Premium revenues for the vision business were $0.6 million in the first quarter of 1998.

    NET INVESTMENT RESULTS--Investment results for the six months ended June 30, 1999 decreased 35.0% to $6.5 million from $10.0 million for the six months ended June 30, 1998. Average annual investment yields, excluding net realized gains, were 5.4% for the six months ended June 30, 1999 and 5.7% for the six months ended June 30, 1998. The lower investment yields during 1999 are primarily the result of an increase in the percentage of lower yielding municipal and international bonds to the total bond portfolio.

    Average invested assets for the six months ended June 30, 1999 decreased 2.0% to $177.2 million from $180.9 million for the six months ended June 30, 1998. The decrease in the average invested assets during 1999 is the result of cash requirements necessary to fund operating losses, advances to providers and a reduction in medical and other benefits payable.

    Investment gains are realized in the normal investment process in response to market opportunities. Realized gains for the six months ended June 30, 1999 were $1.8 million, compared to $5.0 million for the six months ended June 30, 1998.

    EXPENSE RATIOS

    LOSS RATIO--The consolidated loss ratio represents the ratio of medical and other benefits to premium revenue on a consolidated basis, and is therefore a blended ratio for medical, life, dental, disability and other product lines. The consolidated loss ratio was 90.9% for the six months ended June 30, 1999, compared with 85.0% for the six months ended June 30, 1998. The 1999 consolidated loss ratio was influenced by increases in the component loss ratios for each of the Company's primary product lines, as discussed below.

    The medical loss ratio for HMO products for the six months ended June 30, 1999 was 94.1%, compared with 88.4% for the six months ended June 30, 1998. The increase is primarily the result of adverse reserve development in the amount of $11.8 million related to 1998 and prior. Excluding the adverse reserve development, the loss ratio for the six months ended June 30, 1999 would have been 89.8%. Compcare had an increased claim backlog as a result of processing issues following a system conversion. The level of paid claims for Compcare increased significantly during the second quarter of 1999, as Compcare reduced its claim backlog to preconversion levels. Increased claim costs affected periods both prior to and subsequent to the system conversion in August 1998. It appears that a significant portion of the unfavorable 1998 claims impact was attributable to a reduction in the identification and processing of claim recoveries. Claim recoveries were also impacted by system implementation issues; however, efforts are being undertaken in 1999 to maximize potential claim recoveries. The remaining increase was due in part to increased claims on out-of-area health services provided to Compcare and Valley members during 1999. This out-of-area component had premium and incurred claims of $4.3 million and $7.1 million, respectively, for the first six months of June 1999, compared to $4.7 million and $4.4 million for the same period in 1998, respectively.

    The loss ratio for the risk products within specialty managed care products and services for the six months ended June 30, 1999 was 75.9%, compared with 70.3% for the six months ended June 30, 1998. The loss ratios principally relate to the life, disability, workers' compensation and dental product lines of business. These products represent relatively small blocks of business, and as a result, the loss ratio can exhibit significant volatility due to varying levels of claim frequency and severity. Generally, the anticipated aggregate loss ratio for specialty risk products should range between 70% and 75%. The higher loss ratios in 1999 are attributable to an increase in the life and disability claims, along with lower premium and rate increases in 1999 given the competitive marketplace conditions for disability and workers' compensation products. In addition, United Heartland, Inc. workers' compensation block of business had achieved better than expected results during 1998, while the 1999 results represent an increased loss ratio that is more in line with industry and targeted results.

    SELLING, GENERAL, AND ADMINISTRATIVE EXPENSE RATIO--The selling, general and administrative ("SGA") expense ratio includes commissions, administrative expenses, and premium taxes and other assessments. The SGA expense ratio for HMO products for the six months ended June 30, 1999 was 10.4%, compared with 9.3% for the six months ended June 30, 1998. The majority of the increase in the SGA expense ratio relates to costs incurred to reduce Compcare's claim backlog, which was attributed to the system conversion as part of the Company's implementation of its Year 2000 readiness program and to increase customer service demands. Any remaining incremental costs associated with the upgraded computer system are expected to decline during the remainder of the year.

    SGA expense ratio related to the risk products within specialty managed care products and services for the six months ended June 30, 1999 was 25.1%, compared with 25.7% for the six months ended June 30, 1998. This decrease was primarily due to an expense credit of approximately $0.2 million during the first six months of 1999, related to the Company's participation in a reinsurance pool for the State of Wisconsin group life insurance program. Such expense credits or offsetting expense charges may continue throughout 1999. The Company does not expect such credits to continue beyond 1999.

    The operating expense ratio related to the service products within specialty managed care products and services for the six months ended June 30, 1999 was 89.3%, compared with 91.6% for the six months ended June 30, 1998. The improvement in 1999 is due to several factors. The receipt of additional profit sharing from Virginia Surety Company has increased revenue in the Company's workers' compensation block of business during 1999, thereby lowering the ratio of expense to revenue. The acquisitions of Ladd and Intercare, which have historically had lower than average operating expense ratios, during the second half of 1998 and the integration of the acquired audit services division of HCX into Meridian Resource Corporation during the second quarter of 1999 also contributed favorably to the reduction in the overall operating expense ratio.

    The Company recorded one-time charges of approximately $2.8 million for various transaction and reorganization costs in the second quarter of 1999. These charges consist primarily of expenses associated with the proposed debt for equity swap transaction with BCBSUW (which was discontinued by BCBSUW in favor of market purchases), an unfavorable appellate court judgment in a dissenter's lawsuit relating to the 1994 acquisition of Unity, costs associated with the startup of a new regional office and the combination of various specialty managed care service businesses into a single operating unit.

    OTHER EXPENSES

    Profit (loss) sharing on joint ventures was $(0.3) million for the six months ended June 30, 1999, compared with $1.4 million for the six months ended June 30, 1998. These balances are related to the Unity and Valley provider arrangements and reflect the relative profitability of these entities.

    Amortization of goodwill and other intangibles for the six months ended June 30, 1999 was $0.4 million, compared with $0.2 million for the six months ended June 30, 1998. The increase is due to goodwill arising from the acquisitions of Intercare and Ladd during the second half of 1998, and the acquisitions of Allegro, HCX and CCS in the second quarter of 1999.

    Interest expense in 1999 was related primarily to the $70 million note obligation to BCBSUW which was assumed on September 11, 1998 in conjunction with the Spin off.

    NET INCOME FROM OPERATIONS

    Net income (loss) from operations for the six months ended June 30, 1999 decreased to $(5.3) million from $10.4 million for the six months ended June 30, 1998.

    The Company's effective tax rate was 43.0% for the six months ended June 30, 1999, compared with 38.5% for the six months ended June 30, 1998. This rate fluctuates based upon the relative profitability of the Company's two product lines and the differing effective tax rate for each of those product lines. The effective tax rate by product line ranges from 33% to 44%. In addition to the impact from the mix of earnings, favorable adjustments relating to prior periods totaling approximately $0.2 million were recorded during the first quarter of 1999.

LIQUIDITY AND CAPITAL RESOURCES

    The Company's sources of cash flow consist primarily of health services revenues and investment income. The primary uses of cash include medical and other benefits and operating expense payments. Positive cash flows are invested pending future payments of medical and other benefits and other operating expenses. The Company's investment policies are designed to maximize yield, preserve principal and provide liquidity to meet anticipated payment obligations.

    On an historical basis, the Company has generated positive cash flow from operations. For 1998, net cash provided by operating activities amounted to $21.9 million, compared with $1.6 million for 1997. The increase in cash flows from operations in 1998 compared to 1997 was due primarily to an increase in operating income and an increase in medical and other benefits payable and premium advances. Due to periodic cash flow requirements of certain subsidiaries, the Company made borrowings under its bank line of credit ranging up to $10.0 million during 1998 and $8.0 million during 1997 to meet short-term cash needs. No balance was outstanding at December 31, 1998, 1997 or 1996.

    For the six months ended June 30, 1999, net cash was used in operating activities in the amount of $31.4 million, compared with net cash provided by operating activities of $4.1 million for the six months ended June 30, 1998. In addition to the loss from operations, the decrease in cash flows from operations in 1999 was due primarily to significant reductions in medical and other benefits payable. Due to periodic cash flow requirements of certain subsidiaries, the Company made borrowings under its bank line of credit ranging up to $14.8 million during the first six months of 1999 and $10.0 million during the first six months of 1998 to meet short-term cash needs. The outstanding balance on the line of credit at June 30, 1999 was $6.7 million compared with no outstanding balance at December 31, 1998.

    The Company's investment portfolio consists primarily of investment grade bonds, Government securities and has a limited exposure to equity securities. At December 31, 1998, $132.8 million or 79.9% of the Company's total investment portfolio was invested in bonds compared with $127.9 million or 80.1% at December 31, 1997. At June 30, 1999, $127.4 million or 81.4% of the Company's total investment portfolio was invested in bonds. The bond portfolio had an average quality rating by Moody's Investor Service of Aa3 at December 31, 1998 and 1997 and A1 at June 30, 1999. The majority of the bond portfolio was classified as available for sale. The market value of the total investment portfolio, which includes stocks and bonds, exceeded amortized cost by $1.9 million and $4.8 million at December 31, 1998 and 1997, respectively. The market value was less than amortized cost by $1.6 million at June 30, 1999. Unrealized holding gains and losses on bonds classified as available for sale are included as a component of shareholders' equity, net of applicable deferred taxes. The Company has no investments in mortgage loans, no non-publicly traded securities, or financial derivatives.

    From time to time, capital contributions are made to the subsidiaries to assist them in maintaining appropriate levels of capital and surplus for regulatory and rating purposes. Insurance subsidiaries are required to maintain certain levels of statutory capital and surplus. In Wisconsin, where a large percentage of the Company's premium is written, these levels are based upon the amount and type of premiums written and are calculated separately for each subsidiary. As of the balance sheet dates presented, statutory capital and surplus for each of these insurance subsidiaries exceeded required levels.

    The amount of dividends which may be paid to the Company from insurance subsidiaries are limited by state regulation. In the past, the insurance subsidiaries have been allowed, with prior notification to the Office of the Commissioner of Insurance ("OCI"), to pay dividends in excess of the ordinary dividend levels prescribed by regulation.

    In conjunction with the distribution of assets pursuant to the spin off, UWS assumed a $70 million note obligation to BCBSUW that matures on October 30, 1999. The assumption of debt was effective September 11, 1998. The Company expects to extend the maturity of the note obligation to at least April 30, 2001. The obligation and related debt service costs of $1.4 million, for the period subsequent to September 11, 1998, have been reflected in the accompanying consolidated financial statements. The Company recognizes that its debt to equity ratio is high, primarily as a result of its assumption of the $70.0 million loan from BCBSUW.

    In addition to internally generated funds and periodic borrowings on its bank line of credit, the Company believes that additional financing to facilitate long-term growth could be obtained through equity offerings, debt offerings, financings from BCBSUW or bank borrowings, as market conditions may permit or dictate.

    The Company is party to certain provider arrangements in conjunction with Unity and Valley as further described below.

    Effective January 1, 1992, the Company acquired all of the outstanding capital stock of Valley for cash approximating $2,800,000, representing the net assets of Valley plus $400,000 as negotiated by the Company. Valley, a health maintenance organization located in Eau Claire, Wisconsin, was purchased from Midelfort, which continues to be Valley's primary health care provider. Under the terms of the purchase and sale agreement, Midelfort retained an option to repurchase all of the capital stock of Valley, at a price determined by the formula used in computing the purchase price paid by the Company, at any time until December 31, 1999. The acquisition was accounted for under the purchase method of accounting.

    Effective October 1, 1994, the Company acquired all of the outstanding common stock of HMO-W, Inc. for cash approximating $7,482,000 representing the net assets of HMO-W, Inc. as negotiated by the Company. HMO-W, Inc. owned all of the outstanding common stock of HMOW.

    Effective October 1, 1994, the Company acquired all of the assets of U-Care and certain assets from an affiliate of U-Care for cash approximating $3,772,000, representing net assets plus $500,000 as negotiated by the Company.

    Pursuant to the HMO-W, Inc. and U-Care purchase agreements, options to repurchase the net assets of HMO-W, Inc. and U-Care were issued to the respective primary provider groups, at prices determined by the formula used in computing the purchase prices paid by the Company, effective on February 1, 2000 or November 1, 2004. The U-Care and HMO-W, Inc. acquisitions were accounted for under the purchase method of accounting. The accompanying consolidated financial statements include the results of operations of U-Care and HMOW which have been merged to form Unity.

    Total revenues subject to repurchase options, pursuant to the various acquisition agreements, totaled $207,014,000, $186,318,000, $169,341,000 for
1998, 1997 and 1996, respectively. Profit sharing expense related to these provider arrangements is calculated based on the profitability of the HMO subsidiary and totaled $3,171,000, $3,960,000, $3,002,000 in 1998, 1997 and
1996, respectively. Total net income subject to repurchase options, pursuant to the various acquisition agreements, totaled 2,358,000 $2,395,000, $2,629,000 for 1998, 1997 and 1996, respectively. Total assets and total net assets subject to repurchase options were $44,798,000 and $21,362,000, respectively, at December 31, 1998 and $49,802,000 and $20,632,000, respectively, at December 31, 1997.

    Should the buy back options be exercised, the Company would receive an amount equal to the premium over net assets but would lose rights to the future profits on the HMO. The cash received by the Company pursuant to the exercise of the buy back option could be redeployed to support additional premium writings, acquire other businesses or be invested to earn a portfolio return. Due to these alternative uses of capital, the potential buy back arrangements do not represent material claims against the Company's liquidity and capital resources.

INFLATION

    Health care costs have been rising and are expected to continue to rise at a rate that exceeds the consumer price index. The Company's cost control measures, risk-sharing incentive arrangements with medical care providers, and premium rate increases are designed to reduce the adverse effect of medical cost inflation on its operations. In addition, the Company utilizes its ability to apply appropriate underwriting criteria in selecting groups and individuals and in controlling the utilization of health care services. However, there can be no assurance that the Company's efforts will fully offset the impact of inflation or that premium revenue increases will equal or exceed increasing health care costs.

RECENT ACCOUNTING PRONOUNCEMENTS

    Refer to Note 1 in the accompanying Consolidated Financial Statements for Statement of Financial Accounting Standards (SFAS) recently adopted by the Company. These include SFAS 130, "Reporting Comprehensive Income", SFAS 131, "Disclosures about Segments of an Enterprise and Related Information", and SFAS 132, "Employers' Disclosures about Pensions and Other Postretirement Benefits".

YEAR 2000 ISSUES

    GENERAL DESCRIPTION OF THE YEAR 2000 ISSUE AND THE NATURE AND EFFECTS OF THE
     YEAR 2000 ON INFORMATION TECHNOLOGY (IT) AND NON-IT SYSTEMS

    The Year 2000 Issue is the result of computer programs being written using two digits rather than four to define the applicable year. Any of the Company's computer programs that have time-sensitive software or embedded chips may recognize a date using "00" as the year 1900 rather than the year 2000. This could result in a system failure or miscalculations causing disruptions of operations, including, among other things, a temporary inability to process transactions, send invoices, or engage in similar normal business activities.

    The Company has identified required modifications or replacements of its software and certain hardware so that those systems will properly utilize dates beyond December 31, 1999. The Company presently believes that with these modifications or replacements of existing software and certain hardware, the Year 2000 Issue can be mitigated and will not pose significant operational problems. However, if such modifications and conversions are not made or are not completed timely, the Year 2000 Issue could have a material impact on the operations of the Company.

    The Company's plan to resolve the Year 2000 Issue involves the following four phases: assessment, remediation, testing, and implementation. To date, the Company has fully completed its assessment of all systems that could be significantly affected by the Year 2000 Issue. The completed assessment indicated that most of the Company's significant information technology systems could be affected, particularly the general ledger, billing and processing of medical claims. That assessment also indicated that software and hardware (embedded chips) used in building operations and office equipment (hereafter referred to as non-IT systems) are at risk. The Company does not believe that the Year 2000 Issue presents a material exposure as it relates to the Company's non-IT systems. In addition, the Company has inquired and gathered information about the Year 2000 readiness status of its significant suppliers and vendors and continues to monitor their readiness.

    STATUS OF PROGRESS IN BECOMING YEAR 2000 COMPLIANT, INCLUDING TIMETABLE FOR
     COMPLETION OF EACH REMAINING PHASE

    As of June 30, 1999, all of the Company's subsidiaries except United Wisconsin Group ("UWG") are complete with the remediation phase for their information technology exposures. Software for all systems have been reprogrammed or replaced and the subsidiaries have completed all testing and implementation phases as they relate to Year 2000 Issues.

    UWG is approximately 50% complete in the remediation, testing and implementation phases of its administrative, claims and billing systems. At the completion of the remaining remediation phase, UWG plans to complete the testing and implementation phases. UWG expects to complete the remediation, testing and implementation by November 30, 1999.

    The remediation, testing and implementation phases of a majority of the non-IT systems are complete and ready for immediate use. The remediation, testing and implementation for the security systems at two locations are in process and are expected to be completed by August 31, 1999.

    NATURE AND LEVEL OF IMPORTANCE OF THIRD PARTIES AND THEIR EXPOSURE TO THE
     YEAR 2000

    The Company outsources and relies extensively on third party systems to process selected payroll, membership and claims processing functions, among others. Third party systems have been upgraded and tested and are Year 2000 ready. UWG, which includes the Company's wholly owned subsidiaries of United Wisconsin Insurance Company and United Heartland Life Insurance Company, continues to work to resolve the Year 2000 Issue by November 30, 1999 for its administrative, claims and billing systems. Based on discussions with external consultants and vendors, the Company is of the understanding that all vendor systems utilized, including UWG, will be Year 2000 ready.

    The Company has initiated formal communications with its systems processing vendors, government agencies and all large customers and providers using electronic interfaces to determine the extent to which the Company's interface systems may be vulnerable to the failure of third parties to remediate Year 2000 Issues. The Company is not aware of any significant interface issues.

    The Company has surveyed its significant suppliers and subcontractors (external agents) that do not share information systems with the Company. To date, the Company is not aware of any external agent with a Year 2000 Issue that would materially impact the Company's results of operations, liquidity or capital resources. However, the Company has no means of ensuring that external agents will be Year 2000 ready. The inability of external agents to complete their Year 2000 resolution process in a timely fashion could materially impact the Company. The effect of non-compliance by external agents is not determinable.

    COST OF THE YEAR 2000 PROJECT

    The Company has utilized both internal and external resources to assess, remediate, test and implement the software and non-IT systems for the Year 2000 modifications. The total estimated direct costs of the Year 2000 project increased during the second quarter of 1999 as a result of additional consulting costs deemed necessary to ensure Year 2000 readiness for the administrative, claims and billing systems of UWG. The estimate was increased to $3.1 million and is being funded through operating cash flows. To date, the Company has incurred $1.8 million of identifiable costs related to all phases of the Year 2000 project. Remaining costs to be incurred to complete the Year 2000 project are estimated to approximate $1.3 million.

    The Company has capitalized $2.6 million related to other functionality enhancing system upgrades or new systems that also provide Year 2000 readiness. A number of other modifications to current systems are covered by existing maintenance agreements and by normal upgrades and do not present incremental additional expense.

    BCBSUW leases the claims, membership and general ledger software programs, and subleases the use of these systems to the Company under a service agreement. BCBSUW capitalized $16.5 million of implementation and system enhancement costs that were incurred to replace these systems, primarily as a result of a service agreement expiration and for improved functionality. These replacements also included Year 2000 readiness but were not the result of acceleration due to Year 2000 Issues. Approximately 24% of the amortized costs were allocated to the Company.

    Costs related to maintenance of existing computer hardware and software are expensed as incurred. Purchases of new hardware or software in replacement of non-compliant hardware or software and reprogramming costs are being capitalized in accordance with the Company's standard accounting practices.

    RISKS ASSOCIATED WITH YEAR 2000

    Company management believes it has an effective program in place to resolve the Year 2000 Issue in a timely manner. As noted above, the Company has not yet completed all necessary phases of the Year 2000 program. In the event that the Company is unable to complete the remaining phases, the Company would selectively be unable to bill and collect premiums, adjudicate medical and other claims, manage the utilization of medical services or perform actuarial determinations. In addition, disruptions in the economy generally resulting from Year 2000 issues could also materially adversely affect the Company. The Company could be subject to litigation on a loss of business in the event it failed to complete certain of the remaining remediation and implementation steps. The amount of any potential liability and lost revenue cannot be reasonably estimated at this time. No provision for any such liability or lost revenue has been recorded.

    CONTINGENCY PLANS

    The Company is developing contingency plans for certain critical applications and is working on such plans with internal staff, external consultants and major data center vendors. These contingency plans are being developed in the event the system conversions and their functionality or their readiness for Year 2000 are not completed on a timely basis. These contingency plans involve, among other actions, manual workarounds, reducing claim inventories prior to December 31, 1999, and adjusting staffing strategies.

           QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

    Of the $161.3 million of cash and investments held by the Company at June 30, 1999, approximately $4.7 million were cash and cash equivalents and $8.2 million were securities that were being held to maturity. The remaining $148.4 million available for sale securities is comprised of $29.2 million in equities and $119.2 million of principally US domestic fixed income securities with an average quality of A1 as rated by Moody's Investor Service. The Company also has access to an adjustable-rate line-of-credit and has an adjustable-rate loan with its majority shareholder. The total borrowings as of June 30, 1999 were $76.7 million.

    Because of the Company's investment policies, the primary market risks associated with the Company's portfolio are interest rate risk, credit risk, and the risk related to fluctuations in equity prices. With respect to interest rate risk, a reasonably near-term rise in interest rates could negatively affect the fair value of the Company's bond portfolio; however, because the Company considers it unlikely that the Company would need to choose to substantially liquidate its portfolio, the Company believes that such an increase in interest rates would not have a material impact on future earnings or cash flows. In addition, the Company is exposed to the risk of loss related to changes in credit spreads. Credit spread risk arises from the potential that changes in an issuer's credit rating or credit perception may affect the value of financial instruments.

    The overall goal of the investment portfolios is to support the ongoing operations of the Company's business units. The Company's philosophy is to actively manage assets to maximize total return over a multiple-year time horizon, subject to appropriate levels of risk. The Company manages these risks by establishing gain and loss tolerances, targeting asset-class allocations, diversifying among asset classes and segments within various asset classes, and using performance measurement and reporting.

    The Company uses a sensitivity model to assess the inherent rate risk of its fixed income investments. The model includes all fixed income securities held as of June 30, 1999 and incorporates assumptions regarding the impact of changing interest rates on expected cash flows for certain financial assets with prepayment features, such as callable bonds and mortgage-backed securities. The reduction in the fair value of the Company's modeled financial assets resulting from a hypothetical instantaneous 100 basis point increase in the U.S. Treasury yield curve is estimated at $4.5 million as of June 30, 1999 and $3.9 million as of December 31, 1998.

                                    BUSINESS

AVAILABLE INFORMATION

    The Company is subject to the information and reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Information as of particular dates concerning directors and officers, their remuneration and any material interest of such persons in transactions with the Company will be disclosed in reports, proxy statements and other information distributed to shareholders of the Company and filed with the Commission. Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at certain Regional Offices of the Commission located at 7 World Trade Center, 13th Floor, New York, New York 10048, and at Suite 1400, Citicorp Center, 500 West Madison Street, Chicago, Illinois 60661. Copies of such material can be obtained in person from the Public Reference Section of the Commission at its principal office located at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 25049, at prescribed rates. The Common Stock is listed on the New York Stock Exchange (the "NYSE"), and such reports, proxy statements and other information also may be inspected at the offices of the NYSE, 20 Broad Street, New York, New York 10005. The Commission also maintains a website (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants such as the Company that file electronically with the Commission.

    This Prospectus constitutes a part of a registration statement on Form S-1 (herein, together with all exhibits and schedules thereto, referred to as the "Registration Statement") filed by the Company with the Commission under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the securities offered hereby. This Prospectus, which is part of the Registration Statement, does not contain all the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. Reference is hereby made to the Registration Statement for further information with respect to the Company and the securities offered hereby. Copies of the Registration Statement are on file at the offices of the Commission and may be obtained upon payment of the prescribed fee or may be examined without charge at the public reference facilities of the Commission described above. Statements contained herein concerning the provisions of documents are necessarily summaries of such documents, and each statement is qualified in its entirety by reference to the copy of the applicable document filed with the Commission.

GENERAL

    The Company is a Wisconsin corporation organized in May of 1998 for the purpose of owning and operating the managed care companies and specialty business of the Company's predecessor AMSG. On May 27, 1998, the Board of Directors of AMSG approved a formal plan to contribute the managed care companies and specialty business and spin off UWS to its shareholders. The new corporation originally was named Newco/UWS, Inc., and subsequently renamed United Wisconsin Services, Inc. The spin off resulted in the distribution on September 25, 1998 of one share of common stock of UWS for each share of AMSG common stock held as of September 11, 1998 ("Record Date"). AMSG received a private letter ruling from the Internal Revenue Service that the spin off is tax free to AMSG, UWS and their shareholders.

    The Company's principal executive offices are located at 401 West Michigan Street, Milwaukee, Wisconsin 53203 and its telephone number at that address is
(414) 226-6900. As used herein, the terms "the Company" or "UWS" include United Wisconsin Services, Inc. and its subsidiaries.

    The Company is a leading provider of managed health care services and employee benefit products sold primarily in Wisconsin, but also serves markets in 38 other states. The products and services offered by the Company comprise a broad range of group medical and related benefit products, which provide employers with cost effective solutions to their employee benefits needs. Managed health care services are delivered through health maintenance organization ("HMO") and point-of-service ("POS") products, as well as other related products that encourage or require the use of contracting providers. HMO and POS products help control health care costs by various means, including utilization controls such as pre-admission approval for hospital inpatient services, pre-authorization of outpatient surgical procedures, and capitated or discounted fee arrangements. The Company also offers various specialty products and services including prepaid dental care, group life and disability, workers' compensation products, managed care consulting, electronic claim transmission services, pharmaceutical management, managed behavioral health services and receivables management.

    Compcare Health Services Insurance Corporation ("Compcare"), a wholly owned subsidiary of the Company, was organized in 1971 and operates primarily in Southeastern Wisconsin. Compcare is Wisconsin's oldest and second largest HMO in terms of enrollment and premium revenues. Valley Health Plan, Inc. ("Valley"), an HMO in Northwestern Wisconsin, was acquired by the Company in 1992. Its major provider is Midelfort Clinic Ltd. ("Midelfort"). Unity Health Plans Insurance Corporation ("Unity"), an HMO serving Southwestern and Central Wisconsin, was formed by the combination of HMO of Wisconsin Insurance Corporation ("HMOW") and the business of U-Care HMO, Inc. ("U-Care"). HMOW and U-Care were purchased by the Company effective October 1, 1994. Community Physicians' Network, Inc. ("CPN") and the University of Wisconsin-Madison Medical Center, constitute the provider networks for Unity.

    The Company's HMO products are sold primarily by a salaried sales force to employers and other groups including Medicaid-eligible individuals throughout Wisconsin. Specialty products and services are sold through a variety of distribution channels to employer groups and providers in Wisconsin and throughout the United States.

    BCBSUW holds approximately 46% of the outstanding common stock of UWS as of August 27, 1999 and is the Company's largest shareholder.

THE COMPANY'S STRATEGY

    The Company believes current market conditions in health care favor companies that provide quality health care products and services, while ensuring meaningful cost containment for the buyer. The Company also believes there are significant niches offering opportunities for companies that are responsive to consumer demand for affordable health care. The Company is a managed care leader in Wisconsin due to the quality and extent of its provider network, the number of its members, the breadth of its managed care product offerings and the pricing of those products. The Company also believes there are opportunities to develop or enhance specialty managed care products and services which will leverage the Company's expertise in the health care market. To take advantage of market opportunities, the Company has developed the following business strategy:

    - EMPHASIZE COST-EFFECTIVE ACCESS TO QUALITY HEALTH CARE OPTIONS. The Company believes that rising health care costs continue to cause buyers to seek cost-effective quality health care options for employees. The Company plans to focus on this demand through its HMO and specialty managed care products by offering a full range of products coupled with state-of-the-art managed care techniques and competitive administrative costs. The Company markets its "United 24" product in selected Wisconsin counties which combines health, disability and workers' compensation coverage into a single lower premium product.

    - PURSUE ACQUISITIONS AND DEVELOP STRATEGIC ALLIANCES. The Company intends to continue to pursue strategic acquisitions and alliances, including agreements with providers that it believes will complement or enhance its existing products and/or markets. Since 1996, the Company has expanded its HMO operations through two new start-up HMO's in the northern half of Wisconsin in a partnership arrangement with two major providers. The Company also recently expanded its specialty operations with the acquisitions of Intercare Network, Inc. ("Intercare"), Comprehensive

      Receivables Group, Inc. ("CRG"), formerly known as Ladd Enterprises, Inc., Allegro, Ltd. ("Allegro") and the assets of HCX, Inc. ("HCX") and Comprehensive Collection Services ("CCS"). Further, the Company believes that additional strategic alliances will enable the Company to provide additional products and services in its existing markets.

    - EXPAND GEOGRAPHICALLY. The Company intends to continue to expand its activities outside of its traditional areas of operation both inside and outside of Wisconsin. Compcare has continued to increase its market share in southeastern Wisconsin by expanding its provider networks in counties surrounding Milwaukee. The Company is executing its plan to expand Heartland Dental Plan, Inc. ("Heartland Dental"), its dental HMO product, to selected market territories in a number of states in the upper Midwest. The Company continues to expand its life and disability products through a brokerage sales effort in the upper Midwest. The workers' compensation product is being actively marketed in Iowa and Illinois, and the Company seeks additional opportunities to expand the workers' compensation business through acquisitions or strategic joint ventures. In addition, the Company may acquire other managed care companies or related lines of business in order to enter new markets both inside and outside of Wisconsin.

    - LEVERAGE BCBSUW RELATIONSHIP. Compcare is in the process of licensing and using the Blue Cross and Blue Shield service marks with its products. The Company believes this licensing and use will give Compcare a marketing and sales advantage over its other managed care competitors in its markets. In addition, as a result of its affiliation with BCBSUW, including through the Service Agreements, the Company has access to BCBSUW's extensive database of health care claims information. The Company believes this database provides it with a competitive advantage since it is able to utilize the database to design, underwrite, price and administer its products more effectively. Given a stronger relationship with BCBSUW, the individual specialty businesses can expand their markets for specialty products and services to other blue cross and blue shield plans nationwide. The Company currently has business contracts with other blue cross and blue shield plans such as Empire Blue Cross, Blue Cross & Blue Shield of Arizona and Blue Cross & Blue Shield of Kansas.

HMO PRODUCTS

    PRODUCTS

    Compcare offers a variety of HMO and POS products throughout Wisconsin. POS products have become the coverage of choice for a number of employers as they provide a complete replacement for programs that include a preferred provider organization ("PPO") plan or both traditional indemnity and HMO coverages. Compcare offers its members a broad network of providers, which include all three of the major integrated health care systems in Southeastern Wisconsin.

    Valley offers the following plans: (i) the Group Plan, a comprehensive HMO plan; (ii) the Partner Plan, a traditional HMO plan which incorporates co-payments; (iii) POS products, which combines a traditional HMO plan and an out-of-network benefit with deductible and coinsurance; (iv) a Medicare Supplement product, which is designed to close the gap between health care costs incurred and government programs' allowed payments; (v) a small group product, combining managed care with deductibles and co-payments; and (vi) an HMO Medicaid plan, which is a comprehensive HMO plan for Medicaid recipients.

    Unity offers a comprehensive group plan, which incorporates some co-payments and deductibles, and a modified comprehensive group plan which incorporates co-payments and deductibles as well as coinsurance on certain benefits such as hospitalization and specialty care. Unity also offers an individual plan, including an in-area conversion plan, and a Medicare Supplement plan and markets POS plans with a wide variety of benefits.

    The POS plans provide significant incentives for its members to utilize the plans' managed care benefits and provide reduced benefits and increased deductibles and co-payments when services are rendered by providers outside of the POS network. In order to receive the higher level of benefits available within the network, a member must follow referral and prior authorization requirements by receiving care from a primary care physician within the network or be referred to a specialist by the primary care physician. These incentives lower the overall premium for the group, even though the POS premiums tend to be slightly higher than comparable traditional HMO products. POS plans provide a greater level of health care cost control than a traditional HMO or an indemnity plan. POS plans are sold generally as a complete replacement for an employer's HMO and indemnity offerings.

    MARKETING AND CUSTOMERS

    Marketing HMO products generally is a two-step process. Presentations are made first to employers. Once selected by an employer, the Company then directly solicits members from the employee base. During periodic "open enrollments," when employees are permitted to change health care programs, the Company uses advertising and work site presentations to attract new members. Virtually all of the HMO employer group contracts are renewable annually.

    Significant factors in HMO selection by employers and employees include the composition of provider networks, quality of services, price, choice and scope of benefits and market presence. To the extent permitted by OCI and the federal government, the Company can offer an employer a wide spectrum of benefit options, including federally qualified and non-federally qualified products. To address rising health care costs, some employers now consider a variety of health care options to encourage employees to use the most cost-effective form of health care services. These options, which include HMO and POS plans, may either be self-funded or provided by third parties.

    As of June 30, 1999, HMO membership consisted of the following (in numbers of individuals):

                                            HMO         POS       MEDICAID       TPA       TOTAL
                                         ---------  -----------  -----------  ---------  ---------
                                               COMMERCIAL
                                         ----------------------
Compcare...............................     99,451      44,115       31,332          --    174,898
Valley.................................     25,436      12,917        3,872          --     42,225
Unity..................................     58,304      17,496        4,681       6,618     87,099
                                         ---------  -----------  -----------  ---------  ---------
                                           183,191      74,528       39,885       6,618    304,222
                                         ---------  -----------  -----------  ---------  ---------
                                         ---------  -----------  -----------  ---------  ---------

    Trends in membership over the last several years have shown that there is strong growth in the Company's POS and Medicaid products, with slower growth in HMO membership.

    Compcare's operations in the six counties included in the Southeastern Wisconsin region comprise approximately 89% of its total membership. The remainder of Compcare's membership is spread throughout Wisconsin. Valley operates in a 15 county area in Western Wisconsin, and Unity operates in a 28 county area in Southwestern and Central Wisconsin. During 1996, the Company entered into two strategic partnerships to offer HMO products in Northern Wisconsin. Compcare Northwest is a partnership with the Duluth Clinic to bring managed care operations to the underserved rural market. Northwoods Health Plans, LLC is a joint venture formed with Howard Young Health Care, Inc., a leading provider of health care services in North Central Wisconsin. The Company believes that expansion efforts should contribute to increased enrollment by attracting new employer groups and by increasing penetration in existing employer groups. Effective July 1, 1999 the State of Wisconsin will implement BadgerCare, which offers affordable health care coverage to uninsured families with income below 185% of the federal poverty level. Coverage will be provided through the existing Medicaid network which utilizes HMO's throughout the State. The Company's HMO's will participate in providing health care coverage to BadgerCare participants.

    The following table identifies the top ten group contracts with the highest HMO earned premium for 1998:

                                                                                 PERCENTAGE OF
                                                                                EARNED PREMIUMS
                                                                                    IN 1998
                                                                              -------------------
State of Wisconsin..........................................................            12.3%
Medicaid....................................................................            11.0
Federal Employee Health Benefits Program....................................             4.1
Milwaukee County............................................................             3.4
General Motors Corporation..................................................             2.9
Briggs and Stratton Corporation.............................................             2.8
Milwaukee Public Schools....................................................             2.5
Construction Worker Health Fund.............................................             2.0
City of Milwaukee...........................................................             2.0
Northwestern Mutual Life Insurance Company..................................             1.4
                                                                                       -----
    Subtotal................................................................            44.4
Other employer groups (2,847 in number)                                                 55.6
                                                                                       -----
                                                                                       100.0%
                                                                                       -----
                                                                                       -----

    The HMOs have significant enrollment among federal, state and municipal government employees, as well as employees represented by collective bargaining units. The Company believes that health care will continue to be an important negotiating issue with organized labor groups and the reputation of the Company's HMOs are advantageous to its future marketing efforts.

    Through one of the Service Agreements, the Company utilizes BCBSUW's salaried sales force that as of June 30, 1999, consisted of 31 account executives, two agency managers, five agency consultants, and six sales directors, to market HMO products. The Company directly employs a sales staff of six account executives, one sales director, one agency manager and two agency consultants who market products for Unity as well as BCBSUW.

    PROVIDERS

    Compcare, Valley and Unity contract with physicians and hospitals to provide medical services to their members. Members designate one physician in the network as their primary care provider and are required to seek non-emergency care from this physician.

    Compcare has an extensive provider network in Southeastern Wisconsin, which includes approximately 3,600 physicians. Compcare is the only HMO that contracts with all eight of the largest multi-specialty clinics in Milwaukee for the provision of health care services to its members. This network is augmented by individual physicians; hospitals and independent physician associations ("IPAs") affiliated with Milwaukee's largest hospitals. Providers outside of Milwaukee consist of multi-specialty clinics and hospitals. Ancillary services are provided under capitated arrangements through sub-networks including chiropractic, mental health, oral surgery, home care, durable medical equipment and vision. No single provider represents a material relationship in Compcare's provider network. Compcare's contracts with providers renew annually. Compcare considers its relationships with its provider networks to be good and has been able to renew its provider contracts on acceptable terms.

    Approximately 56% of Valley's medical and other benefits are provided under an arrangement with Midelfort and its affiliate, Luther Hospital, which the Company believes is the leading medical services provider in Eau Claire, Wisconsin. Arrangements with three smaller area clinics and five other hospitals provide a majority of the other Valley medical and other benefits. Valley's provider network consists of approximately 350 physicians. Approximately 80% of Valley's physician services are provided under the

Midelfort arrangement. Valley has contracts with six hospitals (one of which is affiliated with Midelfort) which have provided a majority of Valley's hospital services. The relationship with Midelfort is generated by the Valley provider arrangement, which is renewable by the parties through December 31, 2002. Valley's contracts with its other providers renew annually. The Company considers its relationships with Midelfort and its other providers for Valley to be good and has been able to renew provider contracts on acceptable terms.

    Unity contracts with CPN, an IPA and University Health Care ("UHC"), an affiliate of the University of Wisconsin Hospital and Clinics, which together provide the majority of physician services for Unity's membership throughout its 28 county service area. The contracts with CPN and UHC are renewable through October 1, 2004. CPN and UHC collectively contract with approximately 570 primary care providers and 2,470 specialists and ancillary health care providers. In addition, Unity contracts directly with approximately 50 acute care and specialty care hospitals. CPN and UHC have renewed their provider contracts for 1999.

    Compcare, Valley and Unity manage the cost of health care provided to their members through the method of payment and risk-sharing programs with physician groups and hospitals and with their utilization management programs. The method of payment consists of a mixture of capitation, fee schedules and discounted fee-for-service arrangements. Capitation allows the payment of a fixed amount per member per month to providers, regardless of services provided, which stabilizes medical and dental costs. Capitation encourages providers to avoid unnecessary utilization of hospital, physician and ancillary health care services. For the six month period ended June 30, 1999, approximately 48.0%, 21.5% and 92.6% of Compcare's, Valley's and Unity's medical benefits, respectively, were provided under capitated arrangements.

    For certain medical providers, compensation for services is calculated on a discounted fee-for-service basis. Under this arrangement, the Company will reimburse physician groups for services rendered based upon negotiated fee schedules or usual and customary charges less an agreed upon discount. Hospitals may be reimbursed at a set per diem rate for each inpatient day, on a flat rate per procedure basis, or on a discounted charge basis. In fee-for-service arrangements, risks associated with utilization are retained by Compcare and Valley. However, such arrangements provide Compcare and Valley with greater pricing flexibility and opportunities to benefit by application of underwriting on a group specific or individual basis. Furthermore, fee schedule-based compensation allows Compcare and Valley to better target improvement in loss ratios through product development and benefit modification. Such changes are more difficult in a capitated system since capitation levels must be renegotiated before any effective changes can be made to benefits or products.

    One capitated physician group, two hospital systems and one mental health facility in Compcare's provider network elect to participate in stop-loss arrangements with the Company. For example, one integrated hospital system elected a stop-loss arrangement in which the inpatient, outpatient and professional service costs incurred for any eligible member cannot exceed $75,000 in a given contract year. Any cumulative costs in excess of $75,000 per year are paid to the provider in addition to the capitation payments previously paid. These arrangements limit the facility's or group's claim liability to a fixed amount per member per year. Claim costs in excess of stop-loss limits are reimbursed by Compcare to the participating providers and represent approximately 0.1% of the total capitation payments in 1998.

    OPERATIONS OF PROVIDER ARRANGEMENTS

    Valley has a provider arrangement with Midelfort. The current term of the provider arrangement is through January 1, 2000, with an option for an additional three-year renewal term or renewal terms of one year each. During the initial five-year term of the provider arrangement, after-tax profits were shared equally with Midelfort. Effective January 1, 1997, 50% of pre-tax profits are shared with Midelfort. Profit sharing with Midelfort equaled $1.2 million during 1998 and $0.4 million for the six months ended June 30,

1999. Midelfort has an option to repurchase all the capital stock of Valley on December 31, 1999 for Valley's net equity plus $400,000. If Midelfort exercises its repurchase option, the Company would have no ongoing interest in Valley.

    Unity has provider agreements with Community Health Systems, LLC ("CHS") and UHC that provide for profit sharing. Under these agreements, 50% of the pre-tax profits are shared, with CHS receiving 30% and UHC receiving 20%. The combined profit sharing payments to CHS and UHC equaled $2.1 million in 1998 and $0.3 million for the six months ended June 30, 1999. CHS and UHC have options to repurchase the businesses originally sold to the Company including the increased membership related to their respective provider networks on November 1, 1999 or November 1, 2004. CHS has the right to repurchase the former HMOW business related to the rural provider networks and the Unity legal entity for the net assets of Unity related to the business being repurchased. If CHS exercises this repurchase option, the Company would need to transfer the remaining Unity business to one of its other managed care companies. UHC has the option to repurchase the former U-Care business related to the University of Wisconsin provider network exercisable on November 1, 1999 for the value of the net assets of Unity related to the business being repurchased plus $500,000. Exercise of the repurchase option ends the agreement with respect to that party. If both repurchase options are exercised the Company would have no ongoing interest in Unity.

    COST CONTAINMENT

    The majority of medical management and cost containment services for Compcare are provided by the Company's wholly owned subsidiary Meridian Managed Care, Inc. Services for Valley and Unity are coordinated by medical directors in conjunction with the medical staffs of their providers.

    MANAGEMENT INFORMATION SERVICES

    Each of the Company's HMOs utilizes information systems developed and/or customized specifically to meet the needs of the HMO. The information systems support marketing, sales, underwriting, contract administration, billing, financial and other administrative functions as well as provider capitation and claims administration, provider management, quality management and utilization review.

    The Company continually evaluates, upgrades and enhances the information systems that support its operations. Certain information system functions utilized by Compcare and Valley are outsourced to a third party.

SPECIALTY MANAGED CARE PRODUCTS AND SERVICES

    In the last few years, the Company has focused on growing the specialty products and services it offers. The products and services include prepaid dental care, life and disability insurance, workers' compensation and managed behavioral health benefits, managed care consulting, electronic claims processing, case management, pharmaceutical and receivables management and other medical benefits. They are sold through a variety of methods, including brokers, agents and an in-house sales force. The Company recently formed Innovative Resources Group, Inc. ("IRG"), which is comprised of five of the Company's specialty managed care subsidiaries providing medical and behavioral health management services, case management, employee assistance programs, employee assistance programs, workers' compensation case management, and pharmacy management services.

    DENTAL

    At year end 1997, a separate corporate entity, Heartland Dental, was established to manage the Company's dental HMO operations (formerly known as Dentacare). Heartland Dental was established as a separate entity to facilitate growth of prepaid dental business outside of Wisconsin. Heartland Dental performed its initial filing for licensure in Michigan and Ohio at the end of 1998. Prepaid dental services were provided to approximately 175,500 members as of June 30, 1999, which makes Heartland Dental the largest dental HMO in Wisconsin. Premium revenues attributable to Heartland Dental were $29.1 million for the year ended December 31, 1998 and $15.2 million for the six months ended June 30, 1999. Heartland Dental contracts with group dental practices on a capitated basis throughout Wisconsin and Northern Illinois. Members receive services through their selected dental center. In addition, Heartland Dental offers POS and out-of-area products. The Heartland Dental provider network had 282 dental providers as of June 30, 1999. The Company considers its relationship with its dental provider network to be good and has been able to renew its dental provider contracts on acceptable terms. Heartland Dental competes with other regional and national managed care dental plans, indemnity dental insurance, self funded dental plans and direct reimbursement dental programs.

    Heartland Dental offers ten different products with varying benefit options, most of which cover all preventive and diagnostic services. Other services are offered at various levels of coverage. All products cover pre-existing conditions and the full range of dental services, including orthodontics.

    LIFE AND DISABILITY

    The Company offers group term life and accidental death and dismemberment ("AD&D") coverages as well as dependent life and accelerated death benefits. Short and long-term disability products have been designed to provide income replacement for an employee who becomes disabled through a non-work related situation. The Company's Rapid Pay plan is a unique short-term disability product by which claimants receive benefits on a timely basis with minimal up-front paperwork. As of June 30, 1999, the Company had a total of 273,000 life and disability certificates. Premium revenue related to life and disability products was $40.2 million and $34.0 million for the years ended December 31, 1998 and 1997 and $18.6 million for the six months ended June 30, 1999, respectively. Certain life and disability products are underwritten by United Wisconsin Life Insurance Company ("UWLIC"), a wholly owned subsidiary of AMSG, and ceded to United Heartland Life Insurance Company ("UHLIC"), which is licensed in Ohio and Wisconsin. UWLIC is licensed to do business in 38 states and the District of Columbia. United Wisconsin Insurance Company ("UWIC"), which sells disability products, is licensed in 35 states and the District of Columbia. The Company competes with national providers of group life and disability coverage.

    An insurance company's rating is an important factor in establishing its competitive position. In 1998, UWIC, UWLIC and UHLIC were assigned ratings of "A-" (Excellent) by A.M. Best Company, Inc. ("Best"). The "A-" rating is the fourth highest rating given to insurance companies.

    MANAGED CARE WORKERS' COMPENSATION

    Through United Heartland, Inc. ("United Heartland"), the Company applies managed care techniques to the workers' compensation market in Wisconsin. The workers' compensation coverage sold through United Heartland is underwritten by UWIC in those states where UWIC is licensed to provide such coverage. A reinsurer underwrites risk for coverage in those states where UWIC is not licensed to provide workers' compensation coverage. Premium revenue attributable to United Heartland approximated $21.5 million during 1998 and $10.9 million during the six months ended June 30, 1999. During 1998 and the six months ended June 30, 1999, the Company retained 70% of the workers' compensation risk and ceded the other 30% to a reinsurer. The workers' compensation market, both nationally and in the state of Wisconsin, is extremely competitive. Competition has primarily come from the large, national multi-line property and casualty insurance companies.

    The Company believes the key elements to success in the workers' compensation insurance business are service to employers and control of workers' compensation costs through comprehensive loss control and claims management procedures. As part of its underwriting process, United Heartland performs a loss control review of each prospective insured prior to making a commitment to provide coverage. It also examines the employer's commitment toward developing or improving light duty/return to work programs, safety awareness programs, supervisor training in accident investigation and enforcement of safety in the workplace. United Heartland also reviews the financial resources of the employers to verify an ability to follow through on any commitments made that may require a capital expenditure.

    United Heartland utilizes medical management resources to assist in the adjustment of its claims, which include: (i) access to BCBSUW's usual and customary charges database; (ii) the PPO network established by the Company for United Heartland clients; and (iii) access to the hospital bill audit and medical staff of the Company as needed in claims handling. The Company believes this managed care capability, combined with a commitment to communicating with employers, employees and medical providers, assists United Heartland in monitoring the major cost factors of workers' compensation claims. Cost savings have been demonstrated as United Heartland's customers experienced a 16% drop in the cost of their workers' compensation claims over the seven-year period ended December 31, 1998.

    MANAGED CARE CONSULTING

    Through Meridian Resource Corporation ("MRC"), the Company specializes in providing consulting and technical services to insurance companies, employers, providers, government agencies, coalitions and other organizations to help them make decisions regarding health care benefits and more effective health care delivery. Consulting services include health care data analysis, hospital cost indexing and analysis, feasibility studies and economic analysis. Technical services include hospital bill audit, data analysis and reporting, claims audit and subrogation recovery services. MRC also has established a niche in collecting salvage and subrogation recoveries for self-insured groups and other health insurers. The Company competes against other stand-alone companies that provide similar cost reduction strategies and other large insurance companies that have these functions. Revenues from managed care consulting services totaled $13.2 million for the year ended December 31, 1998 and $8.4 million for the six months ended June 30, 1999.

    The Company's combined medical management functions are conducted through Meridian Managed Care, Inc. ("MMC"). MMC primarily serves the population of Compcare and BCBSUW but also markets its programs to non-affiliated organizations. MMC controls costs by promoting quality and efficiency. Central to its effectiveness is promoting and developing partnerships with providers.

    MMC's utilization management program provides comprehensive, custom-designed strategies that protect its members and control costs by ensuring cost-effective, quality care. MMC's traditional utilization management program offers inpatient prior authorization, admission review, continued stay review, discharge planning, case management, patient education, appropriateness review and outpatient procedure review.

    The Company acquired in the second quarter of 1999 through MRC the assets comprising certain services of HCX, a health care cost-management corporation based in Washington, D.C. The services include hospital bill auditing, inpatient and outpatient bill review, refund assistance, provider discount networks, and nurse directed negotiation.

    Intercare is a catastrophic case management company that provides services to reinsurance companies, 50 to 60 third party administrators, indemnity insurers and employer groups nationwide. Intercare fully understands the intricacies of the self funded marketplace and provides medical management and support to those groups. Support services include catastrophic case management, hospital admission reviews, a special investigation unit and a nurse review program for underwriters. The Company acquired Intercare in August 1998. Revenues of Intercare totaled $1.4 million for the year ended December 31, 1998 and $0.8 million for the six months ended June 30, 1999.

    ELECTRONIC CLAIM SUBMISSION

    United Wisconsin Proservices, Inc. ("Proservices") provides software and claim submission services and has created the largest provider/insurer network for such services in Wisconsin, extending to over 200 hospitals and clinics in Wisconsin and over 500 home health agencies nationwide. Proservices electronically transmits more than seven million medical claims annually for such clients as Medicare, Medicaid, private insurers, third party administrators and re-pricers. Proservices competes with other hospital software vendors and national suppliers of electronic claims processing.

    PHARMACEUTICAL MANAGEMENT

    Pharmacy management services promote appropriate and cost-effective pharmaceutical utilization through formulary development, pharmacy network management, pharmacy and therapeutic committees, and concurrent and retrospective drug review. Central to the program is the pharmacy benefit management service, which consists of rebate management for Compcare, BCBSUW and non-affiliated clients, represents approximately 0.6 million lives.

    MANAGED BEHAVIORAL HEALTH

    CNR Health, Inc. ("CNR") is a managed care organization that provides cost-effective behavioral health care management solutions to a variety of customers. CNR's primary products include behavioral health management, provider networks, employee assistance programs, medical management, disability management, behavioral health claims administration and behavioral health management software. Additionally, through YW Works, a partnership formed with two local organizations, it manages the Milwaukee County Regional contract of the Wisconsin Works ("W-2") program. W-2 is a new program that replaced Aid to Families with Dependent Children with programs to prepare individuals for the job market and help them find and keep those jobs.

    CNR customers include insurance companies, self-funded employers, third party administrators, Medicaid and other governmental entities. Through its various programs, CNR manages approximately 978,800 lives as of June 30, 1999 and earned revenues for the year ended December 31, 1998 of $23.0 million and $12.0 million for the six months ended June 30, 1999.

    RECEIVABLES MANAGEMENT

    CRG is a health care receivables management firm based in Michigan and serves five mid-western states. CRG provides collections and receivables management services to hospitals in Michigan and other commercial clients in Michigan, Ohio, Illinois, Indiana and Wisconsin. Receivables management services provided within the health care industry represents 95% of 1998 total revenues of $3.8 million and 98% of the six months ended June 30, 1999 total revenues of $1.9 million. The Company acquired CRG in December 1998.

    CCS is a full service health care receivables management business. CCS provides collections and receivables management services mainly to hospitals located in Michigan. The Company acquired the assets of CCS through CRG in the second quarter of 1999.

    CASE MANAGEMENT

    Allegro is a case management company based in Stevens Point, Wisconsin, which provides specialized workers' compensation medical and vocational case management consulting, training and provider review services on behalf of 60 corporate clients in the Midwest.

    The Company acquired in July of 1999 through Allegro the assets comprising the managed care division of HCX. The division provides case management to group health insurers, large self-insured plans, and state funds for the states of Arizona and Idaho.

COMPETITION

    The managed care industry is highly competitive. During the past few years, the managed care industry in Wisconsin and the upper Midwest has experienced consolidation. The Company believes the principal competitive features affecting its ability to retain and increase its managed care membership include the price of benefit plans offered, the composition of provider networks, quality of service, responsiveness to user demands, financial stability, comprehensiveness of coverage, diversity of product offerings and market presence and reputation. Although the Company is a leading provider of managed care services in Wisconsin, the Company may experience increased competition in the future. The Company competes with national competitors for its HMO products including Humana, Inc. and United HealthCare Corp. The Unity HMO competes with Dean Health Plan, Inc. in the Madison area and surrounding counties. Many of the Company's competitors are larger, have considerably greater financial resources and distribution capabilities and offer more diversified types of insurance coverage than the Company.

REINSURANCE

    The Company manages the risk it retains through the use of reinsurance. The Company maintains in force both "quota share" and "excess of loss" reinsurance treaties. Quota share reinsurance is a contractual arrangement whereby the reinsurer assumes an agreed percentage of certain risks insured by the ceding insurer and shares premium revenue and losses proportionately. The Company's quota share reinsurance treaties allocate the total amount of business subject to the treaties between the Company and the respective parties to the treaties. Through quota share reinsurance, UHLIC assumes 100% of certain life coverages underwritten by UWLIC. UWIC cedes to BCBSUW 100% of certain medical coverages. Approximately 40% of the Company's workers' compensation business is ceded to an independent non-affiliated reinsurer. Excess of loss reinsurance is used to cap the amount of loss retained by the Company on individual claims or a series of claims. Excess of loss reinsurance is utilized by the Company's HMOs to limit their exposure to inpatient hospital claims or, in the case of Compcare, to organ transplants. On the life and disability business, the Company limits its retention per claim to $75,000. For workers' compensation claims, the Company retains the first $250,000 of a loss, which it shares with its quota share reinsurer, and cedes losses between $250,000 and $10,000,000 on an individual excess of loss basis to third party reinsurers. Except for affiliates of the Company, all reinsurers with which the Company contracts are rated "A-" (Excellent) or better by Best.

SERVICE AGREEMENTS

    The Company and several of its subsidiaries purchase services from, or provide services to, BCBSUW pursuant to written agreements (the "Service Agreements"). Services covered by these agreements include marketing, information systems, legal, investment, actuarial, accounting, underwriting and other administrative and management services. Fees under the Service Agreements are calculated on a cost basis. Costs directly attributable to a particular company are paid by such company. Costs that are not specific to any particular company are allocated based on utilization and allocation methods agreed to by the parties to the agreements. If the recipient can obtain any of the services under more favorable terms by performing the services itself or by procuring them from a third party, it is not obligated to renew the Service Agreement for those services if the provider is unwilling to substantially match such terms. The Service Agreements automatically renew annually unless otherwise terminated. In addition, under Wisconsin law, the OCI reviews the Service Agreements to ensure that the agreements are reasonable and fair to the interests of the insurance companies that are parties to the agreements. For the year ended December 31, 1998 and the six months ended June 30, 1999, the Company paid approximately $9.0 million and $7.7 million, respectively for such services, and received approximately $14.8 million and $6.0 million, respectively from BCBSUW for the provision of such services.

    The Company may provide certain services to AMSG pursuant to a written agreement (the "AMSG Service Agreement"). Services that AMSG may utilize pursuant to the AMSG Service Agreement include investment management, investment accounting, risk management, accounting and financial audit and corporate communications. Fees under the AMSG Service Agreement for investment management and investment accounting will be based on a percentage of the portfolio plus a flat rate for each company whose investments are being handled by the Company. Fees for risk management will be based on a percentage of the annual premiums for risk management insurance. Fees for accounting and financial audit and corporate communications will be based on an hourly rate. The AMSG Service Agreement will terminate on December 31, 1999 unless terminated earlier upon appropriate notice. The AMSG Service Agreement was submitted to OCI for its review and lack of disapproval.

INVESTMENTS

    The Company attempts to minimize its business risk through conservative investment policies. Investment guidelines set quality, concentration and return parameters. The Company's investment guidelines permit investments in various types of liquid assets, including U.S. Treasury obligations, securities of various Federal agencies and commercial paper, and other assets including corporate debt securities, municipal securities, asset-backed securities, mortgage-backed securities, equity securities and mutual funds. Up to 10% of the Company's fixed income portfolio (at the time of purchase) may be invested in issues rated BB by Standard & Poor's Corporation or an equivalent rating from another nationally recognized securities rating organization. The remainder of the individual fixed income issues must carry an investment grade rating at the time of purchase, and the ongoing average portfolio rating must be "A-" or better, based on ratings of Standard & Poor's Corporation or another nationally recognized securities rating organization. The Company invests in securities authorized by applicable state laws and regulations and follows investment policies designed to maximize yield, preserve principal and provide liquidity. The Company's portfolio contains no investments in mortgage loans or non-publicly traded securities, except for investments in affiliates. However, at December 31, 1998 and June 30, 1999, $31.1 million and $24.8 million, respectively, of the Company's investment portfolios were invested in investment grade government agency mortgage-backed securities.

    With the exception of short-term investments and securities on deposit with various state regulators, investment responsibilities have been delegated to external investment managers. Such investment responsibilities, however, must be carried out within the investment parameters established by the Company, which may be amended from time to time.

    Securities which may be sold prior to maturity to support the Company's investment strategies, such as in response to changes in interest rates, the yield curve concentration or sector concentration, are classified as available for sale and are stated at market value with unrealized gains and losses reported as a component of shareholders' equity. Securities for which the Company has both the positive intent and ability to hold to maturity are recorded at amortized cost. Bonds, which are held to meet deposit requirements of the various states, are classified as held to maturity. All other bonds are classified as available for sale.

    The table below reflects investment results for the years indicated:

                                                                       SIX MONTHS ENDED JUNE
                                        YEARS ENDED DECEMBER 31,                 30
                                   ----------------------------------  ----------------------
                                      1996        1997        1998        1999        1998
                                   ----------  ----------  ----------  ----------  ----------
                                                     (DOLLARS IN THOUSANDS)
Average invested assets(1).......  $  180,679  $  179,505  $  185,249  $  177,182  $  180,869
Net investment income(2).........      10,659      10,317      10,240       4,739       5,126
Average yield....................        5.90%       5.75%       5.53%       5.35%       5.67%
Net realized gains...............       8,381      11,921       9,123       1,789       5,023
Net unrealized gains (losses) on
  stocks & bonds.................       6,272       4,795       1,895      (1,590)      4,168

------------------------

(1) Average of aggregate investment amounts at the beginning and end of each period.

(2) Amounts are calculated net of investment expenses, but prior to adjustment for other interest income and expense.

REGULATION

    GENERAL.

    Government regulation of employee benefit plans, including health care coverage, health plans and the Company's specialty managed care products, is a changing area of law that varies from jurisdiction to jurisdiction and generally gives responsible administrative agencies broad discretion. The Company believes that it is in compliance in all material respects with the various federal and state regulations applicable to its current operations. To maintain such compliance, it may be necessary for the Company or a subsidiary to make changes from time to time in its services, products, structure or operations. Additional government regulation or future interpretation of existing regulations could increase the cost of the Company's compliance or otherwise affect the Company's operations, products, profitability or business prospects.

    The Company is unable to predict what additional government regulations, if any, affecting its business may be enacted in the future or how existing or future regulations might be interpreted. A number of jurisdictions have enacted small group insurance and rating reforms which generally limit the ability of insurers and health plans to use risk selection as a method of controlling costs for small group business. These laws may generally limit or eliminate use of pre-existing condition exclusions, experience ratings and industry class ratings, and limit the amount of rate increases from year to year. Under these laws, cost control through provider contracting and managing care may become more important, and the Company believes its experience in these areas will allow it to compete effectively.

    Federal legislation has significantly expanded regulation of group health plans and health care coverage. The new laws place restrictions on the use of pre-existing conditions and eligibility restrictions based upon health status and prohibit cancellation of coverage due to claims experience or health status. Federal regulations also prohibit insurance companies from declining coverage to small employers. Additional federal laws, which took effect in 1998, include prohibitions against separate, lower, dollar maximums for mental health benefits and requirements relating to minimum coverage for maternity inpatient hospitalization. The Company does not anticipate that these laws will affect its comparable profitability or business prospects because all insurance companies across the country are subject to the same requirements. Furthermore, many requirements of the federal legislation are similar to small group reforms that have been in place for many years. The Company will be able to utilize and expand upon the cost control measures initiated as a result of small group legislative reform.

    Increasingly, States are considering various health care reform measures which, if passed, may limit the ability of the Company and its health plans to control which providers are part of their networks and hinder their ability to manage utilization and cost effectively. "Patient Protection" laws, which became effective in Wisconsin in late 1998, established a prudent layperson standard for coverage of emergency room care and provided extended access to providers who are no longer part of the plan's network. A number of other States are considering similar legislation. While this could affect the Company's operations in those States, comparable profitability and business prospects should not be impacted because competing insurance companies would be subject to the same legislation.

    HMOS.

    Wisconsin and the other states in which the Company offers HMO products have enacted statutes regulating the activities of those health plans. Most states require periodic financial reports from HMOs licensed to operate in their states and impose minimum capital or reserve requirements. In addition, certain of the Company's subsidiaries are required by state regulatory agencies to maintain restricted cash reserves represented by interest-bearing instruments which are held by trustees or state regulatory agencies to ensure that adequate financial resources are maintained or to act as a fund for insolvencies of other HMOs in the State.

    As a federally qualified HMO, Compcare must file periodic reports with, and is subject to periodic review by, the Department of Health and Human Services, the Health Care Financing Administration and the Office of Prepaid Health Care. The Company's other HMOs are subject only to state regulation because they are not federally qualified HMOs.

    The Company's HMOs which have Medicaid contracts are subject to both federal and state regulation regarding services to be provided to Medicaid enrollees, payment for those services and other aspects of the Medicaid program. Medicaid has in force and/or has proposed regulations relating to fraud and abuse, physician incentive plans and provider referrals which may affect the Company's operations.

    Several of the Company's health plans have contracts with the Federal Employees Health Benefit Plan ("FEHBP"). These contracts are subject to extensive regulation, including complex rules relating to the premiums charged. FEHBP has the authority to retroactively audit the rates charged and may seek premium refunds and other sanctions against health plans participating in the program. The Company's health plans, which have contracted with FEHBP, are subject to such audits and may be requested to make such refunds.

    INSURANCE REGULATION.

    The Company's insurance subsidiaries are subject to regulation by the Department of Insurance in each state in which the entity is licensed. Regulatory authorities exercise extensive supervisory power over insurance companies relating to the licensing of insurance companies; the amount of reserves which must be maintained; the approval of forms and insurance policies used; the nature of, and limitation on, an insurance company's investments; periodic examination of the operations of insurance companies; the form and content of annual statements and other reports required to be filed on the financial condition of insurance companies; and the establishment of capital requirements for insurance companies. The Company's insurance company subsidiaries are required to file periodic statutory financial statements in each jurisdiction in which they are licensed. Additionally, such companies are examined periodically by the insurance departments of the jurisdiction in which they are licensed to do business.

    The National Association of Insurance Commissioners ("NAIC") adopted the Risk-Based Capital ("RBC") for Life and/or Health Insurers Model Act ("RBC Model Act"), effective December 31, 1993, to evaluate the adequacy of statutory capital and surplus in relation to investment and insurance risks associated with: (i) asset quality; (ii) mortality and morbidity; (iii) asset and liability matching; and (iv) other business factors. The RBC Model Act formula is used by the States to monitor trends in statutory capital and surplus for the purpose of initiating regulatory action. The NAIC adopted similar RBC requirements for property and casualty insurance companies effective December 31, 1994, and for health organizations, including HMOs, effective December 31, 1998. The Company has calculated the risk-based capital for its life, property and casualty, and HMO subsidiaries as of December 31, 1998 using the applicable RBC formula. These calculations produced risk-based capital levels that exceed the levels at which the RBC formulas recommend intervention by regulatory authorities. The reduction in the fair value of the Company's modeled financial assets resulting from a hypothetical instantaneous 100 basis point increase in the U.S. Treasury yield curve is estimated at $4.5 million as of June 30, 1999 and $3.9 million as of December 31, 1998.

    Under Wisconsin law, insurance companies must provide OCI with advance notice of any dividend that is more than 15% larger than any dividend for the corresponding period of the previous year. In addition, OCI may disapprove any "extraordinary" dividend, defined as any dividend which, together with other dividends paid by an insurance company in the prior twelve months, exceeds the lesser of: (i) 10% of statutory capital and surplus as of the preceding December 31; (ii) with respect to a life insurer, net income less realized gains for the calendar year preceding the date of the dividend; or (iii) with respect to a non-life insurer, the greater of (ii) above or the aggregate net income less realized gains for the three calendar years preceding the date of the dividend less distributions made within the first two of those three years.

    Based upon the financial results of the Company's combined insurance subsidiaries for the year ended December 31, 1998 and the six months ended June 30, 1999, $7.7 million is available for 1999 dividend payments to their parent without regulatory approval.

    INSURANCE HOLDING COMPANY REGULATIONS.

    The Company is a holding company that conducts all of its business through combined entities and is subject to insurance holding company laws and regulations. Under Wisconsin law, acquisition of control of the Company, and thereby indirect control of its insurance subsidiaries, requires the prior approval of OCI. "Control" is defined as the direct or indirect power to direct or cause the direction of the management and policies of a person. Any purchaser of 10% or more of the outstanding voting stock of a corporation is presumed to have acquired control of the corporation and its subsidiaries unless OCI, upon application, determines otherwise.

    Each of the Company's combined insurance entities is subject to regulation under state insurance holding company regulations. Such insurance holding company laws and regulations generally require registration with that state's department of insurance and the filing of certain reports describing capital structure, ownership, financial condition, certain intercompany transactions and general business operations. Various notice and reporting requirements generally apply to transactions between companies within an insurance holding company system, depending on the size and nature of the transactions. Certain state insurance holding company laws and regulations require prior regulatory approval or, in certain circumstances, prior notice of, certain material intercompany transfers of assets as well as certain transactions between the regulated companies, their parent holding companies and affiliates, and acquisitions.

    UTILIZATION REVIEW REGULATIONS.

    A number of states have enacted laws and/or adopted regulations governing the provision of utilization review activities. Generally, these laws and regulations require compliance with specific standards for the delivery of services, confidentiality, staffing, and policies and procedures of private review entities, including the credentials required of personnel. Some of these laws and regulations may affect certain operations of the Company's business units.

    A few jurisdictions have enacted laws which hold managed care organizations liable for damages resulting from wrongful denial of care or payment for care. The Company provides utilization review services through CNR in at least one state that has passed such legislation. The liability law encompasses entities that do not provide insurance coverage, but merely provide utilization review services. CNR has developed risk management procedures and believes that it will be able to minimize potential liability for coverage decisions.

    ERISA.

    The provision of goods and services to or through certain types of employee health benefit plans is subject to ERISA. ERISA is a complex set of laws and regulations that are subject to periodic interpretation by the federal courts and the United States Department of Labor. ERISA places certain controls on how the Company's business units may do business with employers covered by ERISA, particularly employers that maintain self-funded plans. The Department of Labor is engaged in an ongoing ERISA enforcement program, which may result in additional constraints on how ERISA-governed benefit plans conduct their activities. There have been continued legislative attempts to limit ERISA's preemptive effect on state laws. If such limitations were to be enacted, they might increase the Company's liability exposure under state law-based suits relating to employee health benefits offered by the Company's health plans and specialty businesses and may permit greater state regulation of other aspects of those businesses' operations.

EMPLOYEES

    As of June 30, 1999, the Company had 1,153 full-time and 46 part-time employees, of whom 220 were managerial and supervisory personnel. Of these employees, 37 were represented by a union. In addition, the Company leases the services of 70 people who manage and operate one of its subsidiaries. The Company considers its relations with its employees to be good.

TRADEMARKS

    "Compcare" is a federally registered service mark of the Company. The Company has filed for and maintains various other trademarks and trade names at the federal level and in the State of Wisconsin. Although the Company considers its registered service marks, trademarks and trade names important in the operation, of its business, the business of the Company is not dependent on any individual service mark, trademark or trade name.

                                   PROPERTIES

    The Company occupies common facilities with BCBSUW and is charged a proportionate share of the cost of such facilities under the Service Agreements. The Company's corporate headquarters are located in Milwaukee, Wisconsin in a 235,000 square foot building leased by BCBSUW. The Company also utilizes space in a Milwaukee regional office leased by BCBSUW, which has approximately 217,000 square feet of office and warehouse space. In addition, the Company's business is sold and serviced in five other Wisconsin regional offices leased by BCBSUW. Unity owns a 40,000 square foot facility in Sauk City, Wisconsin. Intercare and CRG both lease facilities including 9,900 square feet in Hartford, Wisconsin and 10,000 combined square feet at two locations in Michigan, respectively.

                               LEGAL PROCEEDINGS

    The Company is currently, and is from time to time, subject to claims and suits arising in the ordinary course of its business. Although the results of litigation proceedings cannot be predicted with certainty, the Company believes that the ultimate resolution of these proceedings will not have a material adverse effect on its financial condition or results of operations.

    Following the merger in 1994 between the Company and HMO-Wisconsin, Inc. ("HMOW"), certain minority shareholders of HMOW filed a demand for payment under the dissenter's rights statute. HMOW brought a special proceeding in Sauk County Circuit Court to determine the fair value of the shares. The court accepted HMOW's valuation, and further applied a minority discount to the amount allocable to the dissenting shareholders. A dissenting shareholder filed an appeal, HMO-W INCORPORATED V. SSM HEALTH CARE SYSTEM, No. 98-2834, in the Wisconsin Court of Appeals, District IV. On June 17, 1999, the Court of Appeals upheld the trial court's determination of fair value, but reversed the application of the discount. The Company believes the application of a minority discount is appropriate, and filed a petition for review of the Appellate Court's decision with the Wisconsin Supreme Court on July 16, 1999. The value of the minority discount is approximately $600,000. On August 16, 1999, the dissenting shareholder filed a petition for review of the Appellate Court's decision with the Wisconsin Supreme Court, regarding the rejection of the shareholder's claims related to fair value.

                   PRICE RANGE OF COMMON STOCK AND DIVIDENDS

    The Common Stock is traded on the New York Stock Exchange ("NYSE") under the symbol "UWZ". The following table sets forth the per share high and low sale prices for the Common Stock as reported on the NYSE for the periods indicated and the cash dividends paid per share for those periods.

                                                            HIGH        LOW      CASH DIVIDENDS PAID
                                                          ---------  ---------  ---------------------
YEAR ENDED DECEMBER 31, 1998:
  First Quarter.........................................        N/A        N/A              N/A
  Second Quarter........................................        N/A        N/A              N/A
  Third Quarter from September 28, 1998.................  $    7.19  $    5.81               --
  Fourth Quarter........................................  $    9.31  $    4.81        $    0.05
YEAR ENDED DECEMBER 31, 1999:
  First Quarter.........................................  $    9.06  $    5.75               --
  Second Quarter........................................  $    8.94  $    5.63               --
  Third Quarter through July 31.........................  $    9.38  $    8.31

    The Company paid a cash dividend of $0.05 per share was paid on December 30, 1998 to shareholders of record at the close of business on December 23, 1998.

    As of August 5, 1999, there were 274 shareholders of record of Common Stock. Based on information obtained from the Company's Transfer Agent and from participants in security position listings and otherwise, the Company has reason to believe there are more than 2,900 beneficial owners of shares of Common Stock.

                        DIRECTORS AND EXECUTIVE OFFICERS

DIRECTORS

    The Company's Board of Directors is classified into three classes, designated Class I, Class II and Class III, each class to be as nearly equal in number of directors as possible. The term of office of the Class I directors expires at the 2002 annual meeting of shareholders, the term of office of the Class II directors expires at the 2000 annual meeting of shareholders, and the term of office of the Class III directors expires at the 2001 annual meeting of shareholders. All directors hold office until the next annual meeting of shareholders at which their terms expire and until their successors have been duly elected and qualified. Directors are not eligible to stand for re-election after the age of 70. Newly created directorships resulting from any increase in the number of directors and any vacancies on the Board of Directors resulting from death, resignation, retirement, disqualification, removal or other cause will be filled solely by the affirmative vote of a majority of the remaining directors then in office. Increases or decreases in the number of directors will be apportioned among the classes as nearly equal as possible, and any additional director of any class elected to fill a vacancy resulting from an increase in such class will hold office for a term that will coincide with the remaining term of that class, but in no case will a decrease in the number of directors shorten the term of any incumbent director.

    The name, age as of June 30, 1999, class of directorship and business background of each of the persons who serve as directors are set forth below.

NAME AND AGE                                     PRINCIPAL OCCUPATION DURING PAST FIVE YEARS
--------------------------  --------------------------------------------------------------------------------------
                                                              CLASS I DIRECTORS

Michael D. Dunham           Director of the Company since 1998; Director of Old UWS from 1997 to 1998; Director of
 Age: 53                    BCBSUW from 1996 to 1997; Chief Executive Officer and a director of Effective
                            Management Systems, Inc., a developer of integrated manufacturing and business management software, since its incorporation in 1978.

James L. Forbes             Director of the Company since 1998; Director of Old UWS from 1991 to 1998; Director of
 Age: 66                    BCBSUW since 1974; President and Chief Executive Officer and Director of Badger Meter,
                            Inc., a manufacturer of products using flow measurement technology, since 1985;
                            Director of Universal Foods Corporation, Firstar Corporation and Firstar Trust
                            Company, a subsidiary of Firstar Corporation.

William C. Rupp, M.D.       Director of the Company since 1998; Director of Old UWS from 1997 to 1998; President
 Age: 52                    and Chief Executive Officer of Luther/Midelfort Mayo Health System since 1994;
                            President of Midelfort Clinic since 1991; practicing physician in oncology since 1982.

                                                              CLASS II DIRECTORS

Richard A. Abdoo            Director of the Company since 1998; Director of Old UWS from 1991 to 1998; Director of
 Age: 55                    BCBSUW from 1991 to 1997; Chairman of the Board, President and Chief Executive Officer
                            of Wisconsin Energy Corporation, a diversified energy services holding company, since
                            1991; Chairman of the Board and Chief Executive Officer of Wisconsin Electric Power
                            Company since 1990; Director of Wisconsin Energy Corporation since 1988; Director of
                            Wisconsin Electric Power Company since 1989; Chairman of the Board and Chief Executive
                            Officer of Wisconsin Natural Gas Company from 1990 to 1995; Director of

NAME AND AGE                                     PRINCIPAL OCCUPATION DURING PAST FIVE YEARS
--------------------------  --------------------------------------------------------------------------------------
                            Wisconsin Natural Gas Company from 1989 to 1995; Director of Marshall & Ilsley
                            Corporation, a bank holding company, and Sundstrand Corporation.

William R. Johnson          Director of the Company since 1998; Director of Old UWS since 1993; Director, American
 Age: 72                    Medical Security Group, Inc.; Chairman of Johansen Capital Investment and Financial
                            Consulting since 1986; President of Johansen Capital Associates, Inc., a financial and investment consultant to corporations and individuals, since 1984; Chairman, President and Chief Executive Officer of National Investment Services of America, Inc., an
                            investment manager of pension, profit sharing and other funds, from 1968 to 1984.

Eugene A. Menden            Director of the Company since 1998; Director of Old UWS since 1991; Director of BCBSUW
 Age: 68                    from 1987 to 1992. Director, American Medical Security Group, Inc. Prior to his
                            retirement, Director of International Finance for Marquette Medical Systems, Inc.
                            (f/k/a Marquette Electronics, Inc.), a manufacturer of medical electronic products.
                            Served as Vice President of Finance for Marquette Electronics, Inc. from 1970 to 1991,
                            Treasurer from 1970 to 1989, and director from 1972 until 1996.

                                                             CLASS III DIRECTORS

Thomas R. Hefty             Director of the Company since 1998; Director of Old UWS since 1983; President of the
 Age: 51                    Company since 1998; Director of Old UWS from 1983 to 1998; President of Old UWS from
                            1986 to 1998 and Chairman of the Board and Chief Executive Officer of Old UWS from
                            1991 to 1998; Chairman of the Board and Director of BCBSUW since 1988; President of
                            BCBSUW since 1986; Executive Vice President of BCBSUW from 1982 to 1986; Deputy
                            Insurance Commissioner for OCI from 1979 to 1982; Director of Artisan Funds, Inc., an investment company registered under the Investment Company Act of 1940, as amended.

James C. Hickman            Director of the Company since 1998; Director of Old UWS since 1991; Director of BCBSUW
 Age: 71                    since 1986; Director of Century Investment Management Company; Director, American
                            Medical Security Group., Inc.; Emeritus Professor and Emeritus Dean of the School of
                            Business of the University of Wisconsin-Madison since 1993; Professor in the UW School of Business from 1990 to 1993; Dean of the University of Wisconsin-Madison School of
                            Business from 1985 to 1990.

Carol N. Skornicka          Director of the Company since 1998; Director of Old UWS from 1997 to 1998; Senior Vice
 Age: 57                    President - Corporate Development, Secretary and General Counsel of Midwest Express
                            Holdings, Inc. and Midwest Express Airlines, Inc. since March 1998; Vice President,
                            Secretary and General Counsel of Midwest Express Holdings, Inc. and Midwest Express
                            Airlines, Inc. since 1996; Secretary of the Wisconsin Department of Industry, Labor
                            and Human Relations from 1991 to 1996; Director of Astral Aviation, Inc. since 1996.

    DIRECTORS' MEETINGS AND COMMITTEES

    The Board of Directors holds four regularly scheduled meetings per year and will hold such special meetings as it deems advisable to review significant matters affecting the Company and to act upon matters requiring Board approval. The Board of Directors has standing Executive, Finance, Management Review and Audit Committees.

    COMPENSATION OF DIRECTORS

    Directors who are officers or employees of the Company receive no compensation as such for service as members of the Board of Directors or Committees of the Board. A director who is not an officer or employee of the Company receives a fee of $1,100 for each Board or Committee meeting attended, and a monthly retainer of $750. In addition, each Committee Chairman receives a monthly fee of $250. Also, pursuant to the United Wisconsin Services, Inc. Equity Incentive Plan, each director is granted in connection with his or her services as a director an option to purchase 6,000 shares of Common Stock at an exercise price equal to the fair market value of the Common Stock on the date of grant. Options that were previously granted to directors of Old UWS under its Director Stock Option and who became directors of UWS were converted into equivalent options to purchase shares of Common Stock. The new options have the same difference of market value to exercise price as the options they replaced.

EXECUTIVE OFFICERS

    The name, age, title and business backgrounds of each of the executive officers are set forth below. The individuals named below previously were officers of AMSG and various of its subsidiaries prior to the spin off, and had resigned from all positions held at AMSG or its remaining subsidiaries as of the date of the Distribution. Individuals with comparable positions as listed below were elected to serve the new company, UWS, commensurate with the spin off. The business address of each of the executive officers is 401 West Michigan Street, Milwaukee, Wisconsin 53203.

    As of August 25, 1999, the executive officers of the Company are as follows:

NAME                                AGE                               TITLE
------------------------------      ---      -------------------------------------------------------
Thomas R. Hefty...............          51   Chairman of the Board, President, Chief Executive
                                               Officer and Director
Stephen E. Bablitch...........          45   Vice President, General Counsel and Secretary
Devon W. Barrix...............          56   Vice President
Thomas E. Liechty.............          48   Vice President and President of UWIC and UHLIC
Gail L. Hanson................          43   Vice President, Chief Financial Officer, and Treasurer
Herbert B. Olson..............          43   Vice President and Chief Actuary
Emil E. Pfenninger............          47   Vice President and President of United Heartland
Penny J. Siewert..............          42   Vice President of Regional Services
Mary I. Traver................          48   Vice President

    Officers are elected to serve, subject to the discretion of the Board of Directors, until their successors are appointed. There are no family relationships among any of the directors and/or executive officers of the Company.

    THOMAS R. HEFTY is the Chairman of the Board, President and Chief Executive Officer of the Company. Mr. Hefty was elected President of Old UWS in 1986 and Chairman of the Board and Chief Executive Officer of Old UWS in 1991. Since 1987, he has served in various capacities with the Company's subsidiaries. Mr. Hefty has been Chairman of the Board and a director of BCBSUW since 1988, having joined BCBSUW in 1982 and later serving as President. From 1979 to 1982, Mr. Hefty was Deputy Insurance Commissioner for OCI.

    STEPHEN E. BABLITCH is Vice President, General Counsel and Secretary of the Company. Mr. Bablitch joined Old UWS in 1996 as General Counsel, Vice President and Secretary. He has been General Counsel, Vice President and Secretary of BCBSUW since 1996 as well. He has also served in various capacities with the Company's subsidiaries since 1996. Prior to joining Old UWS and BCBSUW, Mr. Bablitch was an attorney with Dewitt, Ross and Stevens, Madison, Wisconsin from 1991 to 1996.

    DEVON W. BARRIX is Vice President of the Company. He was elected a Vice President of Old UWS in 1994 following the Company's acquisition of Unity and its parent, HMO-W. He has served in various capacities with some of Old UWS's other subsidiaries since 1985.

    THOMAS E. LIECHTY is Vice President of the Company. Mr. Liechty was elected a Vice President of the Company in August of 1999, and was elected President of UWIC and UHLIC in July of 1999. Mr. Liechty was Regional Vice President for the Northeastern region of BCBSUW from 1988 through July of 1999.

    GAIL L. HANSON is Vice President, Chief Financial Officer and Treasurer of the Company. Ms. Hanson was named Chief Financial Officer of the Company effective August 2, 1999 to fill a vacancy created by the retirement of the previous CFO. Ms. Hanson was Treasurer of Old UWS since 1987 and was elected a Vice President in 1996. She has served in various capacities with Old UWS's subsidiaries since 1984. Ms. Hanson was elected Vice President and Treasurer of BCBSUW in 1996 and had been Assistant Vice President and Treasurer since 1987, having joined BCBSUW in 1984 as the Controller of UWIC.

    HERBERT B. OLSON is Vice President and Chief Actuary of the Company, overseeing the actuarial department. Mr. Olson was elected Vice President and Chief Actuary in December of 1998.

    EMIL E. PFENNINGER is Vice President of the Company. Mr. Pfenninger was elected a Vice President of Old UWS in 1995 and President of United Heartland in 1990.

    PENNY J. SIEWERT is Vice President of Regional Services of the Company. Ms. Siewert was elected Vice President of Regional Services of Old UWS in 1995. Ms. Siewert joined BCBSUW in 1977 and has served in various capacities. Ms. Siewert was elected Vice President of Operations for BCBSUW in 1990, Vice President of Special Markets for BCBSUW in 1992, and Vice President of Regional Services for BCBSUW in 1995.

    MARY I. TRAVER is Vice President of the Company. Ms. Traver was elected Vice President of Old UWS in 1988. Ms. Traver was Vice President and General Counsel of UWS from 1988 to 1996 and Secretary from 1992 to 1996. She has served in various capacities with some of Old UWS's subsidiaries since 1987. Ms. Traver was General Counsel of BCBSUW from 1988 to 1996, Secretary of BCBSUW from 1992 to 1996, and a Vice President of BCBSUW since 1988. She assumed the position of Regional Vice President for the Southeastern region of BCBSUW in 1997.

                             EXECUTIVE COMPENSATION

    Pursuant to the Service Agreement (as hereinafter described) certain executive officers of the Company provide services to BCBSUW, and expenses associated with those services are shared in accordance with the Service Agreement. See "Certain Transactions." Compensation information includes total compensation paid by the Company for services rendered to the Company and BCBSUW. Also, Old UWS had a similar Service Agreement with BCBSUW. Information for 1998 reflects the annual and long-term compensation for the Chief Executive Officer of the Company and the four other most-highly compensated executive officers of the Company for services rendered in all capacities to Old UWS and BCBSUW and to the Company and BCBSUW. Information for years prior to 1998 reflects the annual and long-term compensation for the Chief Executive Officer of the Company and the four other most-highly compensated executive officers of the Company at December 31, 1998 for services rendered in all capacities to Old UWS and BCBSUW for the year ended December 31, 1997 and 1996. Those executive officers performed substantially identical services for the Old UWS and BCBSUW during those periods.

                           SUMMARY COMPENSATION TABLE

                                                                                     AWARDS          PAYOUTS
                                                                               ------------------   ---------
                                                                                   SECURITIES         LTIP           ALL OTHER
   NAME AND PRINCIPAL            SALARY                      OTHER ANNUAL          UNDERLYING        PAYOUTS       COMPENSATION
        POSITION          YEAR   ($)(1)   BONUS($)(1,2)   COMPENSATION($)(3)   OPTIONS/SARS(#)(4)   ($)(1)(5)         ($)(6)
------------------------  ----  --------  -------------   ------------------   ------------------   ---------   -------------------
Thomas R. Hefty.........  1998  $525,000    $154,350           $11,570              198,200          $64,985          $4,000
  CHAIRMAN OF THE         1997   475,008      97,377             7,885               35,000            5,294           4,000
  BOARD, PRESIDENT &      1996   410,028     177,542             9,355               30,000               --           3,750
  CHIEF EXECUTIVE
  OFFICER

Roger A. Formisano(7)...  1998   264,996          --             3,817              112,304           35,164           4,000
  FORMER EXECUTIVE        1997   244,536      22,008               904               55,217            2,894           4,000
  VICE PRESIDENT &        1996   235,128      61,604             3,424               33,130               --           3,750
  CHIEF OPERATING
  OFFICER; FORMER
  PRESIDENT OF
  COMPCARE HEALTH
  SERVICES INSURANCE
  CORPORATION AND
  MERIDIAN RESOURCE
  CORPORATION

C. Edward Mordy(8)......  1998   211,080      39,261             3,555               70,000           28,095           4,000
                          1997   184,848      20,333             3,385               18,000            2,370           4,000
  FORMER VICE             1996   176,040      55,805             3,106               10,000               --           3,750
  PRESIDENT &
  CHIEF FINANCIAL
  OFFICER

Penny J. Siewert........  1998   206,784      44,873             6,659               90,217           26,536           4,000
  VICE PRESIDENT OF       1997   174,576      18,190                --               33,130            2,061           4,000
  REGIONAL SERVICES       1996   163,152      53,677             1,737               15,461               --           3,017

Stephen E.                1998   184,044      36,073                --               79,174           11,646           4,000
  Bablitch(9)...........  1997   166,416      21,634               615               33,130               --           1,040
  VICE PRESIDENT &        1996    40,002      20,000                --               22,087               --              --
  GENERAL COUNSEL

------------------------

(1) Amounts include compensation earned and deferred at the election of the named executive officer during the fiscal years indicated and paid subsequently to the end of each fiscal year.

(2) Amounts represent bonuses earned under both Old UWS's and the Company's Profit Sharing Plan and Management Incentive Plan.

(3) Amounts represent reimbursement for the payment of taxes and the payout for unused personal days. The amounts indicated do not include perquisites and the other personal benefits to the named executive officers which for each such officer did not exceed the lesser of $50,000 or 10% of the officer's total annual salary and bonus.

(4) Numbers reflect adjustments made in 1998 as a result of the Distribution to the number of stock options granted by Old UWS prior to the Distribution.

(5) Amounts represent payments for the 1995-1997 LTIP Plan and prorata payments for the 1996-1998 and 1997-1999 LTIP Plans which were discontinued effective December 31, 1997.

(6) Amounts represent the Old UWS's and the Company's matching contributions to the UWSI/BCBSUW 401(k) Plan.

(7) Mr. Formisano ceased employment with the Company in February 1999.

(8) Mr. Mordy retired from the Company on August 2, 1999.

(9) Mr. Bablitch was hired and named an executive officer of Old UWS on October 1, 1996.

    The following table details the options granted to the executive officers listed in the Summary Compensation Table:

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                                                 INDIVIDUAL GRANTS                      POTENTIAL REALIZABLE
                                              --------------------------------------------------------    VALUE AT ASSUMED
                                                   # OF                                                 ANNUAL RATES OF STOCK
                                                SECURITIES     % OF TOTAL                                       PRICE
                                                UNDERLYING    OPTION/ SARS                                APPRECIATION FOR
                                                 OPTIONS/      GRANTED TO     EXERCISE OR                    OPTION TERM
                                               SARS GRANTED   EMPLOYEES IN    BASE PRICE    EXPIRATION  ---------------------
EXECUTIVE                                      (1)(2)(3)(4)    FISCAL YEAR     ($/SHARE)       DATE       5%($)      10%($)
--------------------------------------------  --------------  -------------  -------------  ----------  ---------  ----------
Thomas R. Hefty.............................        35,000          26.51%         11.31     01/01/10     315,040     846,497
                                                   163,200                          7.19     09/27/10     933,864   2,509,249

Roger A. Formisano..........................        77,304          15.02%         11.72     01/01/10     721,048   1,937,422
                                                    35,000                          7.19     09/27/10     200,277     538,136

C. Edward Mordy.............................        35,000           9.36%         11.31     01/01/10     315,040     846,497
                                                    35,000                          7.19     09/27/10     200,277     538,136

Penny J. Siewert............................        55,217          12.07%         11.72     01/01/10     515,033   1,383,869
                                                    35,000                          7.19     09/27/10     200,277     538,136

Stephen E. Bablitch.........................        44,174          10.59%         11.72     01/01/10     412,030   1,107,106
                                                    35,000                          7.19     09/27/10     200,277     538,136

------------------------

(1) All options granted vest at the rate of 25% each year on the anniversary of the grant date.

(2) The options with an expiration date of 01/01/10 were originally granted on 01/02/98 by Old UWS. The options with an expiration date of 09/27/10 were granted by the Company on 09/28/98.

(3) Each option granted by the Old UWS with an expiration date of 01/01/10 to Messrs. Hefty and Mordy was converted on September 25, 1998 into an option of one share of Old UWS Common Stock and one share of the Company Common Stock.

(4) The options granted by Old UWS with an expiration date of 01/01/10 to Messrs. Formisano and Bablitch and Ms. Siewert were converted on September 25, 1998 into options of the Company Common Stock and adjusted to provide equivalent value.

    No Stock Appreciation Rights ("SARs") or options were exercised by any of the executive officers listed in the Summary Compensation Table during 1998. Each option granted by Old UWS with an expiration date of 01/01/10 to Messrs. Hefty and Mordy was converted on September 25, 1998 into an option of one share of Old UWS Common Stock and one share of the Company Common Stock. The options granted by the Old UWS with an expiration date of 01/01/10 to Messrs. Formisano and Bablitch and Ms. Siewert were converted on September 25, 1998 into options of the Company Common Stock and adjusted to provide equivalent value. The number of unexercised SARs and options and the total value of unexercised in-the-money SARs and options to purchase shares of UWS Common Stock at December 31, 1998 are shown in the table below.

            AGGREGATED OPTION/SAR EXERCISES IN THE LAST FISCAL YEAR
                          AND FY-END OPTION/SAR VALUES

                                                                  NUMBER OF SECURITIES      VALUE OF UNEXERCISED
                                                                 UNDERLYING UNEXERCISED     IN-THE-MONEY OPTIONS/
                                                               OPTIONS/SARS AT FY-END(#)      SARS AT FY-END($)
                                                               --------------------------  -----------------------
NAME                                                           EXERCISABLE/UNEXERCISABLE(1) EXERCISABLE/UNEXERCISABLE
-------------------------------------------------------------  --------------------------  -----------------------
Thomas R. Hefty..............................................       145,554/239,450           $285,416/244,392
Roger A. Formisano...........................................        92,817/170,282             71,354/52,413
C. Edward Mordy..............................................        70,446/88,500             142,707/52,413
Penny J. Siewert.............................................        28,438/126,935               --/52,413
Stephen E. Bablitch..........................................        19,327/115,064               --/52,413

------------------------

(1) Options become immediately exercisable upon change in control of the Company. A change in control includes: the acquisition by certain persons or groups of 25% or more of the outstanding Common Stock; a change in the membership of a majority of the Board of Directors, if not approved by the incumbent Directors; or the approval by the Company's shareholders of a plan of liquidation, an agreement to sell substantially all of the Company's assets, or certain mergers, consolidations or reorganizations.

    DEFINED BENEFIT PENSION PLANS

    The Company has provided a non-contributory defined benefit plan to its employees pursuant to the UWSI/BCBSUW Pension Plan ("Pension Plan"). The Pension Plan utilizes a cash balance formula which provides annual pay credits of 4% plus transition credits of 4% for the number of years of service on December 31, 1996 (up to 15 years). Interest is credited monthly on the cash balance account based on the yield on 10-year Treasury securities for the month of October of the previous year. The Company has assumed sponsorship (with BCBSUW) of the Pension Plan and the related trust and will continue to provide benefits for all individuals who, immediately prior to the Effective Date of the Distribution, were participants in the Pension Plan, taking into account all service with Old UWS.

    In addition, the Company provides to executives defined benefits from the UWSI/BCBSUW Supplemental Executive Retirement Plan ("SERP"). The SERP provides a total benefit (taking into account Pension Plan benefits and Social Security benefits) of 2% of final 5-year average pay per year of service (up to 30 years). The Company has assumed sponsorship of the SERP and all liabilities with respect thereto. The approximate annual benefits for the following pay classifications and years of service are expected to be as follows:

                               PENSION PLAN TABLE

                                                                                  YEARS OF SERVICE
                                                                   -----------------------------------------------
REMUNERATION                                                           15          20          25      30 OR MORE
-----------------------------------------------------------------  ----------  ----------  ----------  -----------
$125,000.........................................................  $   37,500  $   50,000  $   62,500   $  75,000
 150,000.........................................................      45,000      60,000      75,000      90,000
 175,000.........................................................      52,500      70,000      87,500     105,000
 200,000.........................................................      60,000      80,000     100,000     120,000
 225,000.........................................................      67,500      90,000     112,500     135,000
 250,000.........................................................      75,000     100,000     125,000     150,000
 275,000.........................................................      82,500     110,000     137,500     165,000
 300,000.........................................................      90,000     120,000     150,000     180,000
 400,000.........................................................     120,000     160,000     200,000     240,000
 500,000.........................................................     150,000     200,000     250,000     300,000
 600,000.........................................................     180,000     240,000     300,000     360,000

    The persons named in the Summary Compensation Table have the following years of credited service which includes all years of service with Old UWS: Mr. Hefty, sixteen years; Mr. Formisano, seven years; Mr. Mordy, thirteen years; Ms. Siewert, twenty-two years; and Mr. Bablitch, two years.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

SERVICE AGREEMENT.

    The Company and BCBSUW have entered into the Service Agreement with respect to the reciprocal provision of certain services, including sales and marketing, rental of office space, computerized data processing, claims processing, and legal, investment, actuarial and other management services. The company receiving a service is obligated to pay the provider thereof the approximate cost for the service which varies depending upon the particular service rendered, determined on either an allocated cost basis or based upon direct costs. If the recipient can obtain any of the services under more favorable terms by performing the services itself or by procuring them from a third party, it is not obligated to renew the Service Agreement for those services if the provider is unwilling to substantially match such terms. However, the Company agreed to purchase multi-year claims processing services from BCBSUW pursuant to certain arrangements with Blue Shield of South Carolina ("BSSC") beginning in 1998.

    Pursuant to the Service Agreement, the Company received net payments of $5.8 million, $5.3 million and $5.8 million from BCBSUW for the years ended December 31, 1996, 1997 and 1998, respectively and $1.7 million for the six month period ended June 30, 1999. The Service Agreement renewed on January 1, 1999, and automatically renews for a period of one year on each succeeding January 1, subject to negotiation of the services to be provided and the rates and allocations set forth therein. Pursuant to Wisconsin law, the Service Agreement is filed with the OCI for its review to determine whether the agreement is reasonable and fair to the interests of the insurance companies which are parties to the agreement.

    In 1984, BCBSUW entered into with Electronic Data Corporation ("EDS") a servicing agreement (the "EDS Servicing Agreement") whereby EDS would develop integrated processing systems, maintain computer hardware and software and provide data processing personnel. Key systems covered by this agreement included claims, membership, actuarial, commission, general ledger, accounts payable and fixed assets. The term of the EDS Servicing Agreement runs through December 31, 1999, with an option to terminate upon one year's prior written notice, deliverable at any time. BCBSUW exercised its early termination rights for the claims, actuarial, commission, general ledger, accounts payable, and fixed assets. BCBSUW will continue to receive membership services from EDS. All claims processing functions were converted to the computer system operated by BCBSUW and BSSC effective September 30, 1998. BCBSUW purchased software and began processing the general ledger, accounts payable, and fixed asset systems on January 1, 1998. For the years ended December 31, 1996, 1997 and 1998, the Company paid approximately $3.5 million, $3.7 million and $2.7 million, respectively and $0.7 million for the six month period ended June 30, 1999, for services pursuant to the EDS Servicing Agreement. The Company paid approximately $1.6 million and $1.6 million for claims processing services obtained from BSSC for the year ended December 31, 1998 and the six months ended June 30, 1999, respectively.

HEALTH AND OTHER BENEFITS TO THE EMPLOYEES OF BCBSUW.

    Certain subsidiaries of the Company provide health, life and other insurance benefits to the employees of BCBSUW. Premium revenue received from BCBSUW for these services totaled $4.4 million, $4.5 million and $4.5 million in 1996, 1997 and 1998, respectively and $2.4 million for the six month period ended June 30, 1999. In addition, BCBSUW provides health insurance to certain of the Company's employees.

BCBSUW LOAN.

    In connection with the Distribution, the Company assumed a debt obligation of Old UWS to BCBSUW in the principal amount of $70.0 million. On October 30, 1996, Old UWS borrowed $70.0 million from BCBSUW to fund the cash portion of the merger consideration in connection with the merger of American Medical Security, Inc. into Old UWS. Old UWS pledged the common stock of certain of its subsidiaries as collateral for the loan. Interest only is payable quarterly at a rate equal to LIBOR plus 125 basis points, adjusted quarterly. The loan matures on October 30, 1999. However, the Company expects to extend the maturity of the loan to at least April 30, 2001.

REGISTRATION RIGHTS.

    Pursuant to an agreement with the Company, Messrs. Wallace J. Hilliard and Ronald A. Weyers have the following rights:

        (i) Messrs. Hilliard and Weyers are entitled to make up to two requests that the Company register at least 50% of the then outstanding shares of Common Stock held by them, which the Company is obligated to use its best efforts to do unless (a) the request comes during the period 45 days prior to the estimated date of filing and 180 days following the effective date of the Company's own registration of shares of Common Stock pertaining to an underwritten public offering; (b) the Company has already effected two such registrations pursuant to Messrs. Hilliard's and Weyers's requests; (c) the filing of the registration statement could jeopardize or delay a material transaction contemplated by the Company or would require the disclosure of material information that the Company needs to preserve as confidential; or
    (d) the Company is unable to comply with the requirements of the Securities and Exchange Commission; and

        (ii) Messrs. Hilliard and Weyers are entitled to make up to two requests that the Company include Messrs. Hilliard's and Weyers's shares of Common Stock in an offering of shares of Common Stock otherwise being registered upon being notified by the Company that the Company is registering shares of Common Stock in connection with a public offering for case on a form that also would permit the registration of Messrs. Hilliard's and Weyers's shares of Common Stock.

    These registration rights expire upon the earlier of April 1, 2001 or upon the date on which Messrs. Hilliard and Weyers in the aggregate own less than three percent of the outstanding shares of Common Stock.

    Messrs. Hilliard and Weyers have also agreed that, until December 3, 2006, they will not acquire, or propose to acquire (I) any Company securities (other than pursuant to the exercise of stock options) with the power to vote for the election of directors (the "Voting Securities"), or (ii) any rights or options to acquire any Voting Securities, if any of such acquisitions would require regulatory approval, application or notification other than as required by the Exchange Act. In addition, Messrs. Hilliard and Weyers agreed that, until December 3, 1999, they will not (I) make or participate in any solicitation of proxies (within the meaning of Rule 14a-1 of the Exchange Act) or initiate any shareholder proposals with respect to the Company; (ii) make any proposals with respect to a merger or other business combination, sale or transfer of assets, liquidation or other extraordinary corporate transaction of the Company; or
(iii) for, join, or participate in a "group" (within the meaning of Section 13(d)(3) of the Exchange Act) with respect to Company securities or seek to exercise control or influence over management, the Board of Directors, or the corporate policies of the Company. Finally, Messrs. Hilliard and Weyers agreed that, until December 3, 2006, they will vote their shares of Common Stock in accordance with BCBSUW directions on matters submitted to a shareholder vote which pertain to, or are a result of, BlueCross BlueShield Association rules, regulations, or marketing issues.

                    SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
                             OWNERS AND MANAGEMENT

    The following table sets forth the beneficial ownership of shares of the Common Stock as of December 31, 1998 by each shareholder known to the Company to own beneficially more than five percent (5%) of the shares of the Common Stock outstanding, by each director of the Company, each person nominated to be a director, each of the executive officers of the Company who appear in the Summary Compensation Table below, and all directors and officers of the Company as a group. Unless otherwise indicated, each shareholder listed below has sole voting and dispositive power with respect to shares of the Common Stock beneficially owned.

                                                                                    NUMBER OF SHARES
                                                                                      BENEFICIALLY       PERCENT OF
NAME                                                                                    OWNED(2)            CLASS
--------------------------------------------------------------------------------  --------------------  -------------
Blue Cross & Blue Shield United of Wisconsin(1).................................         7,746,915             46.0%
Heartland Advisors, Inc.(1).....................................................         1,653,600              9.8
Oppenheimer Capital.............................................................         1,048,830              6.2
Ronald A. Weyers(1).............................................................           948,433              5.6
Wallace J. Hilliard(1)..........................................................           865,000              5.1
Thomas R. Hefty(3)(4)...........................................................           124,877                *
Stephen E. Bablitch.............................................................            41,460                *
Roger A. Formisano(3)(4)........................................................           122,579                *
C. Edward Mordy(4)..............................................................            67,959                *
Penny J. Siewert(4).............................................................            31,537                *
Richard A. Abdoo................................................................             8,426                *
Michael D. Dunham...............................................................             2,209                *
James L. Forbes.................................................................             8,126                *
James C. Hickman................................................................             4,617                *
William R. Johnson..............................................................             9,726                *
Eugene A. Menden................................................................             8,126                *
William C. Rupp, M.D............................................................             1,000                *
Carol N. Skornicka..............................................................             2,509                *
All directors and executive officers as a group (19 persons)(4).................           602,301              3.5

------------------------

* Amount represents less than 1% of the total shares of the Common Stock issued and outstanding.

(1) Blue Cross & Blue Shield United of Wisconsin's address is 1515 North River Center Drive, Milwaukee, Wisconsin 53212; Mr. Hilliard's address is P.O. Box 12146, Green Bay, Wisconsin 54307-2146; Mr. Weyer's address is 3100 AMS Boulevard, Green Bay, Wisconsin 54313; and Heartland Advisors, Incorporated's address is 790 North Milwaukee Street, Milwaukee, Wisconsin 53202.

(2) Includes the following number of shares covered under options exercisable within 60 days of December 31, 1998: Mr. Hefty, 104,293; Mr. Formisano, 117,666; Mr. Mordy 50,566; Ms. Siewert, 28,438; Mr. Bablitch, 38,653; Mr.
    Abdoo, 6,626; Mr. Dunham, 2,209; Mr. Forbes, 6,626; Mr. Hickman, 4,417; Mr. Johnson, 6,626; Mr. Menden, 6,626; and Ms. Skornicka, 2,209.

(3) Includes the following shares owned jointly with such person's spouse, with respect to which such person shares voting power and dispositive power: Mr. Hefty, 5,000 shares; Mr. Formisano, 3,750 shares; and Mr. Bablitch, 1,000 shares. Also includes the following shares owned separately by such person's spouse or child, with respect to which such person shares voting power and dispositive power: Mr. Hefty, 450 shares owned by spouse, 150 shares owned by daughter, 150 shares owned by second daughter.

(4) Includes the following shares held under the Company's 401(k) plan, as to which such person has dispositive power: Mr. Hefty, 2,834; Mr. Formisano, 863; Mr. Mordy, 3,293; Ms. Siewert, 1,949; Mr. Bablitch, 307; and all directors and officers as a group, 15,714.

                          DESCRIPTION OF CAPITAL STOCK

    The authorized capital stock of the Company consists of 50,000,000 shares of Common Stock, no par value per share, of which 16,845,067 shares are issued and outstanding as of June 30, 1999 and 1,000,000 shares of Preferred Stock, no par value per share, issuable in series of which none is issued and outstanding. The following summary description of the capital stock of the Company is qualified in its entirety by reference to the Articles of Incorporation and By-Laws.

COMMON STOCK

    Holders of shares of Common Stock are entitled to one vote for each share held on all matters submitted to a vote of shareholders. Holders of shares of Common Stock do not have cumulative voting rights in the election of directors and have no preemptive, subscription or redemption rights. Holders of shares of Common Stock are entitled to such dividends as may be declared by the Board of Directors out of funds legally available therefor. Upon liquidation, dissolution or winding up of the Company, the assets legally available for distribution to shareholders are distributable ratably among the holders of shares of Common Stock at that time outstanding subject to prior distribution rights of creditors of the Company.

PREFERRED STOCK

    The Articles of Incorporation provide that the Board of Directors is authorized, subject to certain limitations prescribed by law, without further shareholder approval, to issue from time to time up to an aggregate of 1,000,000 shares of Preferred Stock in one or more series and to fix or alter the designations, preferences, rights and any qualifications, limitations or restrictions of the shares of each such series thereof, including the dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, redemption price or prices, liquidation preferences and the number of shares constituting any series or designations of such series. The issuance of shares of Preferred Stock may have the effect of delaying, deferring or preventing a change of control of the Company. The rights, preferences and privileges of holders of shares of Common Stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of Preferred Stock which the Company may designate and issue in the future. The Company has no present plans to issue any shares of Preferred Stock.

CERTAIN ARTICLES OF INCORPORATION AND BY-LAWS PROVISIONS OF THE COMPANY

    Certain provisions of the Articles of Incorporation and By-Laws could have anti-takeover effects and may delay, defer or prevent a takeover attempt that a shareholder might consider in the shareholder's best interest. These provisions are intended to enhance the likelihood of continuity and stability in the composition of and in the policies formulated by the Board of Directors. In addition, these provisions also are intended to ensure that the Board of Directors will have sufficient time to act in what the Board of Directors believes to be the best interests of the Company and its shareholders.

    CLASSIFIED BOARD OF DIRECTORS.

    The Articles of Incorporation provide for a Board of Directors divided into three classes of directors serving staggered three-year terms. The classification of directors has the effect of making it more difficult for shareholders to change the composition of the Board of Directors in a short period of time. At least two annual meetings of shareholders, instead of one, will generally be required to effect a change in a majority of the Board of Directors.

    NUMBER OF DIRECTORS; FILLING VACANCIES; REMOVAL.

    The Articles of Incorporation and By-Laws provide that the Board of Directors will consist of nine members. The By-Laws provide that the Board of Directors, acting by majority vote of the directors then in office, may fill any newly created directorship or vacancies on the Board of Directors. The By-Laws provide that a director may be removed upon the affirmative vote of a majority of the outstanding shares entitled to vote for the election of such director.

    SHAREHOLDER NOTICE REQUIREMENTS.

    The By-Laws provide that for nominations for the Board of Directors or for other business to be properly brought by a shareholder before an annual meeting of shareholders, the shareholder must first have given adequate notice thereof in writing to the Secretary of the Company. To be adequate, a shareholder's notice generally must be delivered not later than 90 days nor more than 120 days in advance of the date of the meeting. The notice must contain, among other things, certain information about the shareholder delivering the notice and, as applicable, background information about each nominee or a description of the proposed business to be brought before the meeting.

CERTAIN WBCL PROVISIONS

    RESTRICTIONS ON BUSINESS COMBINATIONS.

    Sections 180.1130 to 180.1134 of the WBCL provide generally that in addition to the vote otherwise required by law or the articles of incorporation of a "resident domestic corporation," such as the Company, certain business combinations not meeting certain fair price standards specified in the statute must be approved by the affirmative vote of at least (i) 80% of the votes entitled to be cast by the outstanding voting shares of the corporation, and
(ii) two-thirds of the votes entitled to be cast by the holders of voting shares other than voting shares beneficially owned by a "significant shareholder" or an affiliate or associate thereof who is a party to the transaction. The term "business combination" is defined to include, subject to certain exceptions, a merger or share exchange of the issuing public corporation (or any subsidiary thereof) with, or the sale or other disposition of substantially all of the property and assets of the issuing public corporation to, any significant shareholder or affiliate thereof. "Significant shareholder" is defined generally to mean a person that is the beneficial owner of 10% or more of the voting power of the outstanding voting shares of the issuing public corporation. These statute sections also restrict the repurchase of shares and the sale of corporate assets by an issuing public corporation in response to a takeover offer.

    Sections 180.1140 to 180.1144 of the WBCL prohibit certain "business combinations" between a "resident domestic corporation," such as the Company, and a person beneficially owning 10% or more of the voting power of the outstanding voting stock of such corporation (an "interested shareholder") within three years after the date such person became a 10% beneficial owner, unless the business combination or the acquisition of such stock has been approved before the stock acquisition date by the corporation's board of directors. After such three-year period, a business combination with the interested shareholder may be consummated only with the approval of the holders of a majority of the voting stock not beneficially owned by the interested shareholder at a meeting called for that purpose, unless the business combination satisfies certain adequacy-of-price standards intended to provide a fair price for shares held by disinterested shareholders. BCBSUW is an interested shareholder of the Company due to its ownership of 38.1% of the outstanding shares of Common Stock following the Distribution. The acquisition of shares of Common Stock by BCBSUW was approved by the Company's Board of Directors prior to such acquisition, and therefore, the three-year restriction on business combinations with an interested shareholder will not apply to BCBSUW.

    CONTROL SHARE VOTING RESTRICTIONS.

    Under Section 180.1150(2) of the WBCL, the voting power of shares of a "resident domestic corporation," such as the Company, which are held by any person in excess of 20% of the voting power in the election of directors shall be limited (in voting on any matter) to 10% of the full voting power of such excess shares, unless otherwise provided in the articles of incorporation or unless full voting rights have been restored at a special meeting of the shareholders called for that purpose. This statute is a "scaled voting rights/control share acquisition" statute and is designed to protect corporations against uninvited takeover bids by reducing to one-tenth of their normal voting power all shares in excess of twenty percent owned by an acquiring person. Shares held or acquired under certain circumstances are excluded from the application of Section 180.1150(2), including (among others) shares acquired directly from the Company and shares acquired in a merger or share exchange to which the Company is a party. The Articles of Incorporation provide that shares of Common Stock held by BCBSUW are not subject to the voting power restrictions provided by Section 180.1150(2) of the WBCL.

TRANSFER AGENT AND REGISTRAR

    The Transfer Agent and Registrar for the Common Stock is Firstar Bank Milwaukee, N.A..

NUMBER OF DIRECTORS; FILLING VACANCIES; REMOVAL

    The Articles of Incorporation provide that, subject to any rights of holders of shares of Preferred Stock to elect additional directors under specified circumstances, the number of directors will be fixed from time to time exclusively pursuant to a resolution adopted by the Board of Directors. In addition, the By-Laws provide that vacancies, including those created by an increase in the number of directors, may be filled by the remaining directors then in office. Accordingly, the Board of Directors could prevent any shareholder from enlarging the Board and filling the new directorships with such shareholder's own nominees.

    Under the WBCL, shareholders may remove one or more directors with or without cause unless the Articles or By-Laws provide that a director may be removed only for cause. The By-Laws provide that directors may be removed with or without cause and only upon the affirmative vote of holders of at least a majority of the voting power of all the then outstanding shares of stock entitles to vote generally in the election of directors ("Voting Stock"), voting together as a single class.

SHAREHOLDER ACTION BY WRITTEN CONSENT

    The Articles of Incorporation and By-Laws provide that any action required or permitted to be taken at a meeting of the Company's shareholders may be taken without a meeting by shareholders holding the minimum number of votes necessary to authorize or take such action at a meeting at which all shares entitled to vote were present and voted. Any action so taken must be done by written consent signed by the number of shareholders necessary to take such action. The Company will give notice of such action to shareholders who were entitled to vote on such action and whose shares were not represented on the written consent within ten days of the action. These provisions allow the holders of a majority of the Voting Stock to unilaterally use the written consent procedure to take shareholder action.

SPECIAL MEETINGS

    The By-Laws provide that special meetings of shareholders may be called by the Chairman of the Board of Directors, a majority of the Board of Directors or holders of at least 10% of all the votes entitled to be cast on any issue proposed to be considered at the proposed special meeting. The business permitted to be conducted at any special meeting of shareholders is limited to the business brought before the meeting pursuant to the notice of meeting given by the Company.

ADVANCE NOTICE PROVISIONS FOR SHAREHOLDER NOMINATIONS AND SHAREHOLDER PROPOSALS

    The By-Laws establish an advance notice procedure for shareholders to make nominations of candidates for election as directors, or bring other business before an annual or special meeting of shareholders of the Company (the "Shareholder Notice Procedure").

    The Shareholder Notice Procedure provides that only persons who are nominated by, or at the direction of, the Board, or by a shareholder who has given adequate written notice to the Secretary of the Company prior to the meeting at which directors are to be elected, will be eligible for election as directors of the Company. The Shareholder Notice Procedure provides that at an annual or special meeting only such business may be conducted as has been brought before the meeting by, or at the direction of, the Board or by a shareholder who has given adequate written notice to the Secretary of the Company of such shareholder's intention to bring such business before such meeting. Under the Shareholder Notice Procedure, for notice of shareholder nominations or other business proposals to be made at an annual meeting to be adequate, such notice must be received by the Company not less than 90 days nor more than 120 days prior to the last Tuesday in May; provided, however, than in the event the annual meeting is changed by more than 30 days from the last Tuesday in May, notice by a shareholder, to be adequate, must be received not earlier than the 120th day prior to such meeting and not later than the close of business of the later of (x) the 90th day prior to such annual meeting, or (y) the tenth day after public announcement of the date of such annual meeting is first made. In connection with a special meeting of shareholders, in order for a notice of shareholder nominations or other business proposals to be adequate, notice by such shareholder must be received not earlier than the 90th day prior to such meeting and not later than the close of business of the later of (x) the 60th day prior to such special meeting, or (y) the tenth day after public announcement of the date of such special meeting is first made.

    Under the Shareholder Notice Procedure, a shareholder's notice to the Company proposing to nominate a person for election as a director must contain certain information, including: the name and address of the nominating shareholder and the beneficial owners on whose behalf the nomination or proposal is made; the class and number of shares of the Company beneficially owned by such shareholder or beneficial owners; a representation that such shareholder is a holder of record of shares of the Company entitled to vote at such meeting and that such shareholder intends to appear in person or by proxy at the meeting to make the nomination specified in the notice; the name, age and residence address of such nominee; a description of all arrangements or understandings between the shareholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nominations are to be made by the shareholder; the principal occupation or employment of the nominee, the class and number of shares of the Company which are beneficially owned by the nominee, and any other information regarding the proposed nominee that would be required to be included in a proxy statement soliciting proxies for the proposed nominee; and a written consent of each nominee to be named in a proxy statement and to serve as a director if so elected.

    Under the Shareholder Notice Procedure, a shareholder's notice relating to the conduct of business other than the nomination of directors must contain certain information about such business and about the proposing shareholder, including, without limitation: the name and address of the nominating shareholder and the beneficial owners on whose behalf the nomination or proposal is made; the class and number of shares of stock of the Company beneficially owned by such shareholder; a representation that such shareholder is a holder of record of shares of the Company entitled to vote at such meeting and that such shareholder intends to appear in person or by proxy at the meeting to introduce the other business specified in the notice; a brief description of the business the shareholder proposes to bring before the meeting, and, if the business includes a proposal to amend the By-Laws, the language of the proposed amendment; the reasons for conducting such business at such meeting; any material interest of such shareholder in the business so proposed; and any other information required to be provided by the shareholder pursuant to Regulation 14A under the Securities and Exchange Act of 1934 in his capacity as a proponent to a shareholder proposal. If the chairman of the meeting determines that a person was not nominated, or other business was not brought before the meeting, in accordance with the Shareholder Notice Procedure, such person will not be eligible for election as a director, or such business will not be conducted at such meeting, as the case may be.

    By requiring advance notice of nominations by shareholders, the Shareholder Notice Procedure will afford the Board an opportunity to consider the qualifications of the proposed nominees and, to the extent deemed necessary or desirable by the Board, to inform shareholders about such qualifications. By requiring advance notice of other proposed business, the Shareholder Notice Procedure also will provide a more orderly procedure for conducting annual meetings of shareholders and, to the extent deemed necessary or desirable by the Board, will provide the Board with an opportunity to inform shareholders, prior to such meetings, of any business proposed to be conducted at such meetings, together with any recommendations as to the Board's position regarding action to be taken with respect to such business, so that shareholders can better decide whether to attend such a meeting or to grant a proxy regarding the disposition of any such business.

    Although the By-Laws do not give the Board any power to approve or disapprove shareholder nominations for the election of directors or proposals for action, they may have the effect of precluding a contest for the election of directors or the consideration of shareholder proposals if the proper procedures are not followed, and of discouraging or deterring a third party from conducting a solicitation of proxies to elect its own slate of directors or to approve its own proposal, without regard to whether consideration of such nominees or proposals might be harmful or beneficial to the Company and its shareholders.

NO PREEMPTIVE RIGHTS

    No holder of any class of stock of the Company authorized at the time of the Distribution will have any preemptive right to subscribe for or purchase any kind or class of securities of the Company.

     LIABILITY AND INDEMNIFICATION OF DIRECTORS AND OFFICERS OF THE COMPANY

    Under the By-Laws and the WBCL, directors and officers of the Company are entitled to mandatory indemnification from the Company against certain liabilities and expenses (a) to the extent such officers or directors are successful in the defense of a proceeding, and (b) in proceedings in which the director or officer is not successful in the defense thereof, unless it is determined the director or officer breached or failed to perform such person's duties to the Company and such breach or failure constituted: (i) a willful failure to deal fairly with the Company or its shareholders in connection with a matter in which the director or officer had a material conflict of interest;
(ii) a violation of criminal law, unless the director or officer had reasonable cause to believe his or her conduct was lawful or had no reasonable cause to believe his or her conduct was unlawful; (iii) a transaction from which the director or officer derived an improper personal profit; or (iv) willful misconduct. The WBCL specifically states that it is the public policy of Wisconsin to require or permit indemnification, allowance of expenses and insurance in connection with a proceeding involving securities regulation, as described therein, to the extent required or permitted as described above.

    Under the WBCL, unless the Articles of Incorporation provide otherwise, directors of the Company are not subject to personal liability to the Company, its shareholders, or any person asserting rights on behalf thereof for certain breaches or failures to perform any duty resulting solely from their status as directors, unless the person asserting liability proves that the breach or failure constituted: (i) a willful failure to deal fairly with the corporation or its shareholders in connection with a matter in which the director had a material conflict of interest, (ii) a violation of criminal law, unless the director had reasonable cause to believe his or her conduct was lawful or no reasonable cause to believe that his or her conduct was unlawful, or (iii) a transaction from which the director derived an improper personal profit, or (iv) willful misconduct. The Articles of Incorporation do not limit a director's immunity provided by the WBCL. The above provisions pertain only to breaches of duty by directors as directors and not in any other corporate capacity, such as officers. As a result of such provisions, shareholders may be unable to recover monetary damages against directors for actions taken by them which constitute negligence or gross negligence or which are in violation of their fiduciary duties, although it may be possible to obtain injunctive or other equitable relief with respect to such actions. If equitable remedies are found not to be available to shareholders in any particular case, shareholders may not have any effective remedy against the challenged conduct.

                     INTERESTS OF NAMED EXPERTS AND COUNSEL

LEGAL MATTERS

    The validity of the Common Stock to be issued pursuant to the Plan will be passed upon by Michael Best & Friedrich LLP Milwaukee, Wisconsin.

EXPERTS

    The consolidated financial statements of the Company at December 31, 1997 and 1998, and for each of the three years in the period ended December 31, 1998, appearing in this Post-Effective Amendment No. 3 to Form S-1 Registration Statement have been audited by Ernst & Young, LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

                                                                                                         FORM S-1
                                                                                                        PAGE NUMBER
                                                                                                      ---------------
ANNUAL FINANCIAL STATEMENTS
Report of Independent Auditors......................................................................           F-2

Consolidated Financial Statements...................................................................

Consolidated Balance Sheets.........................................................................           F-3
Consolidated Statements of Income...................................................................           F-5
Consolidated Statements of Changes in Shareholders' Equity and Comprehensive Income.................           F-6
Consolidated Statements of Cash Flows...............................................................           F-7
Notes to Consolidated Financial Statements..........................................................           F-8

QUARTERLY FINANCIAL STATEMENTS (UNAUDITED)
Consolidated Balance Sheets.........................................................................          F-27
Consolidated Statements of Income...................................................................          F-29
Consolidated Statements of Cash Flows...............................................................          F-30
Notes to Consolidated Financial Statements..........................................................          F-31

                         REPORT OF INDEPENDENT AUDITORS

Board of Directors
United Wisconsin Services, Inc.

    We have audited the accompanying consolidated balance sheets of United Wisconsin Services, Inc. (the Company) as of December 31, 1998 and 1997, and the related statements of income, changes in shareholders' equity and comprehensive income and cash flows for each of the three years in the period ended December 31, 1998. Our audits also include the financial statement schedules listed in the Index at Item 14(a). These financial statements and schedules are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and schedules based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of the Company as of December 31, 1998 and 1997, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 1998, in conformity with generally accepted accounting principles. Also, in our opinion, the related financial statement schedules, when considered in relation to the basic financial statements taken as a whole, present fairly in all material respects the information set forth herein.

                                          ERNST & YOUNG, LLP

Milwaukee, Wisconsin
February 12, 1999

                        UNITED WISCONSIN SERVICES, INC.

                          CONSOLIDATED BALANCE SHEETS

                                                                                                 DECEMBER 31,
                                                                                            ----------------------
                                                                                               1998        1997
                                                                                            ----------  ----------
                                                                                                (IN THOUSANDS)
ASSETS
Current assets:
  Cash and cash equivalents...............................................................  $   26,385  $   17,033
  Investments--available for sale.........................................................     158,463     151,653
  Other receivables.......................................................................      65,464      54,066
  Prepaid and other current assets........................................................       6,778       7,304
                                                                                            ----------  ----------
Total current assets......................................................................     257,090     230,056
Investments--held to maturity.............................................................       7,710       7,893
Property and equipment, net...............................................................       8,963       6,978
Goodwill and other intangibles, net.......................................................       7,751       5,005
Other noncurrent assets...................................................................      16,694      16,324
                                                                                            ----------  ----------
Total assets..............................................................................  $  298,208  $  266,256
                                                                                            ----------  ----------
                                                                                            ----------  ----------

                        UNITED WISCONSIN SERVICES, INC.

                          CONSOLIDATED BALANCE SHEETS

                                                                                                 DECEMBER 31,
                                                                                            ----------------------
                                                                                               1998        1997
                                                                                            ----------  ----------
                                                                                                (IN THOUSANDS)
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Medical and other benefits payable......................................................  $   70,659  $   60,724
  Advance premiums........................................................................      30,584      24,060
  Note payable to affiliates..............................................................      70,000          --
  Due to affiliates--other................................................................       7,513       3,867
  Payables and accrued expenses...........................................................      19,129      20,926
  Other current liabilities...............................................................      10,527       7,745
                                                                                            ----------  ----------
Total current liabilities.................................................................     208,412     117,322
Other noncurrent liabilities..............................................................      25,337      25,318
                                                                                            ----------  ----------
Total liabilities.........................................................................     233,749     142,640
Shareholders' equity:
  Preferred stock (no par value, 1,000,000 shares authorized).............................          --          --
  Common stock (no par value, no stated value, 50,000,000 shares authorized, 16,812,081
    shares issued and outstanding at December 31, 1998)...................................      13,378          --
  Retained earnings.......................................................................      50,088          --
  Investments by and advances from AMSG...................................................          --     120,405
  Unrealized gains on investments, net of taxes...........................................         993       3,211
                                                                                            ----------  ----------
Total shareholders' equity................................................................      64,459     123,616
                                                                                            ----------  ----------
Total liabilities and shareholders' equity................................................  $  298,208  $  266,256
                                                                                            ----------  ----------
                                                                                            ----------  ----------

                            See accompanying notes.

                        UNITED WISCONSIN SERVICES, INC.

                       CONSOLIDATED STATEMENTS OF INCOME

                                                                                    YEAR ENDED DECEMBER 31,
                                                                               ----------------------------------
                                                                                  1998        1997        1996
                                                                               ----------  ----------  ----------
                                                                                         (IN THOUSANDS)
Revenues:
  Health services revenues:
  Premium revenue............................................................  $  608,917  $  560,825  $  493,092
Other revenue................................................................      29,728      26,046      27,632
Investment results...........................................................      18,976      22,238      19,040
                                                                               ----------  ----------  ----------
Total revenues...............................................................     657,621     609,109     539,764
Expenses:
  Medical and other benefits.................................................     519,636     485,198     425,258
  Selling, general and administrative expenses...............................     103,517      94,496      83,839
  Profit sharing on provider arrangements....................................       2,762       3,380       2,868
  Interest expense with affiliate............................................       1,411          --          --
  Amortization of goodwill and other intangibles.............................         450         818         841
                                                                               ----------  ----------  ----------
Total expenses...............................................................     627,776     583,892     512,806
                                                                               ----------  ----------  ----------
Income before income tax expense.............................................      29,845      25,217      26,958
Income tax expense...........................................................      11,767       9,433      10,617
                                                                               ----------  ----------  ----------
Net income...................................................................  $   18,078  $   15,784  $   16,341
                                                                               ----------  ----------  ----------
                                                                               ----------  ----------  ----------

                            See Accompanying Notes.

                        UNITED WISCONSIN SERVICES, INC.

  CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY AND COMPREHENSIVE
                                     INCOME

                                             COMMON                            INVESTMENTS BY    ACCUMULATED OTHER         TOTAL
                                             SHARES       COMMON    RETAINED    AND ADVANCES       COMPREHENSIVE       SHAREHOLDERS'
                                           OUTSTANDING    STOCK     EARNINGS     FROM AMSG      INCOME, NET OF TAXES      EQUITY
                                           -----------   --------   --------   --------------   --------------------   -------------
                                                                       (IN THOUSANDS, EXCEPT SHARE DATA)
Balance at December 31, 1995.............          --    $    --    $    --       $116,766            $ 3,511            $120,277
  Comprehensive income:
    Net income...........................          --         --         --         16,341                                 16,341
    Change in unrealized gains (losses)
      on investments.....................                                                                 448                 448
                                                                                                                       -------------
      Comprehensive income...............                                                                                  16,789
                                                                                                                       -------------
  Change in investment by and advances
    from AMSG............................          --         --         --        (13,184)                               (13,184)
                                           -----------------------------------------------------------------------------------------
Balance at December 31, 1996.............          --         --         --        119,923              3,959             123,882
  Comprehensive income:
    Net income...........................          --         --         --         15,784                                 15,784
    Change in unrealized gains (losses)
      on investments.....................                                                                (748)               (748)
                                                                                                                       -------------
      Comprehensive income...............                                                                                  15,036
                                                                                                                       -------------
  Change in investment by and advances
    from AMSG............................          --         --         --        (15,302)                               (15,302)
                                           -----------------------------------------------------------------------------------------
Balance at December 31, 1997.............          --         --         --        120,405              3,211             123,616
  Comprehensive income:
    Net income...........................          --         --      3,572         14,506                                 18,078
    Change in unrealized gains (losses)
      on investments.....................                                                              (2,218)             (2,218)
                                                                                                                       -------------
      Comprehensive income...............                                                                                  15,860
                                                                                                                       -------------
  Cash dividends paid on common stock....          --         --       (839)            --                                   (839)
  Change in investment by and advances
    from AMSG............................          --         --         --        (76,133)                               (76,133)
  Distribution of equity to the Company
    from AMSG............................          --     11,423     47,355        (58,778)                                    --
  Issuances of common stock, no par
    value, in connection with the spin
    off..................................  16,573,202         --         --             --                                     --
  Issuances of common stock, no par
    value, related to acquisition and
    dividend reinvestment plan...........     238,879      1,955         --             --                                  1,955
                                           -----------------------------------------------------------------------------------------
Balance at December 31, 1998.............  16,812,081    $13,378    $50,088       $     --            $   993            $ 64,459
                                           -----------------------------------------------------------------------------------------
                                           -----------------------------------------------------------------------------------------

                        UNITED WISCONSIN SERVICES, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                  YEAR ENDED DECEMBER 31,
                                                                          ----------------------------------------
                                                                              1998          1997          1996
                                                                          ------------  ------------  ------------
                                                                                       (IN THOUSANDS)
OPERATING ACTIVITIES
Net income..............................................................  $     18,078  $     15,784  $     16,341
Adjustments to reconcile net income to net cash provided by operating activities:
    Depreciation and amortization.......................................         3,199         1,964         2,341
    Realized investment gains...........................................        (9,123)      (11,921)       (8,381)
    Deferred income tax benefit.........................................           839        (1,023)         (901)
    Changes in other operating accounts net of acquisitions
      in 1998:
        Other receivables...............................................        (3,495)       (5,246)        2,802
        Due from clinics and providers..................................        (6,784)         (338)           --
        Medical and other benefits payable..............................         8,392         6,501         1,415
        Advance premiums................................................         6,524        (1,983)        4,062
        Due to/from affiliates..........................................         3,392         7,782       (10,327)
        Other, net......................................................           831        (9,901)         (532)
                                                                          ----------------------------------------
Net cash provided by operating activities...............................        21,853         1,619         6,820

INVESTING ACTIVITIES
Acquisition of subsidiaries (net of cash and cash equivalents acquired
  of $549,000)..........................................................        (1,181)           --            --
Purchases of available for sale investments.............................      (241,661)     (452,906)     (413,648)
Proceeds from sale of available for sale investments....................       233,974       433,012       364,321
Proceeds from maturity of available for sale investments................         6,500        34,252        43,031
Purchases of held to maturity investments...............................          (313)       (2,894)       (2,573)
Proceeds from maturity of held to maturity investments..................           405         3,567         2,171
Proceeds from sale of property and equipment............................             3           112         2,861
Additions to property and equipment.....................................        (3,572)       (1,356)       (1,564)
Purchase of minority interest in subsidiary.............................            --        (2,218)           --
                                                                          ----------------------------------------
Net cash provided by (used in) investing activities.....................        (5,845)       11,569        (5,401)

FINANCING ACTIVITIES
Cash dividends paid.....................................................          (839)           --            --
Issuances of common stock...............................................           316            --            --
Decrease in investments by and advances from AMSG.......................        (6,133)      (15,302)      (15,352)
                                                                          ----------------------------------------
Net cash used in financing activities...................................        (6,656)      (15,302)      (15,352)
                                                                          ----------------------------------------
Cash and cash equivalents:
  Increase (decrease) during year.......................................         9,352        (2,114)      (13,933)
  Balance at beginning of year..........................................        17,033        19,147        33,080
                                                                          ----------------------------------------
  Balance at end of year................................................  $     26,385  $     17,033  $     19,147
                                                                          ----------------------------------------
                                                                          ----------------------------------------

SEE ACCOMPANYING NOTES.

                        UNITED WISCONSIN SERVICES, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES

ORGANIZATION

    United Wisconsin Services, Inc. ("the Company") is a leading provider of managed health care services and employee benefit products. The Company's two primary product lines are (i) Health Maintenance Organization ("HMO") products, sold primarily in Wisconsin, and (ii) specialty managed care products and services, including dental, life, disability and workers' compensation products, managed care consulting, electronic claim submission, pharmaceutical management, managed behavioral health services and receivables management, sold throughout the United States.

    On May 27, 1998, the Board of Directors of American Medical Security Group, Inc. ("AMSG") (formerly United Wisconsin Services, Inc.) approved a formal plan to spin off its managed care companies and specialty business to its shareholders. The spin off involved the creation of a new corporation originally named Newco/UWS, Inc., subsequently renamed United Wisconsin Services, Inc. ("UWS"). The spin off resulted in the distribution of one share of common stock of UWS on September 25, 1998 ("Spin off date") for each share of AMSG common stock held as of September 11, 1998. AMSG received a private letter ruling from the Internal Revenue Service that the spin off is tax free to AMSG, UWS and their shareholders. A further description of the spin off and certain transactions with AMSG is included in Notes 1, 6, 7 and 10.

    The Company is affiliated with Blue Cross & Blue Shield United of Wisconsin ("BCBSUW") through certain common officers and directors. At December 31, 1998, BCBSUW owns approximately 38% of the Company's common stock.

BASIS OF PRESENTATION

    The accompanying consolidated financial statements have been prepared in accordance with generally accepted accounting principles ("GAAP"). The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Actual results could differ from those estimates.

    The consolidated financial statements present the Company's financial position, operations and cash flows as if the Company had been an independent, public company for all years presented. The Company consolidates majority owned subsidiaries that are controlled by the Company. All material intercompany transactions have been eliminated. For those subsidiaries for which repurchase options exist (see Note 2), the Company consolidates those subsidiaries when control is deemed to be other than temporary. Management believes that control of Unity Health Plans Insurance Corporation ("Unity") and Valley Health Plan, Inc. ("Valley") is not temporary as exercise of the repurchase options is not probable. Any repurchase would not provide a substantial economic benefit to the option holders and would require regulatory approval pursuant to change of control regulations.

CASH AND CASH EQUIVALENTS

    Cash and cash equivalents include operating cash and short-term investments with original maturities of three months or less. These amounts are recorded at cost, which approximates market.

                        UNITED WISCONSIN SERVICES, INC.

1. ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
INVESTMENTS

    Investments are classified as either held to maturity or available for sale. Investments which the Company has the intent and ability to hold to maturity are designated as held to maturity and are stated at amortized cost. All other investments are classified as available for sale and are stated at fair value based on quoted market prices, with unrealized gains and losses excluded from earnings and reported in accumulated other comprehensive income, net of income tax effects. Realized gains and losses from the sale of available for sale debt securities and equity securities are based on the first-in, first-out basis.

OTHER RECEIVABLES

    Receivables are stated at net realizable value, net of allowances of $727,000 and $394,000 at December 31, 1998 and 1997, respectively, based upon historical collection trends and management's judgment of the ultimate collectibility. In late December 1998, Compcare Health Services Insurance Corporation ("Compcare") provided $13,421,000 of interest bearing notes to certain contracted health care providers primarily due in full on April 1, 1999. The Company retained the ability to offset claim payments to these health care providers after April 1, 1999 and has included the advances in other receivables on the consolidated balance sheet.

PROPERTY AND EQUIPMENT

    Property and equipment are recorded at cost. Depreciation and amortization are provided using the straight-line method over the estimated useful lives, which are 20 to 30 years for land improvements, 10 to 40 years for buildings and building improvements, 3 to 5 years for computer equipment and software and 3 to 10 years for furniture and other equipment.

GOODWILL AND OTHER INTANGIBLES

    Goodwill represents the excess of cost over the fair market value of net assets acquired. Goodwill and other intangible assets are being amortized on a straight-line basis over a period of 15 years or less. Accumulated amortization was $1,947,000 and $1,347,000 at December 31, 1998 and 1997, respectively.

    The Company periodically evaluates whether events and circumstances have occurred which may affect the estimated useful life or the recoverability of the remaining balance of its intangibles. At December 31, 1998, the Company's management believed that no material impairment of goodwill or other intangible assets existed.

REVENUE RECOGNITION

    Health services premiums and managed behavioral health fees are recognized as revenue in the period in which enrollees are entitled to care. Managed care consulting revenues are generally recognized when services are rendered.

MEDICAL AND OTHER BENEFITS

    Medical and other benefits expense consists principally of capitation expenses, health and disability claims and life insurance benefits. In addition to actual paid claims and capitation, these expenses include the change in estimates of reported and unreported claims and accrued capitation fees and adjustments, which are unpaid as of the balance sheet date. The estimates of reported and unreported claims and

                        UNITED WISCONSIN SERVICES, INC.

1. ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) accrued capitation fees and adjustments, which are unpaid as of the balance sheet date, are based on historical payment patterns using actuarial techniques. Processing costs are accrued as operating expenses based on an estimate of the costs necessary to process these claims.

    The Company's year-end claim liabilities are substantially satisfied through claim payments in the subsequent year. Any adjustments to prior period estimates are reflected in the current period. Capitation represents fixed per member per month payments to participating physicians, other medical specialists and hospital systems, as compensation for providing comprehensive health or dental care services. In addition, certain subsidiaries have risk-sharing, stop-loss, and bonus arrangements with certain providers. Accruals relating to these arrangements are developed based on historical payment patterns using actuarial techniques. The noncurrent portion of medical and other benefits payable pertaining to long-term disability, workers' compensation and certain life insurance products is $19,375,000 and $20,918,000 at December 31, 1998 and 1997, respectively. The noncurrent portion of long-term disability, workers' compensation and certain life insurance products is estimated using actuarial techniques based on historical patterns. Amounts estimated to be paid more than one year from the balance sheet date are considered noncurrent.

REINSURANCE

    Certain premiums and benefits are assumed from and ceded to other insurance companies under various reinsurance agreements. The ceded reinsurance agreements provide the Company with increased capacity to write larger risks and maintain its exposure to loss within its capital resources. The ceding company is contingently liable on reinsurance ceded in the event that the reinsurers do not meet their contractual obligations. Premiums ceded totaled $45,755,000, $49,522,000 and $46,549,000 in 1998, 1997 and 1996, respectively. Ceded benefits totaled $35,038,000, $42,003,000 and $32,073,000 in 1998, 1997 and 1996,
respectively. Premiums assumed totaled $28,682,000, $33,514,000 and $32,642,000 in 1998, 1997 and 1996, respectively. Assumed benefits totaled $22,694,000, $28,213,000 and $21,722,000 in 1998, 1997 and 1996, respectively.

INCOME TAXES

    Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial statement purposes and the amounts used for income tax purposes.

PRO FORMA EARNINGS PER COMMON SHARE (UNAUDITED)

    Historical earnings per share ("EPS") has been omitted since the Company was not a separate entity with a capital structure of its own throughout any of the years presented.

    Pro forma net income per common and common equivalent share is calculated as if the spin off had occurred at the beginning of fiscal year 1996, and is adjusted in 1998, 1997 and 1996 for additional interest expense, net of related income tax. Pro forma EPS are based on the pro forma weighted average number of shares of outstanding Company common stock and dilutive common equivalent shares from stock options, giving effect to the distribution of one share of Company stock for each share of AMSG common stock. Pro forma dilutive common equivalent shares from stock options are stated at the historical AMSG dilutive common equivalent share level.

                        UNITED WISCONSIN SERVICES, INC.

1. ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    The following table sets forth the pro forma computation of basic and diluted EPS:

                                      YEAR ENDED DECEMBER 31,
                                 ----------------------------------
                                    1998        1997        1996
                                 ----------  ----------  ----------
                                  (IN THOUSANDS, EXCEPT SHARE AND
                                          PER SHARE DATA)
                                 ----------------------------------
Net income as reported.........  $   18,078  $   15,784  $   16,341
Pro forma adjustment--interest
  expense, net of tax..........       2,215       3,062         367
                                 ----------  ----------  ----------
Pro forma net income...........  $   15,863  $   12,722  $   15,974
                                 ----------  ----------  ----------
                                 ----------  ----------  ----------
Pro forma basic weighted
  average common shares........  16,560,382  16,423,270  12,892,431
Pro forma dilutive weighted
  average common shares(1).....  16,563,165  16,423,270  12,892,431
EPS on net income as reported--
  basic and diluted(2).........  $     1.09  $     0.96  $     1.27
                                 ----------  ----------  ----------
                                 ----------  ----------  ----------
EPS on pro forma net income--
  basic and diluted(3).........  $     0.96  $     0.77  $     1.24
                                 ----------  ----------  ----------
                                 ----------  ----------  ----------

------------------------

(1) Pro forma calculations for dilutive securities for the period January 1, 1996 thru September 25, 1998, assume that the price of the stock and the strike price of the options is the same for the periods prior to the Spin off date.

(2) EPS on net income as reported are computed by dividing net income as reported, by the pro forma weighted average number of common shares outstanding. There is no dilutive effect on securities for the period prior to the Spin off date(1).

(3) EPS on pro forma net income are computed by dividing pro forma net income by the pro forma weighted average number of common shares outstanding. There is no dilutive effect on securities for the period prior to the Spin off date(1).

COMPREHENSIVE INCOME

    As of January 1, 1998, the Company adopted Statement of Financial Accounting Standards ("SFAS") 130, "Reporting Comprehensive Income". SFAS 130 establishes new rules for the reporting and display of comprehensive income and its components; however, the adoption of this statement had no impact on the Company's net income or shareholders' equity. SFAS 130 requires unrealized gains or losses, net of taxes, on the Company's available for sale securities, which prior to adoption were reported separately in shareholders' equity, to be included in other comprehensive income.

SEGMENT REPORTING

    At December 31, 1998, the Company adopted SFAS 131, "Disclosures about Segments of an Enterprise and Related Information". SFAS 131 establishes new rules for identification and disclosure of segment information.

                        UNITED WISCONSIN SERVICES, INC.

1. ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
PENSION PLAN REPORTING

    At December 31, 1998, the Company adopted SFAS 132, "Employers' Disclosures about Pensions and Other Postretirement Benefits". SFAS 132 establishes new rules for the disclosure of pension plan information.

RECLASSIFICATIONS

    Certain reclassifications have been made to the consolidated financial statements for 1997 and 1996 to conform with the 1998 presentation.

2. PROVIDER ARRANGEMENTS

    The Company is party to certain provider arrangements in conjunction with Unity and Valley, wholly owned HMO subsidiaries included in the Company's consolidated financial statements, which include profit-sharing payments to certain providers and repurchase provisions.

    Under the terms of the Valley purchase and sale agreement, as amended, the seller retained an option to repurchase all of the capital stock of Valley as of December 31, 1999, at a price equal to Valley's net assets plus $400,000.

    Pursuant to the Unity related purchase agreements, options to repurchase the net assets of the acquired companies were issued to the sellers effective as of November 1, 1999 or 2004. One seller has the option to repurchase a portion of Unity's business at a price equal to the net assets of such business plus $500,000. The other seller has the option to repurchase the remainder of the Unity business at a price equal to the net assets of such business.

    Total revenues subject to repurchase options, pursuant to the various acquisition agreements, totaled $207,014,000, $186,318,000 and $169,341,000 for
1998, 1997 and 1996, respectively. Profit sharing expense related to these provider arrangements is calculated based on the profitability of the HMO subsidiary and totaled $3,171,000, $3,960,000 and $3,002,000 in 1998, 1997 and
1996, respectively. Total net income subject to repurchase options, pursuant to the various acquisition agreements, totaled $2,358,000, $2,395,000 and $2,629,000 for 1998, 1997 and 1996, respectively. Total assets and total net assets subject to repurchase options were $44,798,000 and $21,362,000, respectively, at December 31, 1998 and $49,802,000 and $20,632,000,
respectively, at December 31, 1997.

                        UNITED WISCONSIN SERVICES, INC.

3. INVESTMENTS

    Investment results comprise the following:

                                                       YEAR ENDED DECEMBER 31,
                                                   -------------------------------
                                                     1998       1997       1996
                                                   ---------  ---------  ---------
                                                           (IN THOUSANDS)
Interest on bonds................................  $   8,223  $   9,075  $  10,097
Dividends on equity securities...................        916      1,103        636
Realized gains...................................     12,518     15,317     13,463
Realized losses..................................     (3,395)    (3,396)    (5,082)
Interest on cash equivalents and other investment
  income.........................................      1,609        473        922
                                                   ---------  ---------  ---------
Gross investment results.........................     19,871     22,572     20,036
Investment expenses..............................       (508)      (424)      (467)
Other interest income (expense)..................       (387)        90       (529)
                                                   ---------  ---------  ---------
                                                   $  18,976  $  22,238  $  19,040
                                                   ---------  ---------  ---------
                                                   ---------  ---------  ---------

Proceeds from sales of stocks during 1998 was $73,156,000. Proceeds from sales of bonds classified as available for sale during 1998, excluding maturities, was $160,818,000.

    Unrealized gains (losses) are computed as the difference between estimated fair value and amortized cost for debt securities classified as available for sale or cost for equity securities. A summary of the net increase (decrease) in unrealized gains, less deferred income taxes, which is included in accumulated other comprehensive income, is as follows:

                                                                       YEAR ENDED DECEMBER 31,
                                                                   -------------------------------
                                                                     1998       1997       1996
                                                                   ---------  ---------  ---------
                                                                           (IN THOUSANDS)
Debt securities..................................................  $  (1,248) $   1,582  $  (2,884)
Equity securities................................................     (1,837)    (3,134)     3,542
Provision for deferred income tax (benefit)......................        867        804       (210)
                                                                   ---------  ---------  ---------
                                                                   $  (2,218) $    (748) $     448
                                                                   ---------  ---------  ---------
                                                                   ---------  ---------  ---------

                        UNITED WISCONSIN SERVICES, INC.

3. INVESTMENTS (CONTINUED)

    The amortized cost and estimated fair values of investments are as follows:

                                                              GROSS        GROSS
                                               AMORTIZED   UNREALIZED   UNREALIZED   ESTIMATED
                                                  COST        GAINS       LOSSES     FAIR VALUE
                                               ----------  -----------  -----------  ----------
                                                                (IN THOUSANDS)
At December 31, 1998:
  Available for sale:
    U.S. Treasury securities.................  $   10,858   $       4    $     (50)  $   10,812
    State and municipal securities...........       1,301          59           --        1,360
    Foreign government securities............       6,457         135         (111)       6,481
    Corporate debt securities................      74,748       1,294         (689)      75,353
    Government agency mortgage-backed
      securities.............................      30,961         150          (36)      31,075
    Equity securities........................      32,527       2,149       (1,294)      33,382
                                               ----------  -----------  -----------  ----------
                                                  156,852       3,791       (2,180)     158,463
  Held to maturity:
    U.S. Treasury securities                        7,710         284           --        7,994
                                               ----------  -----------  -----------  ----------
                                               $  164,562   $   4,075    $  (2,180)  $  166,457
                                               ----------  -----------  -----------  ----------
                                               ----------  -----------  -----------  ----------
At December 31, 1997:
  Available for sale:
    U.S. Treasury securities.................  $   30,618   $     330    $      (2)  $   30,946
    State and municipal securities...........       2,487          67           --        2,554
    Foreign government securities............       7,337         113         (111)       7,339
    Corporate debt securities................      56,017       1,314          (59)      57,272
    Government agency mortgage-backed
      securities.............................      21,466         376          (25)      21,817
    Equity securities........................      29,033       3,716       (1,024)      31,725
                                               ----------  -----------  -----------  ----------
                                                  146,958       5,916       (1,221)     151,653
  Held to maturity:
    U.S. Treasury securities.................       7,893         109           (9)       7,993
                                               ----------  -----------  -----------  ----------
                                               $  154,851   $   6,025    $  (1,230)  $  159,646
                                               ----------  -----------  -----------  ----------
                                               ----------  -----------  -----------  ----------

                        UNITED WISCONSIN SERVICES, INC.

3. INVESTMENTS (CONTINUED)
    The amortized cost and estimated fair values of debt securities at December 31, 1998, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations.

                                                                        AMORTIZED   ESTIMATED
                                                                           COST     FAIR VALUE
                                                                        ----------  ----------
                                                                            (IN THOUSANDS)
Available for sale:
  Due in one year or less.............................................  $    1,565  $    1,566
  Due after one through five years....................................      36,219      36,662
  Due after five through ten years....................................      42,674      42,942
  Due after ten years.................................................      12,906      12,836
                                                                        ----------  ----------
                                                                            93,364      94,006
  Government agency mortgage-backed securities                              30,961      31,075
                                                                        ----------  ----------
                                                                        $  124,325  $  125,081
                                                                        ----------  ----------
                                                                        ----------  ----------
Held to maturity:
  Due in one year or less.............................................  $       --  $       --
  Due after one through five years....................................       7,710       7,994
                                                                        ----------  ----------
                                                                        $    7,710  $    7,994
                                                                        ----------  ----------
                                                                        ----------  ----------

    At December 31, 1998, the insurance subsidiaries had debt securities and cash equivalents on deposit with various state insurance departments with carrying values of approximately $7,627,000, which are included in investments held to maturity on the balance sheet.

4. PROPERTY AND EQUIPMENT

    Property and equipment are stated at cost and are summarized as follows:

                                                                              DECEMBER 31,
                                                                          --------------------
                                                                            1998       1997
                                                                          ---------  ---------
                                                                             (IN THOUSANDS)
Land and land improvements..............................................  $     398  $     394
Building and building improvements......................................      3,766      3,611
Computer equipment and software.........................................      9,953      6,259
Furniture and other equipment...........................................      4,365      4,484
                                                                          ---------  ---------
                                                                             18,482     14,748
Less accumulated depreciation...........................................     (9,519)    (7,770)
                                                                          ---------  ---------
                                                                          $   8,963  $   6,978
                                                                          ---------  ---------
                                                                          ---------  ---------

5. DEBT

    As of December 31, 1998, the Company and several subsidiaries participate with BCBSUW in a bank line of credit, which permits aggregate borrowings up to $10,000,000 for UWS and its subsidiaries. Prior to

                        UNITED WISCONSIN SERVICES, INC.

5. DEBT (CONTINUED)
this date the line of credit permitted aggregate borrowings up to $30,000,000. Periodic borrowings have been made on these lines of credit. There was no balance outstanding at December 31, 1998 and 1997.

6. RELATED-PARTY TRANSACTIONS

    As of September 11, 1998, the Company assumed a $70,000,000 note obligation to BCBSUW in connection with the spin off (see note 1). The Company pledged the common stock of certain subsidiaries as collateral for the note obligation. Interest is payable quarterly at a rate equal to the London Interbank Offered Rate plus 1.25%, adjusted quarterly. The principal balance is due on October 30, 1999 and is classified as note payable to affiliates in the consolidated balance sheet. Interest expense and interest paid for the period from September 12, 1998 thru December 31, 1998 totaled $1,411,000.

    The Company provides marketing, underwriting, actuarial and certain administrative services for BCBSUW. In addition, BCBSUW provides health insurance to the employees of the Company and provides office space to the Company. These activities are reimbursed at amounts approximating cost, which resulted in allocations to the Company of $14,757,000, $14,564,000 and $13,315,000 in 1998, 1997 and 1996, respectively, and allocations to BCBSUW of $8,964,000, $9,278,000 and $7,474,000 in 1998, 1997 and 1996, respectively.
These amounts are included in selling, general and administrative expenses.

    Certain subsidiaries of the Company provide health, life and other insurance benefits to the employees of BCBSUW. Premium revenue received from BCBSUW totaled $4,547,000, $4,537,000 and $4,370,000 in 1998, 1997 and 1996,
respectively.

    The Company has an agreement with United Wisconsin Life Insurance Company ("UWLIC"), a subsidiary of AMSG, whereby United Wisconsin Insurance Company ("UWIC") underwrites certain small group health care and life, dental, drug and disability products in Minnesota as UWLIC products have not yet been approved for sale in Minnesota. The Company ceded to UWLIC 100% of the premium revenue of these products sold in Minnesota. The ceded premium revenue approximated $26,875,000, $27,014,000 and $24,739,000 in 1998, 1997 and 1996, respectively.

    The Company has an agreement with UWLIC whereby UWLIC underwrites certain life and disability products on behalf of United Heartland Life Insurance Company ("UHLIC"). The Company also had agreements with UWLIC, through September 30, 1998, whereby UWLIC underwrote certain health care, dental and pharmaceutical products on behalf of Compcare, Heartland Dental Plan, Inc., and CNR Health, Inc. The Company assumes 100% of the premium revenues on these products from UWLIC. The assumed premium revenue approximated $23,295,000, $36,177,000 and $30,573,000 in 1998, 1997 and 1996, respectively.

    Management believes the above stated related-party activity was entered into on a reasonable basis and includes all costs of doing business.

    Prior to the spin off, the Company's operations have been financed through its operating cash flows and investments by and advances from AMSG.

    Amounts due from/to affiliates are related primarily to operating expenses and reinsurance arrangements. The amounts due from/to affiliates are generally settled on a monthly basis for operating expenses and are settled in accordance with industry practice for reinsurance agreements. The amounts due from/to affiliates are typically less than $10,000,000 at any point in time during the fiscal year, excluding the $70,000,000 note obligation due to BCBSUW.

                        UNITED WISCONSIN SERVICES, INC.

7. INCOME TAXES

    Income tax expense has been calculated as if the Company filed separate federal income tax returns. Prior to the spin off, the Company has been included in the consolidated federal income tax return filed by AMSG, except as noted below. UHLIC has filed separate federal income tax returns due to specific provisions of the Internal Revenue Code of 1986, as amended, related to consolidation of life insurance entities. The entities included in these consolidated financial statements file separate state franchise, income and premium tax returns as applicable.

    The Company had a net federal income tax payable of $1,650,000, included in other current liabilities, and a net federal income tax receivable of $436,000, included in other current assets, at December 31, 1998 and 1997, respectively. Federal and state income tax payments, net of refunds, totaled $2,327,000, $3,243,000 and $1,545,000 in 1998, 1997 and 1996, respectively.

    The components of income tax expense (benefit) are as follows:

                                                                   YEAR ENDED DECEMBER 31,
                                                               -------------------------------
                                                                 1998       1997       1996
                                                               ---------  ---------  ---------
                                                                       (IN THOUSANDS)
Current:
  Federal....................................................  $   8,994  $   8,870  $   9,642
  State......................................................      1,934      1,586      1,876
                                                               ---------  ---------  ---------
                                                                  10,928     10,456     11,518
Deferred:
  Federal....................................................        737       (651)      (222)
  State......................................................        102       (372)      (679)
                                                               ---------  ---------  ---------
                                                                     839     (1,023)      (901)
                                                               ---------  ---------  ---------
                                                               $  11,767  $   9,433  $  10,617
                                                               ---------  ---------  ---------
                                                               ---------  ---------  ---------

    The differences between taxes computed at the federal statutory rate and recorded income taxes are as follows:

                                                                    YEAR ENDED DECEMBER 31,
                                                                -------------------------------
                                                                  1998       1997       1996
                                                                ---------  ---------  ---------
                                                                        (IN THOUSANDS)
Tax at federal statutory rate.................................  $  10,446  $   8,826  $   9,435
Goodwill amortization.........................................        136        154        254
Tax-exempt interest and dividends received deduction..........       (141)      (230)      (246)
State income and franchise taxes, net of federal benefit......      1,161        827        820
Other, net....................................................        165       (144)       354
                                                                ---------  ---------  ---------
                                                                $  11,767  $   9,433  $  10,617
                                                                ---------  ---------  ---------
                                                                ---------  ---------  ---------

                        UNITED WISCONSIN SERVICES, INC.

7. INCOME TAXES (CONTINUED)
    The components of deferred income tax expense (benefit) are as follows:

                                                                      YEAR ENDED DECEMBER 31,
                                                                  -------------------------------
                                                                    1998       1997       1996
                                                                  ---------  ---------  ---------
                                                                          (IN THOUSANDS)
Reserve discounting.............................................  $     161  $      --  $  (1,050)
Employee benefits...............................................       (698)        --        434
Depreciation and amortization...................................        272     (1,299)        81
Net operating loss carryforwards................................        414         --       (482)
Prepaid expenses................................................        683         --         --
Other, net......................................................          7        276        116
                                                                  ---------  ---------  ---------
                                                                  $     839  $  (1,023) $    (901)
                                                                  ---------  ---------  ---------
                                                                  ---------  ---------  ---------

    Significant components of the Company's federal and state deferred tax liabilities and assets are as follows:

                                                                 DECEMBER 31, 1998
                                                     ------------------------------------------
                                                      FEDERAL     STATE     FEDERAL     STATE
                                                     ---------  ---------  ---------  ---------
                                                                   (IN THOUSANDS)
Deferred tax liabilities:
  Depreciation.....................................  $    (944) $    (203) $    (721) $    (512)
  Claims-based receivables.........................     (1,864)      (303)    (1,331)      (945)
  Pension accrual..................................     (2,350)      (449)    (2,158)    (1,532)
  Unrealized gains on investments..................       (516)      (104)    (1,367)      (970)
  Prepaid expenses.................................     (1,077)      (119)        --         --
  Other, net.......................................       (268)       (36)      (825)      (586)
                                                     ---------  ---------  ---------  ---------
                                                        (7,019)    (1,214)    (6,402)    (4,545)
Deferred tax assets:
  Postretirement benefits other than pensions......      1,465        311      1,387      1,138
  Advance premium discounting......................      1,303        265      1,080        886
  Deferred compensation............................      2,063        421      1,387      1,138
  Medical and other benefits payable discounting...      1,004        117      1,142        937
  Business loss carryforwards......................        127        241        509         --
  Other, net.......................................        564        148        435        774
                                                     ---------  ---------  ---------  ---------
                                                         6,526      1,503      5,940      4,873
                                                     ---------  ---------  ---------  ---------
Net deferred tax assets (liabilities)..............  $    (493) $     289  $    (462) $     328
                                                     ---------  ---------  ---------  ---------
                                                     ---------  ---------  ---------  ---------

    The federal deferred benefit arising from the deductibility of state deferred tax is included as a component of other federal deferred taxes. The net deferred tax assets and liabilities are included in other current or other noncurrent assets and liabilities, as applicable.

                        UNITED WISCONSIN SERVICES, INC.

8. CONTINGENCIES

    The Company is involved in various legal actions occurring in the normal course of its business. In the opinion of management, adequate provision has been made for losses which may result from these actions and, accordingly, the outcome of these proceedings is not expected to have a material adverse effect on the consolidated financial statements.

9. SHAREHOLDERS' EQUITY

STATUTORY FINANCIAL INFORMATION

    Insurance companies are subject to regulation by the Office of the Commissioner of Insurance of the State of Wisconsin and certain other state insurance regulators. These regulations require, among other matters, the filing of financial statements prepared in accordance with statutory accounting practices prescribed or permitted for insurance companies. The statutory surplus of insurance subsidiaries at December 31, 1998 and 1997 aggregated $106,069,000 and $95,211,000, respectively. The statutory net income of insurance subsidiaries aggregated $15,893,000, $17,380,000 and $24,159,000 in 1998, 1997
and 1996, respectively.

    State insurance regulations also require the maintenance of a minimum compulsory surplus based on a percentage of premiums written. In addition, the Company's insurance subsidiaries are subject to risk-based capital ("RBC") requirements promulgated by the National Association of Insurance Commissioners. The RBC requirements establish minimum levels of capital and surplus based upon the insurer's operations. At December 31, 1998, the Company's insurance subsidiaries were in compliance with these capital surplus requirements.

RESTRICTIONS ON DIVIDENDS FROM SUBSIDIARIES

    Dividends paid by insurance subsidiaries are limited by state insurance regulations. The insurance regulator in the state of domicile may disapprove any dividend which, together with other dividends paid by an insurance company in the prior twelve months, exceeds the regulatory maximum as computed for the insurance company based on its statutory surplus and net income.

    Based upon the financial statements of the insurance subsidiaries included in these consolidated financial statements as of December 31, 1998, as filed with the insurance regulators, the aggregate amount available for dividends in 1999 without regulatory approval is $7,700,000.

10. EMPLOYEE BENEFIT PLANS

PENSION BENEFITS

    The Company and certain of its subsidiaries participate with BCBSUW in two multiple employer defined benefit pension plans. The plans provide retirement benefits to covered employees based primarily on compensation and years of service. Since the plans are overfunded, no contributions were made in 1998, 1997 or 1996.

    Prior to December 31, 1998, separate salaried and hourly pension plans existed. These plans were merged into a single plan in an effort to reduce administrative expenses and streamline communication with plan participants. The merger had no material effect on pension assets, liabilities or funding levels.

                        UNITED WISCONSIN SERVICES, INC.

10. EMPLOYEE BENEFIT PLANS (CONTINUED)

    Effective January 1, 1997, the Company amended the salaried pension plan and the hourly pension plan with respect to non-union participants, which include expansion of the lump-sum payment provisions and changes in the methods and formulae used for the calculation of benefit accruals.

    Prior to January 1, 1997, the salaried pension plan provided for benefit payments based on compensation, years of service, year of birth and date of retirement and the hourly pension plan provided for benefit payments of stated amounts based on number of hours worked and years of credited service.

    The following table summarizes the change in the pension plan's benefit obligation:

                                                                              DECEMBER 31,
                                                                          --------------------
                                                                            1998       1997
                                                                          ---------  ---------
                                                                             (IN THOUSANDS)
Benefit obligation at beginning of year.................................  $  17,568  $  15,781
  Service cost..........................................................      1,849      1,335
  Interest cost.........................................................      1,362      1,259
  Actuarial (gains) losses..............................................      1,662       (104)
  Company transfers.....................................................        270         --
  Benefits paid.........................................................     (1,835)      (703)
                                                                          ---------  ---------
Benefit obligation at end of year.......................................  $  20,876     17,568
                                                                          ---------  ---------
                                                                          ---------  ---------

    The pension plans' assets are comprised primarily of debt, equity and other marketable securities.

                                                                              DECEMBER 31,
                                                                          --------------------
                                                                            1998       1997
                                                                          ---------  ---------
                                                                             (IN THOUSANDS)
Fair value of plan assets at beginning of year..........................  $  36,082  $  29,310
  Actual return on plan assets..........................................       (529)     7,475
  Company transfers.....................................................        270         --
  Benefits paid.........................................................     (1,835)      (703)
                                                                          ---------  ---------
Fair value of plan assets at end of year................................  $  33,988  $  36,082
                                                                          ---------  ---------
                                                                          ---------  ---------

    The following table provides a reconciliation of the funded status of the pension plan to the prepaid pension costs:

                                                                              DECEMBER 31,
                                                                          --------------------
                                                                            1998       1997
                                                                          ---------  ---------
                                                                             (IN THOUSANDS)
Funded status of plan at end of year....................................  $  13,112  $  18,514
  Unrecognized net transition asset.....................................       (777)    (1,051)
  Unrecognized prior service cost.......................................     (5,456)    (6,146)
  Unrecognized net gain.................................................       (169)    (5,151)
                                                                          ---------  ---------
Prepaid pension cost at end of year.....................................  $   6,710  $   6,166
                                                                          ---------  ---------
                                                                          ---------  ---------

                        UNITED WISCONSIN SERVICES, INC.

10. EMPLOYEE BENEFIT PLANS (CONTINUED)
    Weighted-average assumptions used as of September 30, 1998 and 1997, the measurement date, in developing the projected benefit obligation are as follows:

                                                                                  1998       1997
                                                                                ---------  ---------
Discount rate.................................................................       7.00%      8.00%
Expected return on plan assets................................................       9.00       9.00
Rate of compensation increase.................................................       4.75       4.75

    The unrecognized net asset is being amortized over the remaining estimated service lives of participating employees at January 1, 1986: 15.4 years for salaried employees and 16.9 years for hourly employees.

    The components of the pension credit, which is included in selling, general and administrative expenses, are as follows:

                                                                           YEAR ENDED DECEMBER
                                                                                   31,
                                                                           --------------------
                                                                             1998       1997
                                                                           ---------  ---------
                                                                              (IN THOUSANDS)
Service cost.............................................................  $   1,849  $   1,335
Interest cost............................................................      1,362      1,260
Expected return on plan assets...........................................     (2,791)    (2,553)
Net amortization of transition asset.....................................       (274)      (274)
Amortization of prior service cost.......................................       (690)      (690)
                                                                           ---------  ---------
Pension credit...........................................................  $    (544) $    (922)
                                                                           ---------  ---------
                                                                           ---------  ---------

    After giving effect to all administrative expense allocations between the Company and BCBSUW, the pension credit was $622,000, $945,000 and $1,288,000 in 1998, 1997 and 1996, respectively.

DEFINED CONTRIBUTION AND BONUS PLANS

    The Company and certain of its subsidiaries participate in defined contribution plans whereby the employer contributes a percentage of participants' qualifying compensation up to certain limits, as defined by the plans. The Company and certain of its subsidiaries also participates with BCBSUW in various other profit sharing and bonus programs. Expenses related to all of these plans, after giving effect to all administrative expense allocations between the Company and BCBSUW, totaled $2,475,000, $2,042,000 and $2,932,000 in 1998, 1997 and 1996, respectively.

STOCK-BASED COMPENSATION PLANS

    As of December 31, 1998, the Company has a stock-based compensation plan covering employees and directors that allows for granting of options for up to 4,625,000 shares of common stock as incentive or nonqualified stock options ("NQSOs").

    At the Spin off date, certain of the options to purchase AMSG common stock held by the Company's employees were converted to Company stock options. AMSG options totaling 2,232,334 were converted into an equal amount of Company and AMSG options, including 1,000,000 options related to an acquisition. The options were converted at exercise prices that maintained the amount of unrealized stock

                        UNITED WISCONSIN SERVICES, INC.

10. EMPLOYEE BENEFIT PLANS (CONTINUED)
appreciation that existed immediately prior to the Spin off date. The vesting dates and expiration periods of the options were not affected by the conversion.

    In 1992, certain executive officers of AMSG were awarded stock appreciation rights ("SARs") in AMSG. At the Spin off date, 67,500 AMSG SARs were converted into SARs of the Company to provide equivalent value.

    The Company follows Accounting Principles Board Opinion No. 25 under which no compensation expense is recorded when the exercise price of the Company's employee stock options equals the market price of the underlying stock on the date of grant. The Company's pro forma information, as if the options granted subsequent to the Spin off date had been expensed in accordance with SFAS 123, "Accounting for Stock-Based Compensation", is as follows:

                                                              YEAR ENDED DECEMBER 31, 1998
                                                           -----------------------------------
                                                             (IN THOUSANDS, EXCEPT PER SHARE
                                                                          DATA)
Pro forma net income.....................................               $  18,021
Pro forma earnings per common share:
    Basic................................................               $    1.09
    Diluted..............................................               $    1.09

    In determining compensation cost pursuant to SFAS 123, the fair value for the options granted subsequent to the Spin off date were estimated at the date of grant using the Black-Scholes option pricing model with the following weighted average assumptions for 1998: risk-free interest rate of 4.62%; dividend yield of 0.70%; volatility factor of the expected market price of the Company's common stock of 0.45; and a weighted average expected life of the options of 6.00 years. As calculated using the Black-Scholes model, the weighted average, grant-date fair value of options granted in which the exercise price equaled the market price on the date of the grant was $3.34 per share for 1998.

                        UNITED WISCONSIN SERVICES, INC.

10. EMPLOYEE BENEFIT PLANS (CONTINUED)

    Stock option activity for all plans is as follows:

                                                                                YEAR ENDED
                                                                             DECEMBER 31, 1998
                                                                             -----------------
TOTAL NUMBER OF NQSOS
Outstanding at beginning of year...........................................                --
Conversion of AMSG options.................................................         2,232,334
Granted....................................................................           456,700
Exercised..................................................................                --
Forfeited..................................................................                --
                                                                             -----------------
Outstanding at end of year.................................................         2,689,034
                                                                             -----------------
                                                                             -----------------
Exercisable at end of year.................................................         1,640,637
Available for grant at end of year.........................................         1,935,966

WEIGHTED AVERAGE EXERCISE PRICE OF NQSOS
Outstanding at beginning of year...........................................                --
Conversion of AMSG options--range of excercise prices......................   $  9.61 - 16.81
Granted--Exercise price equals market price on grant date..................   $          7.19
Exercised..................................................................                --
Forfeited..................................................................                --
Outstanding at end of year.................................................   $         11.58
Exercisable at end of year.................................................   $         11.61

NQSOS BY EXERCISE PRICE RANGE
Exercise price.............................................................   $          7.19
Weighted average exercise price............................................   $          7.19
Weighted average remaining contractual life................................             11.75
Outstanding at end of year.................................................           456,700
Exercisable at end of year.................................................                --
Weighted average exercise price of options exercisable at end of year......                --

Exercise price.............................................................   $  9.61 - 12.85
Weighted average exercise price............................................   $         11.25
Weighted average remaining contractual life................................              8.95
Outstanding at end of year.................................................         1,166,437
Exercisable at end of year.................................................           613,002
Weighted average exercise price of options exercisable at end of year......   $         11.36

Exercise price.............................................................   $         13.53
Weighted average exercise price............................................   $         13.53
Weighted average remaining contractual life................................              2.93
Outstanding and exercisable at end of year(1)..............................         1,000,000
Weighted average exercise price of options exercisable at end of year......   $         13.53

                        UNITED WISCONSIN SERVICES, INC.

10. EMPLOYEE BENEFIT PLANS (CONTINUED)

                                                                                YEAR ENDED
                                                                             DECEMBER 31, 1998
                                                                             -----------------
Exercise price.............................................................   $14.94 - $16.81
Weighted average exercise price............................................   $         15.66
Weighted average remaining contractual life................................              9.58
Outstanding at end of year.................................................            65,897
Exercisable at end of year.................................................            27,635
Weighted average exercise price of options exercisable at end of year......   $         15.56

------------------------

(1) Options were issued in 1996 at 125% of market value as consideration for an acquisition.

    The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Since the Company's employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimates, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

11. QUARTERLY FINANCIAL INFORMATION (UNAUDITED)

    Selected quarterly financial data for the years ended December 31, 1998 and 1997 are as follows:

                                                                          QUARTER
                                                       ----------------------------------------------
                                                         FIRST       SECOND      THIRD       FOURTH      TOTAL
                                                       ----------  ----------  ----------  ----------  ----------
                                                           (IN THOUSANDS, EXCEPT PER SHARE DATA)
1998
Total revenues.......................................  $  159,158  $  163,782  $  165,093  $  169,588  $  657,621
Income before income tax expense.....................       7,459       9,471       6,604       6,311      29,845
Net income...........................................       4,716       5,699       4,091       3,572      18,078
Earnings per common share(1):
    Basic............................................          --          --          --        0.22          --
    Diluted..........................................          --          --          --        0.21          --

1997
Total revenues.......................................  $  146,993  $  150,790  $  154,479  $  156,847  $  609,109
Income before income tax expense.....................       6,607       6,141       6,091       6,378      25,217
Net income...........................................       3,998       3,889       3,859       4,038      15,784

------------------------

(1) Earnings per share data has not been provided for periods prior to the fourth quarter of 1998 since the Company was not an independent, public entity prior to the Spin off date.

                        UNITED WISCONSIN SERVICES, INC.

12. SEGMENT REPORTING

    The Company has two reportable business segments: HMO products sold primarily in Wisconsin, and specialty managed care products and services, including dental, life, disability and workers' compensation products, managed care consulting, electronic claim submission, pharmaceutical management, managed behavioral health services, and receivables management sold throughout the United States.

    "Other Operations" includes operations not directly related to the business segments, unallocated corporate items (i.e. corporate interest expense on corporate debt, amortization of goodwill and intangibles and unallocated overhead expenses) and intercompany eliminations. The Company evaluates segment performance based on profit or loss from operations before income taxes. Management has determined that it is impractical to prepare segment information for the year ended December 31, 1996. The accounting policies of the reportable segments are the same as those described in the summary of significant accounting policies.

    Financial data by segment as of and for the years ended December 31, 1998 and 1997 is as follows:

                                                                           1998        1997
                                                                        ----------  ----------
                                                                            (IN THOUSANDS)
Health services revenue:
  HMO products........................................................  $  518,700  $  479,182
  Specialty managed care products and services........................     137,652     123,859
  Other operations....................................................     (17,707)    (16,170)
                                                                        ----------  ----------
    Total consolidated................................................  $  638,645  $  586,871
                                                                        ----------  ----------
                                                                        ----------  ----------
Investment results:
  HMO products........................................................  $    9,182  $    6,889
  Specialty managed care products and services........................       9,516      17,309
  Other operations....................................................         278      (1,960)
                                                                        ----------  ----------
    Total consolidated................................................  $   18,976  $   22,238
                                                                        ----------  ----------
                                                                        ----------  ----------
Income (loss) before income tax expense:
  HMO products........................................................  $   15,145  $    6,355
  Specialty managed care products and services........................      17,693      23,257
  Other operations....................................................      (2,993)     (4,395)
                                                                        ----------  ----------
    Total consolidated................................................  $   29,845  $   25,217
                                                                        ----------  ----------
                                                                        ----------  ----------
Total assets:
  HMO products........................................................  $  138,272  $  118,595
  Specialty managed care products and services........................     151,845     144,520
  Other operations....................................................       8,091       3,141
                                                                        ----------  ----------
    Total consolidated................................................  $  298,208  $  266,256
                                                                        ----------  ----------
                                                                        ----------  ----------
Health services revenue from transactions with other operating segments:
  HMO products........................................................  $    1,853  $    1,726
  Specialty managed care products and services........................      15,488      14,417

                        UNITED WISCONSIN SERVICES, INC.

13. SUBSEQUENT EVENT

    On February 9, 1999, the Company announced that it had begun negotiations with BCBSUW for the purchase by BCBSUW of approximately 2,750,000 shares of the Company's common stock to be issued in a privately negotiated transaction. This purchase is part of the previously disclosed plan for BCBSUW to increase its ownership in the Company to allow Compcare to use the Blue Cross and Blue Shield brand on its products.

                        UNITED WISCONSIN SERVICES, INC.
                          CONSOLIDATED BALANCE SHEETS
                                  (UNAUDITED)

                                                                                          JUNE 30,   DECEMBER 31,
                                                                                            1999         1998
                                                                                         ----------  ------------
                                                                                              (IN THOUSANDS)
ASSETS
Current Assets:
  Cash and cash equivalents............................................................  $    4,686   $   26,385
  Investments--available for sale......................................................     148,428      158,463
  Other receivables....................................................................      65,957       65,464
  Prepaid and other current assets.....................................................      18,482        6,778
                                                                                         ----------  ------------
    Total Current Assets...............................................................     237,553      257,090

Investments--held to maturity..........................................................       8,161        7,710
Property and equipment, net............................................................       9,110        8,963
Goodwill and other intangible assets, net..............................................      10,612        7,751
Other noncurrent assets................................................................      22,470       16,694
                                                                                         ----------  ------------
Total Assets...........................................................................  $  287,906   $  298,208
                                                                                         ----------  ------------
                                                                                         ----------  ------------

            See Notes to Interim Consolidated Financial Statements.

                        UNITED WISCONSIN SERVICES, INC.
                          CONSOLIDATED BALANCE SHEETS
                                  (UNAUDITED)

                                                                                          JUNE 30,   DECEMBER 31,
                                                                                            1999         1998
                                                                                         ----------  ------------
                                                                                              (IN THOUSANDS)
LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities:
  Medical and other benefits payable...................................................  $   50,941   $   70,659
  Advance premiums.....................................................................      31,651       30,584
  Note payable to affiliate............................................................      70,000       70,000
  Due to affiliates--other.............................................................       6,850        7,513
  Payables and accrued expenses........................................................      21,350       19,129
  Other current liabilities............................................................      17,555       10,527
                                                                                         ----------  ------------
    Total Current Liabilities..........................................................     198,347      208,412

Other noncurrent liabilities...........................................................      31,888       25,337
                                                                                         ----------  ------------
    Total Liabilities..................................................................     230,235      233,749

Shareholders' Equity:
  Preferred stock (no par value, 1,000,000 shares authorized)..........................          --           --
  Common stock (no par value, no stated value, 50,000,000 shares authorized, 16,845,067 and 16,812,081 issued and outstanding at June 30, 1999 and December 31, 1998,
    respectively)......................................................................      13,660       13,378
  Retained earnings....................................................................      44,775       50,088
  Unrealized gains (losses) on investments, net of taxes...............................        (764)         993
                                                                                         ----------  ------------
    Total Shareholders' Equity.........................................................      57,671       64,459
                                                                                         ----------  ------------

Total Liabilities and Shareholders' Equity.............................................  $  287,906   $  298,208
                                                                                         ----------  ------------
                                                                                         ----------  ------------

            See Notes to Interim Consolidated Financial Statements.

                        UNITED WISCONSIN SERVICES, INC.
                       CONSOLIDATED STATEMENTS OF INCOME
                                  (UNAUDITED)

                                                                     THREE MONTHS ENDED       SIX MONTHS ENDED
                                                                          JUNE 30,                JUNE 30,
                                                                   ----------------------  ----------------------
                                                                      1999        1998        1999        1998
                                                                   ----------  ----------  ----------  ----------
                                                                         (IN THOUSANDS, EXCEPT SHARE DATA)
Revenues:
  Health services revenue:
  Premium revenue................................................  $  160,879  $  150,526  $  321,200  $  298,602
  Other revenue..................................................      10,940       7,257      20,265      14,378
  Investment results.............................................       3,124       5,999       6,487       9,960
                                                                   ----------  ----------  ----------  ----------
    Total Revenues...............................................     174,943     163,782     347,952     322,940

Expenses:
  Medical and other benefits.....................................     153,050     127,641     291,986     253,708
  Selling, general and administrative expenses...................      34,088      26,282      62,784      50,674
  Profit (loss) sharing on provider arrangements.................        (150)        289        (280)      1,413
  Interest expense...............................................       1,241          --       2,425          --
  Amortization of goodwill and other intangibles.................         195          99         360         215
                                                                   ----------  ----------  ----------  ----------
    Total Expenses...............................................     188,424     154,311     357,275     306,010
                                                                   ----------  ----------  ----------  ----------
Income (Loss) before Income Taxes................................     (13,481)      9,471      (9,323)     16,930
Income Tax Expense (Benefit).....................................      (5,496)      3,772      (4,010)      6,515
                                                                   ----------  ----------  ----------  ----------
Net Income (Loss)................................................  $   (7,985) $    5,699  $   (5,313) $   10,415
                                                                   ----------  ----------  ----------  ----------
                                                                   ----------  ----------  ----------  ----------
Basic and Diluted Earnings (Loss) Per Common Share (1998 pro
  forma).........................................................  $    (0.47) $     0.30  $    (0.32) $     0.53
                                                                   ----------  ----------  ----------  ----------
                                                                   ----------  ----------  ----------  ----------

            See Notes to Interim Consolidated Financial Statements.

                        UNITED WISCONSIN SERVICES, INC.
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                  (UNAUDITED)

                                                                                              SIX MONTHS ENDED
                                                                                                  JUNE 30,
                                                                                           -----------------------
                                                                                              1999        1998
                                                                                           ----------  -----------
                                                                                               (IN THOUSANDS)
Operating Activities:
  Net Income (Loss)......................................................................  $   (5,313) $    10,415
  Adjustments to reconcile net income (loss) to net cash
    provided by (used in) operating activities:
    Depreciation and amortization........................................................       1,764        1,278
    Realized investment gains............................................................      (1,789)      (5,023)
    Deferred income tax expense (benefit)................................................        (596)         116
    Changes in operating accounts:
      Other receivables..................................................................        (505)       1,375
      Medical and other benefits payable.................................................     (18,145)      (6,006)
      Advance premiums...................................................................       1,067        5,705
      Due to/from affiliates.............................................................        (679)         717
      Other, net.........................................................................      (7,220)      (4,492)
                                                                                           ----------  -----------
        Net Cash Provided by (Used in) Operating Activities..............................     (31,416)       4,085

Investing Activities:
  Acquisition of subsidiaries (net of cash and cash equivalents
    acquired of $253,000)................................................................      (3,168)          --
  Purchases of available for sale investments............................................     (80,890)    (102,367)
  Proceeds from sale of available for sale investments...................................      80,496       98,291
  Proceeds from maturity of available for sale investments...............................       8,650        5,575
  Purchases of held to maturity investments..............................................        (459)        (313)
  Proceeds from maturity of held to maturity investments.................................          --          265
  Additions to property and equipment....................................................      (1,104)      (1,946)
                                                                                           ----------  -----------
        Net Cash Provided by (Used in) Investing Activities..............................       3,525         (495)

Financing Activities:
  Issuances of common stock..............................................................           2           --
  Proceeds from line of credit...........................................................       6,715           --
  Repayment of debt......................................................................        (525)          --
  Decrease in investments by and advances from AMSG......................................          --       (5,873)
                                                                                           ----------  -----------
    Net Cash Provided by (Used in) Financing Activities..................................       6,192       (5,873)

Cash and Cash Equivalents:
  Decrease during period.................................................................     (21,699)      (2,283)
  Balance at beginning of year...........................................................      26,385       17,033
                                                                                           ----------  -----------
        Balance at End of Period.........................................................  $    4,686  $    14,750
                                                                                           ----------  -----------
                                                                                           ----------  -----------

            See Notes to Interim Consolidated Financial Statements.

                        UNITED WISCONSIN SERVICES, INC.

               NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS

                                 JUNE 30, 1999

                                  (UNAUDITED)

NOTE A. BASIS OF PRESENTATION

    The accompanying unaudited interim consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Form 10-Q and Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of only normal recurring adjustments) considered necessary for a fair presentation have been included. Operating results for the three-month and six-month periods ended June 30, 1999 and 1998 are not necessarily indicative of the results that may be expected for the years ending December 31, 1999 and 1998. These interim consolidated financial statements should be read in conjunction with the audited consolidated financial statements for the year ended December 31, 1998 and footnotes thereto included in United Wisconsin Services, Inc. (the "Company") Form 10-K, as filed with the Securities and Exchange Commission.

    The accompanying unaudited interim consolidated financial statements present the consolidated financial position, consolidated results of operations and cash flows as if the Company had been an independent, publicly owned company for all periods presented prior to the spin off ("Spin off" or "Distribution") from American Medical Security Group, Inc. ("AMSG", formerly United Wisconsin Services, Inc.) on September 25, 1998 ("Spin off date"). Certain estimates, assumptions and allocations were made to facilitate the preparation of the unaudited interim consolidated financial statements.

NOTE B. NET INCOME (LOSS) PER SHARE

    Basic earnings per common share are computed by dividing net income (loss) by the weighted average number of common shares outstanding. Diluted earnings per common share are computed by dividing net income by the weighted average number of common shares outstanding, adjusted for the effect of dilutive securities for employee and board of director stock options. When the Company reports a net loss, potentially dilutive securities are not included in the calculation of Earnings Per Share ("EPS") because their inclusion would have an antidilutive effect.

    The weighted average number of common shares outstanding used in the calculation of both basic and diluted EPS are 16,845,043 and 16,834,275 for the three months and six months ended June 30, 1999, respectively.

    Options to purchase 2,349,235 and 2,549,331 common shares during the three months and six months ended June 30, 1999, respectively, were not included in the computation of diluted earnings per common share since the options' exercise prices were greater than the average market price of the outstanding common shares. In addition, 400,900 and 432,267 potentially dilutive common shares for the three months and six months ended June 30, 1999, respectively, were not included because the Company had a net loss in the periods presented for 1999 and their inclusion would have been antidilutive.

NOTE C. PRO FORMA FINANCIAL INFORMATION

    In conjunction with the distribution of assets pursuant to the Spin off, the Company assumed a $70 million note obligation to Blue Cross & Blue Shield United of Wisconsin ("BCBSUW"). The assumption of debt was effective September 11, 1998. The unaudited pro forma results presented on the interim consolidated statement of income and below, have been prepared for informational purposes only.

                        UNITED WISCONSIN SERVICES, INC.

                                 JUNE 30, 1999

                                  (UNAUDITED)

NOTE C. PRO FORMA FINANCIAL INFORMATION (CONTINUED)
These results include the adjustment to historical results, based on additional interest expense for the three month and six month periods ended June 30, 1998, net of related income tax. Pro forma calculations for dilutive securities for the second quarter and year-to-date of 1998, assume that the price of the common shares and the strike price of the options is the same during the periods.

    The following unaudited pro forma information presents a summary of the effect on net income as if the Spin off had occurred at the beginning of the period:

                                                       THREE MONTHS ENDED   SIX MONTHS ENDED
                                                          JUNE 30, 1998      JUNE 30, 1998
                                                       -------------------  ----------------
                                                         (IN THOUSANDS, EXCEPT SHARE DATA)
Net income as reported...............................    $         5,699     $       10,415
Pro forma adjustment--interest expense, net of
  taxes..............................................                789              1,581
                                                       -------------------  ----------------
Pro forma net income.................................    $         4,910     $        8,834
                                                       -------------------  ----------------
                                                       -------------------  ----------------
Pro forma basic and diluted weighted average common
  shares.............................................         16,546,176         16,531,108
Pro forma basic and diluted earnings per common
  share..............................................    $          0.30     $         0.53
                                                       -------------------  ----------------
                                                       -------------------  ----------------

    The unaudited pro forma financial information presented on the consolidated statement of income and above, do not purport to be indicative of the results of operations which actually would have resulted had the transactions occurred at the beginning of the periods presented or of the future results of operations.

NOTE D. RELATED PARTY

    The Company and BCBSUW have discontinued negotiations for a private purchase by BCBSUW of newly issued shares of the Company's common stock. BCBSUW instead, is in the process of purchasing approximately 1.4 million of the Company's shares in the market as a result of the previously disclosed plan for BCBSUW to increase its ownership in the Company. The majority ownership by BCBSUW will allow Compcare Health Services Insurance Corporation, a wholly owned subsidiary of the Company, to use the Blue Cross and Blue Shield brand on its products.

    BCBSUW's Board of Directors announced in June of 1999 its intention to convert BCBSUW from a service insurance corporation to a stockholder-owned corporation. The conversion is authorized under existing state law and would occur following the required approval by Wisconsin regulators, including the Office of the Commissioner of Insurance. In conjunction with the planned change in corporate structure of BCBSUW, the Company plans to pursue opportunities for a possible merger or other business combination with BCBSUW. Any merger or other business combination is not expected to occur before October of 2000.

                        UNITED WISCONSIN SERVICES, INC.

                                 JUNE 30, 1999

                                  (UNAUDITED)

NOTE E. COMPREHENSIVE INCOME

    A reconciliation from net income (loss) reported in the Consolidated Statements of Income to comprehensive income (loss) is stated below:

                                                                        THREE MONTHS ENDED      SIX MONTHS ENDED
                                                                             JUNE 30,               JUNE 30,
                                                                      ----------------------  --------------------
                                                                         1999        1998       1999       1998
                                                                      ----------  ----------  ---------  ---------
                                                                                     (IN THOUSANDS)
Net income (loss) per Consolidated Statements of Income.............  $   (7,985) $    5,699  $  (5,313) $  10,415
Unrealized gains (losses) on investments, net of taxes..............        (523)     (2,891)    (1,757)    (1,964)
                                                                      ----------  ----------  ---------  ---------
Comprehensive income (loss).........................................  $   (8,508) $    2,808  $  (7,070) $   8,451
                                                                      ----------  ----------  ---------  ---------
                                                                      ----------  ----------  ---------  ---------

    Comprehensive income (loss) is defined as all changes in equity during the period except those resulting from shareholder equity contributions and distributions. The accumulated effect of comprehensive income (loss) was a reduction of $0.8 million and an increase of $1.0 million as of June 30, 1999 and December 31, 1998, respectively.

NOTE F. SEGMENT REPORTING

    The Company has two reportable business segments: Health Maintenance Organization ("HMO") products sold primarily in Wisconsin, and specialty managed care products and services, including dental, life, disability and workers' compensation products, managed care consulting, electronic claim submission, pharmaceutical management, managed behavioral health services, case management and receivables management sold throughout the United States.

    "Other Operations" includes operations not directly related to the business segments, unallocated corporate items (i.e. interest expense on corporate debt, amortization of goodwill and intangibles, unallocated overhead expenses and one-time transaction and reorganization costs) and intercompany eliminations. The Company evaluates segment performance based on profit or loss from operations before income taxes. The accounting policies of the reportable segments are the same as those described in the December 31, 1998 audited financial statements in the summary of significant accounting policies.

    Financial data by segment is as follows:

                                                                     THREE MONTHS ENDED       SIX MONTHS ENDED
                                                                          JUNE 30,                JUNE 30,
                                                                   ----------------------  ----------------------
                                                                      1999        1998        1999        1998
                                                                   ----------  ----------  ----------  ----------
                                                                                   (IN THOUSANDS)
Health services revenue:
  HMO products...................................................  $  138,017  $  128,066  $  274,915  $  254,702
  Specialty managed care products and services...................      37,931      33,723      74,640      66,191
  Other operations...............................................      (4,129)     (4,006)     (8,090)     (7,913)
                                                                   ----------  ----------  ----------  ----------
    Total consolidated...........................................  $  171,819  $  157,783  $  341,465  $  312,980
                                                                   ----------  ----------  ----------  ----------
                                                                   ----------  ----------  ----------  ----------

                        UNITED WISCONSIN SERVICES, INC.

                                 JUNE 30, 1999

                                  (UNAUDITED)

NOTE F. SEGMENT REPORTING (CONTINUED)

                                                                          THREE MONTHS ENDED      SIX MONTHS ENDED
                                                                               JUNE 30,               JUNE 30,
                                                                         ---------------------  --------------------
                                                                            1999       1998       1999       1998
                                                                         ----------  ---------  ---------  ---------
                                                                                        (IN THOUSANDS)
Investment results:
  HMO products.........................................................  $    1,478  $   2,445  $   3,460  $   4,038
  Specialty managed care products and services.........................       1,623      3,470      2,986      5,702
  Other operations.....................................................          23         84         41        220
                                                                         ----------  ---------  ---------  ---------
    Total consolidated.................................................  $    3,124  $   5,999  $   6,487  $   9,960
                                                                         ----------  ---------  ---------  ---------
                                                                         ----------  ---------  ---------  ---------
Income (loss) before income tax expense:
  HMO products.........................................................  $  (11,222) $   4,621  $  (8,719) $   8,396
  Specialty managed care products and services.........................       1,998      5,229      5,187      9,235
  Other operations.....................................................      (4,257)      (379)    (5,791)      (701)
                                                                         ----------  ---------  ---------  ---------
    Total consolidated.................................................  $  (13,481) $   9,471  $  (9,323) $  16,930
                                                                         ----------  ---------  ---------  ---------
                                                                         ----------  ---------  ---------  ---------

                                                                                          JUNE 30,   DECEMBER 31,
                                                                                            1999         1998
                                                                                         ----------  ------------
                                                                                              (IN THOUSANDS)
Total assets:
  HMO products.........................................................................  $  115,662   $  138,272
  Specialty managed care products and services.........................................     159,338      151,845
  Other operations.....................................................................      12,906        8,091
                                                                                         ----------  ------------
    Total consolidated.................................................................  $  287,906   $  298,208
                                                                                         ----------  ------------
                                                                                         ----------  ------------

                                                                          THREE MONTHS ENDED      SIX MONTHS ENDED
                                                                               JUNE 30,               JUNE 30,
                                                                        ----------------------  --------------------
                                                                           1999        1998       1999       1998
                                                                        ----------  ----------  ---------  ---------
                                                                                       (IN THOUSANDS)
Health services revenue from transactions with other operating segments:
  HMO products........................................................       $ 528       $ 485  $     988  $     966
  Specialty managed care products and services........................       3,035       3,184      6,704      6,950

NOTE G. RECLASSIFICATIONS

    Certain reclassifications have been made to the consolidated financial statements for 1998 to conform with the 1999 presentation.

                               TABLE OF CONTENTS

General...............................................................................           2
Forwarding Looking Statements.........................................................           2
Risk Factors..........................................................................           2
The Plan..............................................................................           7
Use of Proceeds.......................................................................          17
Selected Consolidated Financial Data..................................................          18
Management's Discussion and Analysis of Financial Condition and Results of
 Operations...........................................................................          20
Quantitative and Qualitative Disclosures About Market Risk............................          30
Business..............................................................................          32
Properties............................................................................          47
Legal Proceedings.....................................................................          47
Price Range of Common Stock and Dividends.............................................          48
Directors and Executive Officers......................................................          49
Executive Compensation................................................................          53
Certain Relationships and Related Transactions........................................          57
Security Ownership of Certain Beneficial Owners and Management........................          59
Description of Capital Stock..........................................................          60
Liability and Indemnification of Directors and Officers of the Company................          64
Interests of Named Experts and Counsel................................................          65

                                                                 August 31, 1999

    This Prospectus does not constitute an offer or solicitation by anyone in any jurisdiction in which said offer or solicitation is not qualified or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make such offer or solicitation.